Exhibit V

 European Investment Bank Group  Risk Management Disclosure  Report 2021

 European Investment Bank Group  Risk Management Disclosure  Report 2021

 European Investment Bank Group Risk Management Disclosure Report 2021  © European Investment Bank, 2022. All rights reserved.  All questions on rights and licensing should be addressed to publications@eib.org  For further information on the EIB’s activities, please consult our website, www.eib.org. You can also contact our info Desk, info@eib.org.  For further information on the EIF’s activities, please consult our website, www.eif.org, where you can also contact our Info Desk.  Published by the European Investment Bank. European Investment Bank  98 -100, boulevard Konrad Adenauer L-2950 Luxembourg  +352 4379-1  info@eib.org www.eib.org twitter.com/eib  facebook.com/europeaninvestmentbank youtube.com/eibtheeubank  Disclaimer  The information presented in this report has not been subject to external audit.  Printed on FSC® Paper.

 1  Table of Contents  1. Executive summary ............................................................................................................................. 3  1.1. Key risk metrics ............................................................................................................................ 9  2. Basis of preparation .......................................................................................................................... 12  2.1. Scope of consolidation ............................................................................................................... 12  2.2. Reconciliation with financial statements ................................................................................... 12  2.3. Disclosure criteria....................................................................................................................... 13  2.4. Frequency, extent and means of disclosures ............................................................................. 16  2.5. EIB Group Risk Management Disclosure Policy.......................................................................... 16  2.6. Approval process ........................................................................................................................ 16  3. Risk governance................................................................................................................................. 17  3.1. Risk management structure and organisation ........................................................................... 17  3.2. Risk management framework .................................................................................................... 20  3.3. Corporate and risk governance .................................................................................................. 24  4. Capital adequacy and risk-weighted exposure amounts .................................................................. 28 4.1. Capital requirements.................................................................................................................. 28  4.2. Own funds .................................................................................................................................. 33  5. Credit risk .......................................................................................................................................... 42  5.1. Introduction................................................................................................................................ 42  5.2. Credit risk quality ....................................................................................................................... 48  5.3. Credit risk mitigation .................................................................................................................. 57  5.4. Use of the standardised approach ............................................................................................. 58  5.5. Use of the Internal Rating Based Approach ............................................................................... 61  5.6. Equity risk ................................................................................................................................... 78  6. Counterparty credit risk .................................................................................................................... 82  7. Securitisation..................................................................................................................................... 88  8. Leverage ratio.................................................................................................................................... 97  9. Liquidity risk .................................................................................................................................... 101  9.1. Internal framework for liquidity risk management.................................................................. 101  9.2. Internal Liquidity Adequacy Assessment Process (ILAAP)........................................................ 103 9.3. Liquidity coverage ratio (LCR)................................................................................................... 103  9.4. Net stable funding ratio (NSFR)................................................................................................ 106

 2  Risk Management Disclosure Report 2021  9.5. Asset encumbrance .................................................................................................................. 108  10. Market risk .................................................................................................................................... 110  11. Interest rate risk in the banking book ........................................................................................... 112  12. Operational risk ............................................................................................................................. 114  13. Other material risks ....................................................................................................................... 124  13.1. Pension and health insurance risks ........................................................................................ 124  13.2. Reputational risk .................................................................................................................... 125  13.3. Climate change and environmental risks ............................................................................... 125  14. Remuneration................................................................................................................................ 129  14.1. Introduction............................................................................................................................ 129  14.2. EIB Group annual self-assessment ......................................................................................... 129  14.3. 2021 EIB Group remuneration data ....................................................................................... 133  15. Appendix........................................................................................................................................ 137  15.1. Appendix I - Overview of EIB Group ....................................................................................... 137  15.2. Appendix II - Abbreviations .................................................................................................... 140

 Executive summary  3  1. Executive summary  The EIB Group does not fall within the scope of application of the European Union’s (EU) legislation on credit institutions, in particular the Capital Requirements Directives and Regulations (Directive 2013/36/EU or ‘CRD IV’, Directive (EU) 2019/878 or ‘CRD V’, amending ‘CRD IV’, Regulation 575/2013 or ‘CRR’ and CRR Regulation 2019/876 or “CRR II”, amending the CRR, commonly referred to as ‘CRD/CRR package’), being the EU legal framework binding on institutions, financial holding companies and mixed financial holding companies, and is therefore not legally obliged to meet the requirements of the Directives and Regulations. However, reflecting its statutory duty to conform with best banking practice (BBP), the EIB Group aims to comply with relevant EU banking legislative acts and guidelines, to the extent determined by the competent governing bodies and in line with the BBP Guiding Principles approved, as further described in Section 2.3 below.  Following on from the above, the EIB’s Group Risk Management Disclosure Report (‘GRMDR’) has been prepared in line with the new prudential disclosure requirements as set out in Articles 431 to 455 of Part Eight of CRR II1, which became applicable in June 2021, and the related implementing technical standards, guidelines and opinions of the European Banking Authority (‘EBA’), as applicable to the EIB Group and which are relevant and compatible with the EIB's statutory framework and business model.  These new disclosure requirements and the corresponding European Commission Implementing Regulation2 constitute a fundamental review of regulators’ strategy on banks’ Pillar III disclosures3.  Adherence to the new disclosure framework resulted in changes to the quantitative disclosure formats and contents compared to the EIB’s previous GRMDRs. This aspect may limit the comparability with previous editions.  The implementation of the full extent of disclosures will be done gradually over the coming periods, reflecting the non applicability or availability of certain templates, as described in Section 2.3 below. Accordingly, the EIB’s disclosures are not comparable with those published mandatorily by institutions, financial holding companies and mixed financial holding companies, owing to the EIB’s status as an EU body pursuant to the Treaty on the Functioning of the EU.  1 Part Eight (Articles 431 to 455) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June 2013 (CRR), as amended by Regulation (EU) 2019/8762 of the European Parliament and of the Council, of 20 May 2019 (CRR II).  2 Commission Implementing Regulation 2021/637 of 15 March 2021 laying down implementing technical standards with regard to public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013 of the European Parliament and of the Council and repealing Commission  Implementing Regulation (EU) No 1423/2013, Commission Delegated Regulation (EU) 2015/1555, Commission Implementing Regulation (EU) 2016/200 and Commission Delegated Regulation (EU) 2017/2295. The  Commission Implementing Regulation is based on the EBA’s final draft Implementing Technical Standards (ITS) on public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013 EBA/ITS/2020/04.  3 The disclosure report in the context of the Basel framework is also referred to as “Pillar III”, representing the third Basel pillar for market disclosures.

 4  Risk Management Disclosure Report 2021  The EIB Group (also ‘the Group’) consists of the European Investment Bank (‘EIB’ or ‘the Bank’) and the European Investment Fund (‘EIF’ or ‘the Fund’). For a more detailed overview of the Group entities please refer to Appendix 15.1.  The information provided in this report is unaudited. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.  For the purpose of the certification foreseen in Articles 435(1)(d) and 431(3) of CRR, applicable to the EIB on an individual and consolidated basis as best banking practice, the EIB President confirms that EIB risk management systems are adequate with regard to the institution's profile and strategy and that disclosures in this report have been prepared in accordance with the EIB’s policies, internal processes, systems and controls.  Business strategy and overall risk profile  In pursuit of its business strategy, the Group accepts to take financial and non-financial risk up to the level where it remains aligned with its risk appetite and public mission. In particular, the EIB’s financial strength, reflected by its high credit rating assessments, is key to the Bank’s business model as it enables favourable access to capital markets and low funding costs. Solid key risk measures are essential to sustain the financial strength of the Bank.  In performing its activities, the EIB Group follows a conservative risk management framework. The Group adapts regularly its risk management policies and practices to market conditions and best industry practice.  The approach to determining annual operational targets and orientations takes into account the Group’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Group has defined a set of indicators (e.g. comprehensive risk appetite metrics) to monitor the credit, liquidity, market and operational risks inherent in its activities including, among others, minimum capital requirements, credit quality distribution of the Group’s loan portfolio, risk concentration measures and liquidity measures.  The EIB Group remains watchful that activity levels are financially sustainable in the uncertain operating environment and are aligned with its overall business model, relying on its high credit standing, including the EIB’s AAA/Aaa ratings and its status as prime issuer on the capital markets. The evolution of short and longer-term capital needs of the Group is being closely monitored.  For a full overview of the key business developments in the Bank’s and the Fund’s activities over the last financial year please refer to respectively, the Overview of the EIB Financial Report and the EIF’s Annual Report.  Impact of the implementation of CRR II  During 2021, the Group finalised the developments necessary to incorporate the new regulatory changes and capital requirements following the entry into force of CRR II.  The implementation of CRR II globally led to an overall negative impact of -3.0% on the Group’s Common Equity Tier 1 (‘CET1’) capital ratio, which is further explained in Section 1.1 below.

 Executive summary  5  Operations outside the European Union  By financing investments outside the EU, the EIB has actively contributed to the EU’s external policy objectives for nearly 60 years. The EIB is the largest multilateral lender in the EU Neighbourhood, the regions with the greatest strategic importance to the EU, including the Eastern Neighbours, the Western Balkans, the Middle East and Northern Africa. The Bank runs its operations outside the EU through a network of nearly 30 external offices located in Africa, Latin America and Asia.  The majority of non-EU activities, mainly focused in Africa and in the Eastern Neighbours, are covered by guarantees from the EU or the EIB’s Member States, in the form of either a comprehensive guarantee or a political risk guarantee.  The EIB contributes to implementing the political and economic goals of the EU and supports the EU's external action priorities in all regions around the world, including in politically and economically sensitive countries outside the European Union.  A summary of the EIB’s exposure within the countries of Russia, Ukraine, Belarus, Turkey, Lebanon and Tunisia is provided in the Overview of the EIB Financial Report.  Military aggression against Ukraine  The Bank has stopped its lending activities in the Russian Federation since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions. The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities that, even indirectly, relate to the Russian Federation, have complied with all applicable sanctions, and will ensure compliance with any new ones, including sectoral sanctions affecting the Russian Federation.  While the ultimate impact is difficult to predict at this stage, the evolution of the current escalation from the military invasion of Ukraine by the Russian Federation is being closely monitored for potential impacts on the EIB’s portfolio, including the effect of possible further sanctions.  The EIB’s disbursed exposure in Ukraine is predominantly covered by the EU External Lending Mandate guarantee and there is no disbursed exposure at the EIB’s own risk to borrowers in the Russian Federation. The quality of the EIB’s loan portfolio remains adequate.  In the general context of uncertainty in the global financial markets due to the military aggression against Ukraine, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources, as a result of its prudent approach to liquidity management.  COVID-19 impact  Despite the general context of uncertainty, the credit quality of the EIB’s loan portfolio has not been materially impacted as a result of the COVID-19 pandemic outbreak. As a result of monitoring activities on EIB counterparties’ vulnerability to the COVID-19 pandemic, the additional provisions introduced in 2020 in the form of collective provisions were released during the second quarter of 2021.

 6  Risk Management Disclosure Report 2021  Asset quality  The majority of the Bank’s loan portfolio benefits from credit enhancements or recourse to EU or EU Member State guarantees. Credit enhancements are largely in the form of portfolio guarantees from EU sovereigns, the EU budget, as well as investment grade banks and corporates and high quality financial collateral and assignments of rights or pledges at transaction level.  The asset quality of the EIB’s risk portfolio is exceptionally high. The share of best of borrower or guarantor internal ratings at investment grade level4 stood at 83.5% of the Bank’s risk portfolio of the as at end-2021 (end-2020: 83.2%).  IBOR reform  Interest rate benchmarks, such as the London Interbank Offered Rate (LIBOR) were widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks.  The global transition to alternative interest rate benchmark rates is one of the most challenging reforms undertaken in the financial markets. Similarly to other banks, the EIB Group (mostly at the EIB) has significant exposure to IBORs on its financial instruments that are in the scope of the reform as part of these market-wide initiatives.  The main risks in the context of the IBOR reform are operational and financial. They are related to  e.g. updating of IT systems including booking, settlement/payment, valuation and risk systems; revision of operational controls related to the reform; operational challenges associated with the amendment of contracts (including bilateral negotiations for loan contracts) and introduction of fallback provisions. Financial risk is predominantly limited to interest rate risk and more specifically to basis risk. This financial risk is mitigated with the introduction of robust and, to the extent possible, consistent fallbacks across financial products.  EIB's sustainability agenda  The EIB is the EU climate bank and plays a key role in the fight against the global emergencies of climate change, environmental degradation and biodiversity loss. In 2021 alone, the EIB invested about EUR  27.6 billion (in 2020 estimated green finance was EUR 26.0 billion) in climate action and environmental sustainability, representing 51% of overall EIB lending during the year and confirming the EIB as one  of the largest multilateral financers of climate action and environmental sustainability. In its Task Force on Climate-related Financial Disclosures (‘TCFD’) report, published for the first time in July 2021, the  EIB provides an overview of its achievements to date and outlines further actions to integrate climate-  related risks and opportunities into its core business.  From a strategy point of view, the EIB Group Climate Bank Roadmap (‘CBR’) 2021-2025, approved in November 2020, set out in detail how the Group will achieve its climate targets by increasing its support for green projects. The roadmap builds on the Bank’s revised Climate Strategy, and introduces a set of criteria to ensure that all projects, for which appraisal has started from 1 January 2021 onwards, would be aligned with the goals of the Paris Agreement. During 2021, the EIB defined and  4 Above Baa3 rating.

 Executive summary  7  adopted the CBR Implementation Plan, consisting of ten action plans supporting delivery of the CBR’s four workstreams, i.e. accelerating the transition through green finance, ensuring a just transition for all, supporting Paris-aligned operations and building strategic coherence and accountability.  As a result of the approval of the CBR and in particular, the EIB’s Paris Alignment for Counterparties Framework (‘PATH’), the EIB addresses the wider corporate activities of clients beyond the investment projects it finances. The EIB aims to support clients in decarbonising and managing physical and transition-related climate change risks. From 1 January 2022, the PATH framework will be applied to EIB Group counterparties in all new operations being considered for appraisal. The EIB Group PATH Framework is available on the Bank’s website.  Based on the above and as the de facto EU climate bank, the EIB has committed to climate action targets in order to promote the transition to a low-carbon and environmentally sustainable economy, and to build resilience to the physical effects from climate change that are already materialising. Nevertheless, climate change is also recognised by a growing number of regulators and central banks as a threat to the financial sector, which could cause a long-term deterioration of profitability or even trigger systemic crises. To address this risk, financial institutions are being encouraged to incorporate climate change into their risk frameworks. The EIB Group needs to understand and mitigate its exposure to climate-related risks, and at the same time prepare itself for future regulatory and disclosure requirements.  In terms of risk management, the Bank has put in place appropriate screening tools to integrate climate considerations into its processes and global risk management approach. The EIB has developed a climate risk screening tool at counterparty level to assess the exposure of clients to both physical and transition risk in a consistent manner. To complement the tool, the Bank has developed two additional models to assess climate risk at country and industry level.  In addition, in 2021 the EIB introduced a new internal reporting framework to track climate risk exposure, further enhancing its risk management approach.  Group Operational Plan and higher-risk/mandate activities  The 2022-2024 Group Operational Plan (‘OP’) was approved by the EIB’s Board of Directors in December 2021 and is available on the Bank’s website.  The OP anticipates that the Group’s business delivery will continue to be adapted to changing market needs. Since the introduction of the concept of Special Activities5 in the EIB Statute in 2009, which allows the EIB to accept a higher risk profile than generally accepted by the Bank, the EIB has substantially increased its support through higher-risk products under a multitude of mandates, in particular the European Fund for Strategic Investments (‘EFSI’). Mandates coming from the EU budget  5 The concept of “Special Activities” was formally introduced under Article 16.3 of the Bank’s revised Statute in December 2009. The term relates to financing operations presenting a risk profile that is higher than that generally accepted by the Bank, including both Own Risk Special Activities and Mandate Activities. Special Activities does not reflect a specific product or business line. Today, Special Activities may no longer be what market participants and EIB stakeholders deem to be “exceptional” and the definition no longer accounts for the vast experience the Bank has accumulated over the last decade, in terms of the development of both new financial products and sophisticated monitoring tools. The Operational Plan therefore no longer refers to Special Activities but distinguishes between higher-risk activities at own risk and activities under mandates.

 8  Risk Management Disclosure Report 2021  have allowed the EIB Group to become more experienced in developing and managing the higher-risk products and higher-risk activities that have accounted for around 30% of the EIB’s business volumes in recent years. Higher-risk products are unique instruments that enable the Bank to target specific market needs and generate high impact and additionality. The Operational Plan allows for a further gradual increase of higher risk-taking at the EIB’s own risk to compensate for smaller mandates. This will help to ensure the EIB Group keeps doing its work across Europe and increases its presence beyond the EU, in line with expectations.  Higher-risk activities strengthen the EIB’s product offer and generate higher additionality, which is central to the Bank’s mandate. They enable the Bank to reach out to new clients and sectors, develop innovative financing structures and products that respond to evolving market needs (such as asset- backed securities, mid-cap lending and quasi-equity/venture debt) and support shifting policy priorities. Higher-risk activities account for the majority of complex products and tend to be much smaller in size, with a larger share of new clients.  EIB’s credit ratings  The Bank’s high credit rating is the basis of its business model that relies on the confidence of investors worldwide. The EIB retains a AAA rating with stable outlook from the three major credit rating agencies (Fitch, Moody’s, S&P), which recognise the resilience of the Bank's asset quality and risk profile to the consequences of the COVID-19 pandemic and expectations that the crisis will have only a limited impact on key credit metrics over the medium term. The three credit rating agencies affirmed the EIB’s AAA/Aaa rating with a stable outlook during 2021: S&P in February, Moody’s in June and Fitch in September. The resilient credit quality of the loan portfolio and a deleveraging trend, as well as the access to the ECB’s refinancing facilities and the very high quality of risk management are some of the positive factors which support the ratings.  Rating agencies have started incorporating the impact of ESG (environmental, social, governance) credit factors into their analysis. S&P defines the EIB as an “environmental standard-setter,” referring to the EIB’s climate ambitions and, for instance, its energy policy (approved in late 2019). The agency also acknowledges the Bank’s risk mitigation techniques in higher-risk operations. Moody’s takes a positive view on the EIB’s strategy towards becoming the EU climate bank and its position as the largest supranational issuer of sustainability bonds. The agency assesses the EIB’s risk management practices as robust and conservative.  All three major rating agencies (Fitch, Moody’s, S&P), affirmed the EIF’s ‘AAA/Stable’ rating too. Fitch and Moody’s have already published their reports. The rating agencies recognised the exceptional capitalisation, very strong shareholder support and liquidity, and the EIF portfolio’s resilience to the consequences of the pandemic shock. Following the capital increase, the agencies assessed liquidity and the EIF’s capital metrics as being stronger than in previous years.

1.1. Key risk metrics

Template EU KM1 - Key metrics template

The template below includes a summary of the main prudential and regulatory information on own funds, liquidity and ratios pursuant to Article 447 of the CRR. It provides key regulatory metrics and ratios as well as related input components as defined by the amended versions of the CRR and the CRD. These comprise own funds, risk-weighted exposure amounts (RWEA), capital ratios, capital buffer requirements, leverage ratio, liquidity coverage ratio and net stable funding ratio, but exclude all the additional disclosure requirements related to the Supervisory Review and Evaluation Process ('SREP') as those are not applicable to the EIB Group. These key metrics form part of the Group's overall risk management across individual risk types, in addition to the Group's specific internal risk metrics, and consequently are integrated across strategic planning, risk appetite framework, stress testing framework and risk reporting processes.

	Amounts are in EUR m unless otherwise indicated	a	e
		31.12.2021	31.12.2020
	Available own funds (amounts)		
1	Common Equity Tier 1 (CET1) capital	73,897	69,744
2	Tier 1 capital	73,897	69,744
3	Total capital	73,897	69,744
	Risk-weighted exposure amounts		
4	Total risk-weighted exposure amount	231,110	213,020
	Capital ratios (as a percentage of risk-weighted exposure amount)		
5	Common Equity Tier 1 ratio (%)	32.0%	32.7%
6	Tier 1 ratio (%)	32.0%	32.7%
7	Total capital ratio (%)	32.0%	32.7%
	Combined buffer requirement (as a percentage of risk-weighted exposure amount)		
8	Capital conservation buffer (%)	2.5%	2.5%
EU 8a	Conservation buffer due to macro-prudential or systemic risk identified at the level of a Member State (%)	0.0%	0.0%
9	Institution specific countercyclical capital buffer (%)	0.2%	0.2%
	Buffer for systemic relevance (self-imposed)[6]	1.0%	1.0%
11	Combined buffer requirement (%)	3.7%	3.7%
EU 11a	Overall capital requirements (%)	11.7%	11.7%
	Leverage ratio		
13	Total exposure measure	692,941	681,717
14	Leverage ratio (%)	10.7%	10.2%
	Leverage ratio buffer and overall leverage ratio requirement (as a percentage of total exposure measure)		
EU 14e	Overall leverage ratio requirement (%)	3.5%	3.5%
	Liquidity Coverage Ratio[7]		

[6] The template was modified to highlight the self-imposed nature of the systemic relevance capital buffer, as described in Section 4.1.

[7] In line with the EBA ITS, the cash out- and inflows are based on a 12 month total weighted average in line with the template LIQ1 while the HQLA, net cash outflows and LCR represent the point-in-time situation at year-end.

Executive summary 9

15	Total high-quality liquid assets (HQLA) (Weighted value -average)	86,432	66,228
EU 16a	Cash outflows - Total weighted value	30,111	34,344
EU 16b	Cash inflows - Total weighted value	17,558	27,244
16	Total net cash outflows (adjusted value)	14,749	17,773
17	Liquidity coverage ratio (%)	586.0%	372.6%
	Net Stable Funding Ratio[8]		
18	Total available stable funding	471,575	456,745
19	Total required stable funding	362,419	373,652
20	NSFR ratio (%)	130.1%	122.2%

Available own funds

- The EIB Group holds CET1 capital of EUR 73.9 billion, net of applicable CRR adjustments.
- The profit in 2021 of EUR 2.6 billion increased substantially compared to the previous financial year, and was the main contributor behind the Group's capital position increase.

Total risk-weighted exposure amounts ('RWEA')

- The Group's total RWEA of EUR 232.4[9] billion comprise credit risk (EUR 172.2 billion), securitisation exposures (EUR 43.2 billion), counterparty credit risk, including credit valuation adjustments (CVA) (EUR 12.1 billion) and operational risk (EUR 4.8 billion).
- The overall increase year on year is mainly driven by the methodology changes due to the implementation of CRR II, with the biggest impact stemming from the increase of the RWEA linked to indirect equity investments as explained in more detail below under the CET1 capital ratio heading.
- The most notable RWEA decrease was registered in the securitisation exposures, where the Group classifies as originator its synthetically securitised loan portfolios, as well as its direct investments in such structures. The decrease is mostly due to the securitisations' RWEAs deducted from own funds in accordance with Chapter 5 of Title II of Part Three of the CRR, following the increased data availability for newly signed securitisations, enabling the SEC-SA treatment.

Below is presented the resulting relative share of the RWEAs by risk category over the last two years:


EIB Group's RWEA by risk category %
100%
95%
90%
85%
80%
75%
70%
65%
5.2%
18.6%
74.1%
4.7%
23.2%
70.1%
2021
2020
Operational
Market
Counterparty credit
Securitisations
Credit

[8] The NSFR only became binding as of June 2021 according to the CRR II.
[9] Before deduction of securitisation exposures in accordance with the CRR II.

10 Risk Management Disclosure Report 2021

 Executive summary 11  CET1 capital ratio  As at 31 December 2021, the Group’s CET1 capital ratio decreased to 32.0%, compared to 32.7% at the end of 2020.  The ratio’s decrease is broken down in the waterfall chart below. The biggest underlying variations are due to: (i) positive effects of the net surplus generated over 2021 and modelling changes. The modelling changes refer mainly to the implementation of the credit conversion factor model for regulatory purposes and (ii) negative impacts from implementation of CRR II and the new signatures vs stock. The CRR II impact includes the implementation of:  Look-through approach (‘LTA’) for equity investments in collective investment undertakings (“CIUs”) based on Article 152 of CRR II. Previously, the Group calculated risk-  weighted exposure amounts for equity investments in CIUs according to the simple risk weight approach as per Article 155 (2) of the CRR.  Standardised approach for counterparty credit risk (‘SA-CCR’) in derivatives. The new  standardised approach to compute the exposure value for derivatives replaced the previous Current Exposure Method (‘CEM’). The resulting slight increase in the exposure value for derivatives also has an indirect impact on the CVA calculation.  Non Performing Exposures (‘NPE’) backstop: the NPE backstop defines the minimum regulatory coverage for non-performing exposures compared to provisions. Any shortfall  of provisions is to be deducted from CET1 capital. This amount is calculated separately for  each non-performing exposure.

2. Basis of preparation

2.1. Scope of consolidation

The institutions included in the EIB Group for prudential consolidation are the European Investment Bank and the European Investment Fund, which is fully consolidated.

Disclosures of the European Investment Fund's risk taking activities and management processes are presented proportionally to the risk materiality of the Fund within the EIB Group or are omitted where the risk is considered not material (on the basis of Article 432 of the CRR). The scope of prudential and accounting consolidation is the same.

Template EU LI3 - Outline of the differences in the scopes of consolidation (entity by entity)

a	b	c	d	e	f	g	h
Name of the entity	Method of accounting consolidation	Method of regulatory consolidation					Description of the entity
		Full consolidation	Proportional consolidation	Equity method	Neither consolidated nor deducted	Deducted	
European Investment Bank	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*
European Investment Fund	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*

2.2. Reconciliation with financial statements

Additional information with relevance for this report may be found in the EIB Financial Report 2021, including among other the EIB statutory financial statements under EU Accounting Directives ('EU AD') and the EIB Group consolidated financial statements under EU AD and International Financial Reporting Standards (IFRS). The Group Risk Management Disclosure Report should be read in conjunction with the EIB Group consolidated financial statements under EU AD, unless specified otherwise.

Moreover, the quantitative information in this report, as well as the underlying data, have been reconciled with the EIB Financial Report 2021 where possible.

Note however that some measures presented in this report differ significantly from the ones in the financial statements in terms of methodology, e.g. exposure at default as opposed to book value of a loan or accounting vs. regulatory treatment of specific provisions. Therefore, comparing the risk measures of this report to accounting measures in the financial statements is not always relevant and meaningful.

The following table presents a high-level reconciliation between the EIB consolidated balance sheet prepared under EU AD and the regulatory exposures subject to credit risk and counterparty credit risk calculation.

12 Risk Management Disclosure Report 2021

Summary reconciliation of accounting assets and regulatory capital exposures

31.12.2021 EUR m	On-balance sheet amounts	Off-balance sheet amounts	Fair value of derivatives	Exposure at default (EAD) modelling	Credit conversion factors	Regulatory EAD[10]
Cash	1,483	-	-	-	-	1,483
Money market deposits and reverse repos	76,224	-	-	6,025	-	82,249
Treasury bills and debt securities (including loan substitutes)	49,132	-	-	-2,528	-	46,604
Loans and advances	415,936	122,977	-	28,810	-37,529	530,194
Specific provisions	-439	-	-	439	-	-
Shares and variable-yield securities	9,569	9,442	-	960	-	19,971
Tangible and intangible assets	301	-	-	-	-	301
Other assets	142	-	-18	-	-	124
Subscribed capital and reserves, called but not paid	1,119	-	-	-1,119	-	-
Prepayments and accrued income	14,566	-	-12,381	-1,358	-	827
Derivatives	-	-	12,823	-1,836	-	10,987
Guarantees issued[11]	-	30,901	-	-25,187	-	5,714
Total	568,033	163,320	424	4,206	-37,529	698,454

The most material intragroup transactions impacting the risk profile of the Group are associated with the EIB's strategic shareholding in the EIF (EIB share as of 31.12.2021 amounting to EUR 1,549 million of paid-in capital and EUR 3,469 million of uncalled capital) as well as the guarantee portfolio of the Group under which the EIB has provided counter guarantees to the EIF (totalling EUR 17,452 million as of 31.12.2021) primarily in relation to the Fund's securitisation activity and under the EIB-EIF Capital Support Mandate.

For amore detailed information on intragroup and related party transactions please refer to Note X "Related party transactions" of the EIB statutory financial statements under EU AD.

2.3. Disclosure criteria

In order to clarify and reinforce the EIB's BBP framework, the Board of Governors of the EIB has approved the EIB's BBP Guiding Principles. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at determining the rules which do not fully or partially apply, or which are adapted because of their incompatibility with the specific features, nature,

[10] Regulatory EAD including the securitisation exposures and before credit risk mitigation (CRM) substitution.
[11] Since this year, regulatory adjustments to the accounting values relating to guarantees issued by the EIB Group have been classified under "Exposure at default modelling" while in previous GRMDRs, these were reported under "Credit conversion factors".

Basis of preparation 13

policy, mission, specific tasks and governance structure of the Bank. The document is regularly reviewed by the EIB's governing bodies and is available on the EIB's official website.

According to the "Disclosure and transparency" principle: "The Bank shall, where appropriate, publish information that is easily accessible and fairly reflects its financial condition, performance, risk exposures, risk management strategies and corporate governance policies and processes."

In applying the BBP Guiding Principles, the Bank shall implement and follow EU Legislative Acts and Guidelines applicable for commercial banks except for those rules, or parts of them, which are adapted or which the Bank does not fully, or partially apply, based on the internal assessment mentioned above. The Bank may also determine the implementation date from which it shall follow such rules. When the Bank follows adapted rules or does not apply certain provisions, where appropriate, mitigating measures in line with the Bank's public policy nature and mission are enacted.

The EIB shall comply with the BBP on an individual basis. In addition, the EIB, as a majority shareholder of the EIF and within the powers provided to the majority shareholder by the EIF statutory framework, shall:

- seek to ensure that certain quantitative prudential requirements are met on a consolidated basis. The EIB's subsidiaries are not required to meet those quantitative prudential requirements on an individual basis;
- seek to ensure that its subsidiaries implement sound internal policies, procedures and practices required for compliance with certain qualitative prudential and non-prudential requirements on a consolidated basis consistently and in an adequately integrated manner with the EIB.

Disclosures with regard to the EIB's fully consolidated subsidiary, the EIF, are subject to the proportionality of the EIF's risk in the context of the Group and may be omitted on the grounds of immateriality, as appropriate.

The EIB Group has not identified information to be omitted for proprietary or confidentiality reasons.

The GRMDR has been prepared in compliance with the new prudential disclosure requirements, as described above in Section 1. The implementation of the full extent of disclosures will be done gradually over the next periods, reflecting the non applicability or availability of certain templates, as follows:

- Non relevance of certain templates due to the Group's business model, activities or the scope criteria of the template itself:

	Template	Justification
Regulatory capital	EU INS1 - Insurance participations	The EIB Group has no participation in insurance companies.
	EU INS2 - Financial conglomerates information on own funds and capital adequacy ratio	The EIB Group is not part of a financial conglomerate.
	EU CCR3 - Standardised approach – CCR exposures by regulatory exposure class and risk weights	The EIB Group currently does not make use of the credit risk standardised approach to compute risk weighted exposure amounts for its CCR exposures

14 Risk Management Disclosure Report 2021

	EU CCR6 – Credit derivatives exposures	The EIB Group does not make use of credit derivatives.
	EU CCR7 – RWEA flow statements of CCR exposures under the IMM	The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge.
	EU-SEC2 - Securitisation exposures in the trading book	The EIB Group does not have a trading book.
	EU MR1 - Market risk under the standardised approach	The EIB Group did not calculate at the end of 2021 any capital charge for market risk as 1) the Group does not have a trading book and 2) its net FX position stood below the regulatory threshold of 2%.
	EU MR2-A - Market risk under the internal Model Approach (IMA)	
	EU MR2-B - RWA flow statements of market risk exposures under the IMA	
	EU MR3 - IMA values for trading portfolios	
	EU MR4 - Comparison of VaR estimates with gains/losses	
Asset quality	EU CR2a: Changes in the stock of non-performing loans and advances and related net accumulated recoveries	This template should only be disclosed by credit institutions whose NPL ratio is above 5%
	EU CQ2: Quality of forbearance	
	EU CQ6: Collateral valuation - loans and advances	
	EU CQ7: Collateral obtained by taking possession and execution processes	The template is not relevant to the Group as there has been no repossession of collateral in the recent past.
	EU CQ8: Collateral obtained by taking possession and execution processes – vintage breakdown	
Remuneration	EU REM2 - Special payments to staff whose professional activities have a material impact on institutions' risk profile (identified staff)	The Group does not provide the type of remuneration covered in these templates
	EU REM3 - Deferred remuneration	
	EU REM4 - Remuneration of 1 million EUR or more per year	The Group does not have any staff identified as a high earner as per the CRR definition (individuals remunerated EUR 1 million or more per financial year)

- Partial non applicability of templates due to the Group's BBP Guiding Principles - certain templates were adapted by omitting/changing certain lines/columns in order to reflect their incompatibility with the EIB's statutory framework and business model[12]. Details on the various adaptations are provided in footnotes below the respective templates.

- Non availability of templates due to ongoing data implementations:

EU LI1 - Differences between accounting and regulatory scopes of consolidation and mapping of financial statement categories with regulatory risk categories
EU LI2 - Main sources of differences between regulatory exposure amounts and carrying values in financial statements
EU LR1 - LRSum: Summary reconciliation of accounting assets and leverage ratio exposures
EU CR3 – CRM techniques overview: Disclosure of the use of credit risk mitigation techniques
EU CR8 – RWEA flow statements of credit risk exposures under the IRB approach
EU CCR5 – Composition of collateral for CCR exposures
EU CCR8 – Exposures to CCPs
EU IRRBB1 – Interest rate risk of non-trading book activities

[12] For instance the data used to populate the disclosure templates are based on the statutory or consolidated accounts which are produced under EU AD accounting standards. Consequently, certain parts of the templates designed to capture IFRS specific accounting elements/concepts are not applicable.

Basis of preparation 15

 16 Risk Management Disclosure Report 2021  Frequency, extent and means of disclosures  The content of the disclosures in this report follows the one specified in CRR II Article 433a. As an adaptation following its BBP Guiding Principles available on the EIB’s official website, the EIB Group will disclose information on a semi-annual basis compared to the quarterly frequency provided for by CRR II, with the first semi-annual disclosure report expected in 2023.  The disclosures are published as soon as practically possible after the publication of the respective consolidated financial statements under EU AD. The current and all previous GRMDRs are available on the EIB’s official website.  EIB Group Risk Management Disclosure Policy  The GRMD Report is prepared in accordance with the EIB Group Risk Management Disclosure Policy (“the Policy”) disciplining the EIB Group’s approach for complying with the risk management best practice public disclosure requirements, as applicable to the EIB Group, the approval process and governance of preparation of disclosure.  Approval process  This report and its external publication have been approved by the EIB Board of Directors (‘BoD’) on the basis of a proposal by the EIB’s Management Committee (‘MC’) and upon recommendation of the EIB Board’s Risk Policy Committee (‘RPC’). In parallel to the EIB Board of Directors, the report is also distributed for information and discussion to the EIB’s Audit Committee (‘AC’). Any AC recommendations thereon are taken into account for the next reporting iteration.  The general approval process of this report entails thorough consultation with the EIF and the participation of its representatives in the main steps of the process, notably in the discussions and approvals at the level of the EIB’s governing bodies.  Furthermore, as part of the general approval process of Group risk documents, this report has been presented for consultation to the Group Risk Steering Panel (‘GRSP’), which supports the Group Chief Risk Officer (‘GCRO’) in overseeing all Group Risks, notably by discussing and providing opinions thereon.

 Risk governance 17  3. Risk governance  This chapter provides an overview of EIB Group’s risk governance structure, outlining the key roles and responsibilities regarding risk taking and oversight in the Group, as well as its key governance arrangements.  3.1. Risk management structure and organisation  Both the EIB and the EIF have established their risk management functions responsible for risk management on an institutional level and in respect of financial and non-financial risks. Each EIB Group entity has defined specific risk management policies, procedures and controls in line with the Group Risk Management Charter (‘GRMC’) and any applicable Group risk management policies, described below.  Group Risk Management Charter and Framework  The Group Risk Management Charter codifies the sound principles-based approach to risk management to ensure that Group Risks are managed in an effective and consistent manner and defines the Group Risk Management Framework (‘GRMF’).  The GRMF, extending across all relevant business lines of the EIB Group, aims to fully recognise the economic substance of all EIB Group risk exposures and to enable the Group to make fully informed decisions on risk-taking.  The GRMC sets out key principles of the GRMF aimed at ensuring that all Group Risks are overseen and managed in an effective and consistent manner.  The GRMC applies on an individual basis and on a consolidated basis, which means the situation as if the EIB formed together with its subsidiaries (entities controlled by the EIB) a single entity (“on a consolidated basis”). The procedural and organisational aspects are implemented by GRMC implementing provisions, approved by the EIB and the EIF.  The following principles, as defined by the GRMC, are the fundamentals of the Group Risk Management Framework:  Risk culture: The Group promotes a sound risk culture in the performance of its activities.  Best banking practice: The Group operates in adherence to best banking practice applicable to it.  Risk appetite framework: Risk awareness and sustainability of the business model of the Group are supported by the application of the Risk Appetite Framework (RAF).  Risk management policies, procedures, risk limits and controls: The EIB as the parent entity sets and oversees risk management policies, procedures, risk limits and controls related to Group Risks and commensurate with entities’ respective statutes and activities, in compliance with the principles of the Charter.  Proactive, adaptive and ongoing risk management: Each institution continuously identifies, assesses, measures, monitors, mitigates and reports risks inherent to its activities.

 18 Risk Management Disclosure Report 2021  Capital and liquidity adequacy: Strategic decision-making shall be supported by a comprehensive and forward-looking view of the Group’s capital and liquidity resources in relation to its risk profile and operating environment.  Information exchange, risk reporting and data aggregation: Appropriate arrangements shall be in place to enable the exchange and aggregation of information and data across the Group for the purposes of sound and effective risk management.  Organisational structure functions  The EIB Group Risk and Compliance Directorate (‘GR&C’), created during 2021 by reorganising the risk and compliance functions, is responsible for both Financial Risks and Non-Financial Risks relating to the EIB Group’s business. Such risks include credit, market, liquidity and funding risks, operational risk as well as climate risk and other material risks. Operational risks include those relating to Information and Communication Technology (‘ICT’), compliance, conduct, data protection and outsourcing and thus related policies on ethics, codes of conduct, whistleblowing, anti-money laundering and combating the financing of terrorism as well as weakly regulated, non-transparent and non- cooperative jurisdictions and tax good governance.  The Directorate independently identifies, assesses, monitors and reports on the risks to which the Group is exposed in its capacity as an independent second line of defence with direct access to the Bank’s governing bodies.  The GR&C is headed by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. The GCRO participates in all MC meetings relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies. In particular, the GCRO has direct access to the Risk Policy Committee (‘RPC’) and can write directly to and communicate with the EIB Board of Directors on any matter of his/her field of attribution. Further, the GCRO is invited to relevant meetings of the EIF Board of Directors and has direct access to the EIF’s Chief Executive and Deputy Chief Executive. The EIF reports on Group Risk matters to the EIB through the GCRO. The GCRO meets regularly with the EIB Audit Committee and is invited to meet with the EIF Audit Board.  The Group Chief Compliance Officer (‘GCCO’) is responsible for independent oversight of compliance risk, ensuring identification, assessment and measurement of compliance risks of the Group and monitoring of these risks under its oversight. Without prejudice to the responsibilities of the GCRO, the EIB Compliance Function, headed by the GCCO, has direct access to the President, Management Committee, Audit Committee, the EIB Board Working Group on Tax and Compliance and the Ethics and Compliance Committee.  The detailed EIB GR&C organisational structure is set out in the figure below down to divisional level.

 Risk governance 19  Figure: Organisational structure of the EIB Group Risk and Compliance Directorate  The EIF ensures appropriate risk identification and management through its Risk Management Department (see figure below for the structure of the EIF’s RM), which is responsible for measuring and managing the main risk types of the Fund and ensuring compliance with best market practices.  Figure: Organisational structure of Risk Management at the EIF

 3.2. Risk management framework  Group Capital Planning  Below are described the main components of the overall Capital Planning cycle integrated into the EIB Group’s Risk Management Framework.  Figure: EIB Group Capital Planning cycle  Group Internal Capital and Liquidity Adequacy Assessment Process  As part of the BBP framework applicable to the EIB, the EIB has established a Group Internal Capital Adequacy Assessment Process (‘ICAAP’) and a Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’).  A regular risk identification and assessment process is in place, aimed at ensuring that the Group identifies all of the risks to which it is exposed in the pursuit of its business. The Group assesses these identified risks in terms of materiality and incorporates these, as opportune, into stress testing, capitalisation and liquidity buffering as needed.  The ICAAP and ILAAP processes include a complementary risk identification process, point-in-time and forward-looking capital and liquidity adequacy analysis and statement, with reference to the Group.  The Management Committee endorses the Group ICAAP/ILAAP documents prepared by GR&C, with input from different services across the EIB and the EIF. Following consultation by the Group Risk Steering Panel and endorsement by the GCRO, the documents are submitted to the Management Committee for approval at least on an annual basis. Upon the recommendation of the RPC, the BoD ultimately approves the ICAAP/ILAAP documents13.  13 EIF inputs for ICAAP and ILAAP are extracted from the respective EIF ICAAP and ILAAPs, subject to revision of the GCRO and subject to a parallel governance process also by the EIF Chief Executive and the EIF BoD.  20 Risk Management Disclosure Report 2021

 The ICAAP/ILAAP documents are also distributed for information and discussion to the EIB’s AC and the ILAAP to the Central Bank of Luxembourg (‘BCL’). Any AC or BCL recommendations thereon are taken into account for the next reporting iteration.  Risk Appetite Framework  The EIB Group’s risk appetite is articulated in the Group Risk Appetite Statement (‘RAS’) document, which communicates to management and oversight bodies of all Group Entities, employees and other key stakeholders the risk profile the EIB Group is willing to assume in the pursuit of its strategy.  The main building blocks through which the Group RAS is derived and embedded are listed below:  Stakeholders’ expectations and public mission;  Strategy and business models of the Group Entities;  Risk Identification process;  Risk Appetite Statement;  The Group risk appetite setting process starts with the identification of its main stakeholders and their respective expectations. Subsequently, the process entails the assessment of the Group Entities long- term policy objectives and business models in conjunction with the identification and assessment of the main risk categories to which the Group is exposed, which subsequently is articulated into the RAS and to the related risk metrics.  The core of the Group’s business model is to provide financing on attractive terms to promote the attainment of the EU’s policy objectives in which the Group Entities play an integral and essential role.  The EIB mainly funds itself through the capital markets on relatively attractive terms and it (partly) passes on its attractive funding cost to clients by offering debt and equity-type financing either directly or via intermediated channels.  The EIF finances its activities out of its capital base and through third-party mandates and cooperation schemes with public and private counterparts, including the EIB and the EU, represented by the European Commission (EC). In addition, the EIF strives at contributing to:  The development and stabilisation of the targeted financial markets; and  The emergence of standards and/or practices which enhance the competitiveness, transparency and credibility of the targeted markets.  The Group originates business either (a) at its own risk; (b) through a risk sharing mechanism by which a third party (e.g. EC, Member States) provides credit enhancement to the Bank and/or to the EIF; or  (c) on behalf of third parties at their own risk. A large part of the Bank’s loan portfolio is secured through credit guarantees and collateral or recourse to EU Member States. Exposures to the latter benefit from the EIB’s preferred creditor status (‘PCS’) based on international law practice and the EIB’s statutory framework14.  14 Except for exposures in the form of debt instruments with collective action clauses.  Risk governance 21

 Furthermore the EIB Group mobilises additional funds from other parties (private investors, EC, Member States) to maximise the financing impact within the scope of the EU policy goals. In this catalysing role, the Group thereby creates a multiplier effect.  In order to provide financing on attractive terms, the Group needs to maintain broad access to attractive funding from the capital markets by preserving the EIB AAA rating15, which is mainly a function of its capital resources16, available liquidity and shareholder’s support. Consequently, for risk appetite purposes, the Group shall operate in such a way as to retain the EIB AAA rating.  The Group RAS integrates all the elements described above by stating the level of appetite for the Group by each risk category and by translating these statements into risk metrics and related limits that constitute the Group RAF.  Risk Appetite Statement  The EIB Group is committed to retaining the EIB’s long-term AAA rating, which is a primary pillar of its business model. To this end, the EIB Group has implemented a strong risk management framework supported by a multitude of statutory, regulatory and internally developed risk appetite metrics.  As a public financial institution, the Group does not focus on making profits from speculative exposures to risks. As a consequence, the Group does not consider its treasury or funding activities as profit- maximising centres and does not engage in speculative operations.  The EIB Group is focused on the stability of earnings and preservation of the economic value of own funds in order to ensure sustainability and self-financing of its growth in the long term. The EIB Group monitors and manages its ability to fulfil this dual objective through related risk appetite metrics.  The EIB Group is committed to doing business in an ethical and fair way with zero tolerance for fraud, money laundering and financing of terrorism and from being used, intentionally or unintentionally, for criminal activities. The EIB Group aligns with best practice anti-money laundering and combating the financing of terrorism standards, promoting high ethical and professional behaviour in the financial sector. For this purpose, the Group promotes a strong compliance and risk culture and manages conduct and compliance risks through an appropriate internal control framework and specific risk appetite metrics.  The EIB Group is committed to maintaining its business model and strategy whilst ensuring a robust operating environment with regard to operational, ICT and security risks through a strong internal control framework supported by risk appetite metrics capturing a broad range of risks.  The EIB Group is committed to preserving the reputation of the Group amongst its stakeholders in line with the highest standards and is monitoring risk appetite metrics related both to external and internal developments such as media coverage and staff engagement and well-being.  The EIB Group is committed to supporting the Paris Agreement in order to limit the impact of climate change and related environmental, economic and social systemic risks. As the climate bank and a  15 To some extent the preservation of the AAA rating is subject to external parties’ (rating agencies’) judgment, hence not entirely under the Group’s control.  16 Commonly measured by rating agencies with respect to the consolidated risk position.  22 Risk Management Disclosure Report 2021

 Risk governance 23  leader in climate-related financing, the EIB Group aims to adapt its processes and risk management framework to address the financial and non-financial risks induced by climate change and incorporate climate and environmental risk related considerations into the ongoing management of operations and business priorities.  Group Stress Testing Framework  As part of the Group Stress Testing Framework, the EIB Group develops a Stress Testing Programme on an annual basis, which identifies the list of stress and sensitivity tests to be performed over a year, and which is approved by the Management Committee and the Chief Executive of the EIF.  Recovery Planning  The Recovery Plan (‘RP’) describes how the Bank would identify and manage actual and potential crises threatening the Bank’s capital adequacy and/or liquidity position. The RP covers the recovery stage for both capital adequacy and liquidity indicators and the contingency stage for capital adequacy indicators. The contingency stage for liquidity indicators remains in the scope of the Group Contingency Funding Plan (‘GCFP’).  The RP complements the Bank’s RAF as it elaborates on a range of contingency and recovery options and actions in response to breaches of risk appetite limits/recovery triggers, in order to prevent exceeding the Bank’s risk capacity.  Group Capital Sustainability Policy  The Group Capital Sustainability Policy (‘GCSP’) aims to ensure that the Group’s business strategy remains sustainable from a capital perspective. Under normal (i.e. non-stress) conditions, capital adequacy is aligned to capital sustainability as defined in the GCSP. Under stressed conditions, however, capital adequacy may still be ensured (i.e. breaching risk appetite, but complying with risk capacity limits) while capital sustainability could be breached. In such case, the EIB Group will take the requisite management actions to bring the Group’s risk profile back within risk appetite and restore sustainability from a GCSP perspective (for example by operationalising the measures provided for in the RP).  Risk reporting  The GCRO is responsible for overseeing internal risk reporting to the MC, the BoD (including the RPC) and the AC.  Different risk reports are in place within the EIB Group to support managerial decisions with a focus on the various risks and limit monitoring, based on the function and purpose providing a different level of detail and frequencies ranging from daily to quarterly reporting depending on the risk nature monitored.  Monthly, a Group risk report provides to senior management a detailed view on credit, asset liability management, liquidity, financial and operational risks, including monitoring of Group and entity level risk appetite framework for financial and non financial risks. This report is provided to the MC and BoD and regularly discussed by the RPC and AC. The EIB Group aims at complying with BCBS 239 principles in its risk reporting activity.

 24 Risk Management Disclosure Report 2021  3.3. Corporate and risk governance  Pursuant to its Statute the EIB has four statutory bodies. Three decision-making bodies – the Board of Governors, the Board of Directors and the Management Committee and one control body – the Audit Committee:  The Board of Governors is made up of ministers designated by the Member States. The Board of Directors is composed of members appointed by the Board of Governors, following nomination by the Member States and the European Commission. The Management Committee is the executive management board of the EIB, whose members are appointed by the Board of Governors based on proposals from the Board of Directors.  While the President of the EIB is also the Chairman of the EIB Board of Directors, the EIB President does not have voting rights at the Board of Directors. The chair of both bodies serves the purpose of guaranteeing continuity in decision-making between the non-resident Board of Directors and the resident Management Committee.  A separation of power exists between the President of the EIB and the Chairman of the Board of Governors, which is the highest governing body of the EIB. The Board of Governors appoints the members of the Board of Directors and of the Management Committee, including the EIB President. The Board of Governors chairperson does not belong to either the Board of Directors or the Management Committee.  Further information on the EIB’s statutory bodies is available in the annual Corporate Governance Report published on the EIB’s official website.

 Risk governance 25  Number of directorships held by members of the management bodies  Individual curriculum vitae and declaration of interest of members of both, the Board of Directors and the Management Committee, are available on the EIB’s official website17.  In accordance with the Code of Conduct for the Members of the Management Committee, members of the Management Committee shall not, in a personal capacity, assume executive or supervisory functions in corporate structures or maintain existing executive or supervisory functions when joining the Bank. This prohibition does not apply when the executive or supervisory function is performed at the request of the Bank and connected to the Bank’s work.  In accordance with their respective Codes of Conduct, both members of the Management Committee and of the Board of Directors shall disclose to the Ethics and Compliance Committee (ECC) any official or professional position they hold at the time of their appointment, as well as any subsequent changes thereto.  Information regarding the recruitment policy for the selection of members of the management bodies and their actual knowledge, skills and expertise  The Appointment Advisory Committee, pursuant to Articles 23.a.2 and 27.8 of the Rules of Procedure of the EIB, shall give an opinion on candidates' suitability to perform the duties of a member of the EIB Management Committee before the Board of Governors makes the statutory appointment.  In the context of the assessment of the collective knowledge and expertise of the Management Committee pursuant to the Operating Rules of the Appointment Advisory Committee, the Committee shall consult the President of the Bank for nominations to the Management Committee on any potential specific need within the Management Committee, at the time of appointment. The Secretary General shall inform the nominating Member State of any such specific need within the Management Committee, at the time of a vacancy.  In accordance with the Statute of the Bank, the EIB’s Board of Directors consists of 28 directors and 31 alternate directors who shall be chosen from persons whose independence and competence are beyond doubt and appointed by the Board of Governors for a collective five-year mandate that is renewable.  In accordance with Article 23.a, first paragraph, of the Rules of Procedure of the Bank, the members of the Management Committee shall be persons of independence, competence and have experience in financial, banking and/or European Union matters. They shall at all times be of high integrity and enjoy high reputation, and possess sufficient knowledge, skills and expertise to perform their duties.  Information on the knowledge, skills and expertise of members of the EIB management bodies is available in their individual curriculum vitae on the EIB’s official website.  17 As regards the declarations of interest pertaining to the Board members, the most up to date version of the same will be publicly available on the website in Q2 2022.

 Information on the diversity18 policies with regard to the members of the management bodies  In accordance with the Rules of Procedure of the Bank, the overall composition of the Board of Directors and of the Management Committee shall aim to reflect an adequately broad range of expertise as well as gender diversity. Gender diversity in the Board of Directors is reported in the EIB Annual Corporate Governance Report available on the EIB’s official website.  Risk Policy Committee  Within the BoD, the Risk Policy Committee (RPC) is the EIB’s risk committee, composed of nine members of the BoD, appointed by the BoD on a proposal by the Chairman of the BoD. Its role is to discuss and advise the BoD on the Bank’s risk policies, including those policies relevant for aspects of the EIB Group regarding risk appetite, tolerance and strategy. The RPC provides non-binding opinions and/or recommendations to the BoD so as to facilitate the decision-making process of the Board.  More specifically, the Committee advises the BoD on the EIB’s policies regarding overall risk appetite, tolerance and strategy by reviewing the EIB Group Risk Management Framework with respect to credit, market and liquidity risks. It provides opinions and recommendations to the BoD as to whether the policies related to identification, assessment and management of risks are appropriate to the Bank's risk profile. Furthermore, it discusses policies associated with all the relevant risks to the EIB Group. The Committee advises the BoD on risk policies by reviewing and providing opinions and/or recommendations to the BoD on the following high-level risk policy documents upon proposal from the Bank:  Group Risk Management Charter;  Group Capital Sustainability Policy;  Group Risk Appetite Framework;  Group Internal Capital Adequacy Assessment Process (‘ICAAP’);  Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’);  Group Contingency Funding Plan;  EIB Recovery Plan;  Group Stress Testing Framework.  The Committee also reviews and discusses:  The Group Capital Plan, and recommends the capital allocation part of the Operational Plan;  The Group Risk Report on a quarterly basis;  The annual report prepared by the Bank on the implemented restructurings of existing operations;  The main changes to the Credit Risk Guidelines (CRGs) and Financial Risk Guidelines (FRGs) as approved from time to time by the Management Committee of the Bank;  18 Reflecting the EIB statutory framework, the process and rules relating to the nomination and appointment of the members of the EIB governance bodies are not based on all the same suitability requirements applicable to commercial banks, in this case the requirements of diversity in CRD and in the joint ESMA and EBA Guidelines on the assessment of the suitability of members of the management body and key function holders.  26 Risk Management Disclosure Report 2021

 Risk governance 27  Any written contributions submitted to it by the Group Chief Risk Officer, in accordance with Article 11.3 of the Rules of Procedure.  Further details on the RPC Terms of Reference are available on the EIB’s official website. In the course of 2021, the RPC has met eight times.  Three lines of defence  The EIB Group’s internal control functions and risk management systems are consistent with the three lines of defence model. As a first line of defence, the front units are responsible, within their respective areas, for managing risks within the established set of limits and boundaries.  Amongst other functions, the second line of defence includes the respective Risk Management and Compliance functions as well as IT resources and Financial Control responsible for the maintenance and development of the risk management and control framework. The second line of defence also includes functions in the EIB's Projects Directorate and the Legal Directorate.  The third line of defence is ensured by the Internal Audit function which provides an independent review of the risk management practices and internal control framework and reports to the Audit Committee or to the EIF's Audit Board, as relevant.  At both the EIB and the EIF, the segregation of duties is supported by the fact that internal control functions are separate functions, each having direct access to the relevant executive body (President/Management Committee for the EIB, Chief Executive for the EIF) and to the Board of Directors.  Furthermore, the Audit Committee is in the process of implementing an internal review and evaluation process (the “EIB REP”) – as per the EIB Review and Evaluation Process Guiding Principles and its Implementing Rules. The process is framed by a review and evaluation approach and methodology specific to the EIB Group, taking into account its nature, policy mission, specific tasks and governance structure. The EIB REP will support the Audit Committee in its role to verify that the EIB complies with applicable BBP.

4. Capital adequacy and risk-weighted exposure amounts

4.1. Capital requirements

Template EU OV1 – Overview of total risk exposure amounts

This template exhibits a breakdown of the risk weighted exposure amounts and own funds requirements for the different types of risk. No breakdown of the RWEA for operational risk by regulatory approach is disclosed due to the EIB Group's early adoption of the Basel standardised approach as described in Section 12.

		Total risk exposure amount		Total own funds requirements
		a	b	c
Amounts are in EUR m, unless otherwise indicated		31.12.2021	31.12.2020	31.12.2021
1	Credit risk (excluding CCR)	172,158	160,479	13,773
2	Of which the standardised approach [19]	57,128	920	4,570
3	Of which the foundation IRB (F-IRB) approach[20]	1,457	1,205	117
4	Of which slotting approach	-	-	-
EU 4a	Of which equities under the simple risk weighted approach	5,024	42,835	402
5	Of which the Advanced IRB (A-IRB) approach	108,549	115,519	8,684
6	Counterparty credit risk - CCR	12,130	10,855	970
7	Of which the standardised approach	5,303	N/A	424
8	Of which internal model method (IMM)	-	-	-
EU 8b	Of which credit valuation adjustment – CVA	6,408	5,861	513
9	Of which other CCR	419	4,994	34
15	Settlement risk	-	-	-
16	Securitisation exposures in the non-trading book (after the cap)	43,249	53,174	3,460
17	Of which SEC-IRBA approach	6,449	7,290	516
18	Of which SEC-ERBA (including IAA)	4,644	2,592	372
19	Of which SEC-SA approach	30,908	27,450	2,473
EU 19a	Of which 1250% / deduction	1,248	15,842	100
20	Position, foreign exchange and commodities risks (Market risk)	-	-	-
21	Of which the standardised approach	-	-	-
22	Of which IMA	-	-	-
EU 22a	Large exposures	-	-	-

[19] Change due to the application of the look-through approach ('LTA') for equity investments in collective investment undertakings ("CIUs") following the implementation of CRR II. Previously, the Group calculated risk weighted exposure amounts for equity investments in CIUs according to the CRR's simple risk weight approach.
[20] In line with the EBA mapping, this row now contains the exposure class "cash and other assets", which was reported under the A-IRB approach in prior GRMDRs.

28 Risk Management Disclosure Report 2021

 Capital adequacy and RWEAs 29  23  Operational risk  4,819  4,354  386  24  Amounts below the thresholds for deduction (subject to 250% risk weight)  -  -  -  29  Total21  231,110  213,020  18,589  Capital conservation buffer  In accordance with CRD IV, the capital conservation buffer of 2.5% of RWEA (comprised of Common Equity Tier 1) is established above the regulatory minimum capital requirement of 8% of RWEA. The Group has prudently frontloaded the capital conservation buffer requirement in the full amount of 2.5%.  Buffer for systemic relevance  Although the EIB is not a global systemically important bank (G-SIB), as a matter of prudence the EIB has decided to provide for an additional buffer for systemic relevance of 1.0% CET. It should be stressed that the EIB’s self-imposed buffer for systemic relevance is based on an independent decision of the Bank. The own funds requirements for Luxembourg are calculated including the investment funds and securitisations for which information to allocate the underlying exposures to the country of the obligor is not available or the effort to identify such place would be disproportionate.  21 1250% deductions are not included in the total.

Countercyclical buffer

The countercyclical buffer requirement is added on top of the capital conservation buffer. The countercyclical buffer rate is set by each jurisdiction on a quarterly basis. Banks have to apply a weighted-average countercyclical buffer rate based on the geographical composition of their credit portfolio. As of December 2021, the following states have opted to activate the countercyclical capital buffer.

Template EU CCyB1 - Geographical distribution of credit exposures relevant for the calculation of the countercyclical buffer

The following template presents a geographical breakdown of the relevant EIB Group exposures for the calculation of the countercyclical buffer:

		a	b	c	d	e	f	g	h	i	j	k	l	m
		General credit exposures		Relevant credit exposures – Market risk		Securitisation exposures	Total exposure value	Own fund requirements				Risk-weighted exposure amounts	Own fund requirements weights (%)	Countercyclical buffer rate (%)
	Amounts are in EUR m unless otherwise indicated	Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models	Exposure value for non-trading book		Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
010	**Breakdown by country:**													
	Argentina	-	13	-	-	-	13	1	-	-	1	8	0.0%	0.0%
	Austria	16	2,549	-	-	188	2,754	113	-	8	121	1,509	0.9%	0.0%
	Azerbaijan	-	6	-	-	-	6	-	-	-	-	1	0.0%	0.0%
	Belgium	185	2,287	-	-	-	2,472	160	-	-	160	1,994	1.2%	0.0%
	Bermuda	-	35	-	-	-	35	3	-	-	3	36	0.0%	0.0%
	Bolivia (Plurinational State of)	-	40	-	-	-	40	2	-	-	2	23	0.0%	0.0%
	Brazil	-	232	-	-	-	232	20	-	-	20	252	0.1%	0.0%
	Bulgaria	4	8	-	-	-	12	3	-	-	3	35	0.0%	0.5%
	Canada	-	10	-	-	-	10	1	-	-	1	10	0.0%	0.0%
	Cayman Islands (the)	139	-	-	-	101	241	139	-	13	152	1,901	1.1%	0.0%
	Croatia	4	110	-	-	-	113	14	-	-	14	176	0.1%	0.0%
	Curacao	-	52	-	-	-	52	4	-	-	4	55	0.0%	0.0%

30 Risk Management Disclosure Report 2021

	Cyprus	2	8	-	-	-	10	2	-	-	2	31	0.0%	0.0%
	Czech Republic	34	1,378	-	-	-	1,413	44	-	-	44	556	0.3%	0.5%
	Denmark	445	1,793	-	-	-	2,237	223	-	-	223	2,791	1.6%	0.0%
	Egypt	-	68	-	-	-	68	18	-	-	18	226	0.1%	0.0%
	Estonia	35	407	-	-	-	442	35	-	-	35	437	0.3%	0.0%
	Finland	241	2,527	-	-	-	2,767	171	-	-	171	2,139	1.3%	0.0%
	France	3,046	11,112	-	-	-	14,159	1,135	-	-	1,135	14,185	8.4%	0.0%
	Georgia	-	197	-	-	-	197	18	-	-	18	223	0.1%	0.0%
	Germany	768	14,316	-	-	34	15,118	902	-	10	912	11,397	6.7%	0.0%
	Greece	26	202	-	-	-	228	23	-	-	23	282	0.2%	0.0%
	Guernsey	246	-	-	-	-	246	56	-	-	56	705	0.4%	0.0%
	Honduras	-	64	-	-	-	64	2	-	-	2	26	0.0%	0.0%
	Hungary	6	500	-	-	-	505	24	-	-	24	305	0.2%	0.0%
	Iceland	5	421	-	-	-	426	29	-	-	29	358	0.2%	0.0%
	Ireland	343	1,836			527	2,707	168		15	184	2,295	1.4%	0.0%
	Israel	16	678	-	-	-	695	69	-	-	69	868	0.5%	0.0%
	Italy	874	17,448	-	-	2,175	20,498	1,056	-	184	1,240	15,501	9.2%	0.0%
	Japan	-	801	-	-	-	801	27	-	-	27	344	0.2%	0.0%
	Jersey	393	-	-	-	-	393	103	-	-	103	1,283	0.8%	0.0%
	Jordan	-	73	-	-	-	73	8	-	-	8	95	0.1%	0.0%
	Kazakhstan	-	88	-	-	-	88	7	-	-	7	88	0.1%	0.0%
	Korea (the Republic of)	-	548	-	-	-	548	17	-	-	17	210	0.1%	0.0%
	Latvia	4	190	-	-	-	194	8	-	-	8	105	0.1%	0.0%
	Lebanon	-	80	-	-	-	80	2	-	-	2	31	0.0%	0.0%
	Lithuania	11	277	-	-	-	288	14	-	-	14	174	0.1%	0.0%
	Luxembourg	5,987	4,500	-	-	60,050	70,537	2,073	-	2,773	4,846	60,580	35.8%	0.5%
	Madagascar	-	122	-	-	-	122	36	-	-	36	450	0.3%	0.0%
	Mauritius	165	-	-	-	-	165	165	-	-	165	2,056	1.2%	0.0%
	Mexico	-	86	-	-	-	86	16	-	-	16	201	0.1%	0.0%
	Mongolia	-	23	-	-	-	23	3	-	-	3	39	0.0%	0.0%

Capital adequacy and RWEAs 31

	Montenegro	-	30	-	-	-	30	4	-	-	4	53	0.0%	0.0%
	Morocco	-	273	-	-	-	273	23	-	-	23	287	0.2%	0.0%
	Netherlands (the)	859	10,468	-	-	675	12,002	560	-	23	583	7,292	4.3%	0.0%
	Norway	4	961	-	-	-	965	28	-	-	28	344	0.2%	1.0%
	Palestine	-	14	-	-	-	14	3	-	-	3	34	0.0%	0.0%
	Panama	-	17	-	-	-	17	2	-	-	2	25	0.0%	0.0%
	Poland	3	4,937	-	-	1,601	6,541	241	-	46	287	3,587	2.1%	0.0%
	Portugal	43	2,300	-	-	924	3,267	118	-	32	150	1,879	1.1%	0.0%
	Qatar	-	100	-	-	-	100	2	-	-	2	21	0.0%	0.0%
	Romania	-	266	-	-	216	482	14	-	7	21	264	0.2%	0.0%
	Slovakia	-	238	-	-	-	238	35	-	-	35	438	0.3%	1.0%
	Slovenia	1	217	-	-	-	218	13	-	-	13	168	0.1%	0.0%
	South Africa	-	23	-	-	-	23	-	-	-	-	-	0.0%	0.0%
	Spain	653	11,883	-	-	3,025	15,560	656	-	213	869	10,869	6.4%	0.0%
	Sweden	345	3,381	-	-	-	3,726	263	-	-	263	3,285	1.9%	0.0%
	Switzerland	4	657	-	-	-	661	43	-	-	43	535	0.3%	0.0%
	Tunisia	-	250	-	-	-	250	20	-	-	20	249	0.1%	0.0%
	Turkey	-	391	-	-	197	589	51	-	24	75	936	0.6%	0.0%
	Ukraine	-	305	-	-	-	305	34	-	-	34	423	0.2%	0.0%
	United Kingdom of Great Britain and Northern Ireland (the)	1,263	22,268	-	-	31	23,562	1,108	-	12	1,120	14,000	8.3%	0.0%
	United States of America (the)	92	994	-	-	-	1,086	45	-	-	45	567	0.3%	0.0%
	Uzbekistan	-	36	-	-	-	36	4	-	-	4	46	0.0%	0.0%
	Venezuela (Bolivarian Republic of)	-	307	-	-	-	307	6	-	-	6	70	0.0%	0.0%
020	**Total**	**16,264**	**125,398**	-	-	**69,743**	**211,405**	**10,188**	-	**3,360**	**13,548**	**169,353**	**100.0%**	-

32 Risk Management Disclosure Report 2021

Template EU CCyB2 - Amount of institution-specific countercyclical capital buffer

	Amounts are in EUR m, unless otherwise indicated	a
1	Total risk exposure amount	231,110
2	Institution specific countercyclical capital buffer rate	0.19%
3	Institution specific countercyclical capital buffer requirement	428

4.2. Own funds

The Group's own funds for capital adequacy purposes comprise paid-in capital plus reserves, net of expected losses and provisions. In addition, the Group benefits from subscribed unpaid capital, which can be called upon by the Bank to the extent needed for the EIB to meet its obligations. There are no restrictions in the calculation of own funds.

Details of own funds and reconciliation of the individual items to the balance sheet of the EIB Group consolidated financial statements under EU Accounting Directives are provided in this section.

According to Articles 7(4) and 25 of the EIB Statute, the EIB's Board of Governors is the only body competent, by unanimous decision, to suspend the EIB's activities and, should the event arise, to liquidate the EIB. Based on the above and as stipulated in its BBP Guiding Principles, the EIB is not subject to regulatory requirements concerning resolution. Consequently, the Bank does not have to comply with Total Loss-absorbing Capacity ('TLAC') or institution-specific minimum requirement for own funds and eligible liabilities ('MREL'), as defined within the EU.

The following two templates provide a detailed breakdown of the composition of the regulatory own funds reconciled with the audited financial statements of the Group. The first template also includes an overview of the prudential filters and regulatory deductions considered in the calculation of the regulatory own funds.

Template EU CC1 - Composition of regulatory own funds

		a	b
	Amounts are in EUR m, unless otherwise indicated	Amounts	Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation
	Common Equity Tier 1 (CET1) capital: instruments and reserves		
1	Capital instruments and the related share premium accounts	21,072	L.7. minus A.11.
	of which: Subscribed capital	21,072	L.7. minus A.11.
2	Retained earnings	37,656	L.8.a plus L.8.b
3	Accumulated other comprehensive income (and other reserves)	12,153	L.8.c
EU-3a	Funds for general banking risk	2,021	L.8.d
4	Amount of qualifying items referred to in Article 484 (3) CRR and the related share premium accounts subject to phase out from CET1	-	
5	Minority interests (amount allowed in consolidated CET1)	-	

Capital adequacy and RWEAs 33

EU-5a	Independently reviewed interim profits net of any foreseeable charge or dividend	2,647	L.9.
6	Common Equity Tier 1 (CET1) capital before regulatory adjustments	**75,550**	
	Common Equity Tier 1 (CET1) capital: regulatory adjustments		
7	Additional value adjustments (negative amount)	(54)	
8	Intangible assets (net of related tax liability) (negative amount)	(58)	A.8.
9	Empty set in the EU		
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
11	Fair value reserves related to gains or losses on cash flow hedges of financial instruments that are not valued at fair value	-	
12	Negative amounts resulting from the calculation of expected loss amounts	(1,361)	
13	Any increase in equity that results from securitised assets (negative amount)	-	
14	Gains or losses on liabilities valued at fair value resulting from changes in own credit standing	-	
15	Defined-benefit pension fund assets (negative amount)	-	
16	Direct, indirect and synthetic holdings by an institution of own CET1 instruments (negative amount)	-	
17	Direct, indirect and synthetic holdings of the CET 1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
18	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
19	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
20	Empty set in the EU		
EU-20a	Exposure amount of the following items which qualify for a RW of 1250%, where the institution opts for the deduction alternative	(100)	
EU-20b	of which: qualifying holdings outside the financial sector (negative amount)	-	
EU-20c	of which: securitisation positions (negative amount)	(100)	
EU-20d	of which: free deliveries (negative amount)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
22	Amount exceeding the 17.65% threshold (negative amount)	-	
23	of which: direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	-	
24	Empty set in the EU		
25	of which: deferred tax assets arising from temporary differences	-	
EU-25a	Losses for the current financial year (negative amount)	-	

34 Risk Management Disclosure Report 2021

EU-25b	Foreseeable tax charges relating to CET1 items except where the institution suitably adjusts the amount of CET1 items insofar as such tax charges reduce the amount up to which those items may be used to cover risks or losses (negative amount)	-	
26	Empty set in the EU		
27	Qualifying AT1 deductions that exceed the AT1 items of the institution (negative amount)	-	
27a	Other regulatory adjustments to CET1 capital *(including IFRS 9 transitional adjustments when relevant)*	(80)	
28	**Total regulatory adjustments to Common Equity Tier 1 (CET1)**	**(1,653)**	
29	**Common Equity Tier 1 (CET1) capital**	**73,897**	
	Additional Tier 1 (AT1) capital: instruments		
30	Capital instruments and the related share premium accounts	-	
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	-	
33	Amount of qualifying items referred to in Article 484 (4) CRR and the related share premium accounts subject to phase out from AT1 as described in Article 486(3) CRR	-	
EU-33a	Amount of qualifying items referred to in Article 494a(1) CRR subject to phase out from AT1	-	
EU-33b	Amount of qualifying items referred to in Article 494b(1) CRR subject to phase out from AT1	-	
34	Qualifying Tier 1 capital included in consolidated AT1 capital (including minority interests not included in row 5) issued by subsidiaries and held by third parties	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 (AT1) capital before regulatory adjustments**	-	
	Additional Tier 1 (AT1) capital: regulatory adjustments		
37	Direct, indirect and synthetic holdings by an institution of own AT1 instruments (negative amount)	-	
38	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
39	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
40	Direct, indirect and synthetic holdings by the institution of the AT1 instruments of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
41	Empty set in the EU		
42	Qualifying T2 deductions that exceed the T2 items of the institution (negative amount)	-	
42a	Other regulatory adjustments to AT1 capital	-	
43	**Total regulatory adjustments to Additional Tier 1 (AT1) capital**	-	
44	**Additional Tier 1 (AT1) capital**	-	
45	**Tier 1 capital (T1 = CET1 + AT1)**	**73,897**	
	Tier 2 (T2) capital: instruments		
46	Capital instruments and the related share premium accounts	-	

Capital adequacy and RWEAs 35

47	Amount of qualifying items referred to in Article 484 (5) CRR and the related share premium accounts subject to phase out from T2 as described in Article 486(4) CRR	-	
EU-47a	Amount of qualifying items referred to in Article 494a (2) CRR subject to phase out from T2	-	
EU-47b	Amount of qualifying items referred to in Article 494b (2) CRR subject to phase out from T2	-	
48	Qualifying own funds instruments included in consolidated T2 capital (including minority interests and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Credit risk adjustments	-	
51	**Tier 2 (T2) capital before regulatory adjustments**	-	
	Tier 2 (T2) capital: regulatory adjustments		
52	Direct, indirect and synthetic holdings by an institution of own T2 instruments and subordinated loans (negative amount)	-	
53	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
54	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
54a	Empty set in the EU		
55	Direct, indirect and synthetic holdings by the institution of the T2 instruments and subordinated loans of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
56	Empty set in the EU		
EU-56a	Qualifying eligible liabilities deductions that exceed the eligible liabilities items of the institution (negative amount)	-	
EU-56b	Other regulatory adjustments to T2 capital	-	
57	**Total regulatory adjustments to Tier 2 (T2) capital**	-	
58	**Tier 2 (T2) capital**	-	
59	**Total capital (TC = T1 + T2)**	**73,897**	
60	**Total Risk exposure amount**	**231,110**	
	Capital ratios and requirements including buffers		
61	Common Equity Tier 1 capital	32.0%	
62	Tier 1 capital	32.0%	
63	Total capital	32.0%	
64	Institution CET1 overall capital requirement	8.2%	
65	of which: capital conservation buffer requirement	2.5%	
66	of which: countercyclical buffer requirement	0.2%	
67	of which: buffer for systemic relevance (self-imposed)	1.0%	
68	**Common Equity Tier 1 capital (as a percentage of risk exposure amount) after meeting the minimum capital requirements**	**23.8%**	
	Amounts below the thresholds for deduction (before risk weighting)		

36 Risk Management Disclosure Report 2021

72	Direct and indirect holdings of own funds and eligible liabilities of financial sector entities where the institution does not have a significant investment in those entities (amount below 10% threshold and net of eligible short positions)	870	
73	Direct and indirect holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount below 17.65% thresholds and net of eligible short positions)	-	
74	Empty set in the EU		
75	Deferred tax assets arising from temporary differences (amount below 17,65% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met)	-	
Applicable caps on the inclusion of provisions in Tier 2			
76	Credit risk adjustments included in T2 in respect of exposures subject to standardised approach (prior to the application of the cap)	-	
77	Cap on inclusion of credit risk adjustments in T2 under standardised approach	714	
78	Credit risk adjustments included in T2 in respect of exposures subject to internal ratings-based approach (prior to the application of the cap)	-	
79	Cap for inclusion of credit risk adjustments in T2 under internal ratings-based approach	827	
Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2014 and 1 Jan 2022)			
80	Current cap on CET1 instruments subject to phase out arrangements	-	
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	-	
82	Current cap on AT1 instruments subject to phase out arrangements	-	
83	Amount excluded from AT1 due to cap (excess over cap after redemptions and maturities)	-	
84	Current cap on T2 instruments subject to phase out arrangements	-	
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-	

Capital adequacy and RWEAs 37

Template EU CC2 - reconciliation of regulatory own funds to balance sheet in the audited financial statements

		a - b	c
		Balance sheet as in published financial statements and under regulatory scope of consolidation	**Reference**
Amounts are in EUR m, unless otherwise indicated		31.12.2021	
Assets - *Breakdown by asset classes according to the balance sheet in the published financial statements*			
A.1.	Cash in hand, balances with central banks and post office banks	1,483	
A.2.	Treasury bills and other bills eligible for refinancing with central banks	37,160	
A.3.	Loans and advances to credit institutions	169,051	
A.4.	Loans and advances to customers	322,671	
A.5.	Debt securities including fixed-income securities	11,971	
A.6.	Shares and other variable-yield securities	9,223	
A.7.	Participating interests	345	
A.8.	Intangible assets	58	8
A.9.	Tangible assets	243	
A.10.	Other assets	142	
A.11.	Subscribed capital and reserves, called but not paid	1,119	1
A.12.	Prepayments and accrued income	14,566	
A.13.	**Total assets**	**568,033**	
Liabilities - *Breakdown by liability classes according to the balance sheet in the published financial statements*			
L.1.	Amounts owed to credit institutions	23,672	
L.2.	Amounts owed to customers	1,821	
L.3.	Debts evidenced by certificates	440,115	
L.4.	Other liabilities	4,265	
L.5.	Accruals and deferred income	15,471	
L.6.	Provisions	4,550	
L.7.	Subscribed capital	22,191	1
L.8.	Reserves	51,831	
L.8.a	Reserve fund	24,880	2
L.8.b	Additional reserves	12,777	2
L.8.c	Special activities reserve	12,153	3
L.8.d	General loan reserve	2,021	4
L.9.	Profit for the financial year	2,647	EU-5a
L.10.	Equity attributable to minority interest	1,471	
L.11.	**Total liabilities**	**568,033**	

38 Risk Management Disclosure Report 2021

Table EU CCA: Main features of regulatory own funds instruments and eligible liabilities instruments

		a
		Qualitative or quantitative information
1	Issuer	European Investment Bank
2	Unique identifier (eg CUSIP, ISIN or Bloomberg identifier for private placement)	N/A
2a	Public or private placement	Private
3	Governing law(s) of the instrument	Statute of the European Investment Bank, Treaty on European Union and Treaty on the Functioning of the European Union
3a	Contractual recognition of write down and conversion powers of resolution authorities	No
	Regulatory treatment	
4	Current treatment taking into account, where applicable, transitional CRR rules	Common Equity Tier 1
5	Post-transitional CRR rules	Common Equity Tier 1
6	Eligible at solo/(sub-)consolidated/ solo&(sub-)consolidated	Solo and consolidated
7	Instrument type (types to be specified by each jurisdiction)	Share capital
8	Amount recognised in regulatory capital or eligible liabilities (Currency in million, as of most recent reporting date)	22,191
9	Nominal amount of instrument	248,795,606,881
EU-9a	Issue price	N/A
EU-9b	Redemption price	N/A
10	Accounting classification	Shareholders' equity
11	Original date of issuance	N/A
12	Perpetual or dated	Perpetual
13	Original maturity date	No maturity
14	Issuer call subject to prior supervisory approval	No
15	Optional call date, contingent call dates and redemption amount	N/A
16	Subsequent call dates, if applicable	N/A
	Coupons / dividends	
17	Fixed or floating dividend/coupon	N/A. In accordance with Article 309 of the Treaty on the Functioning of the European Union, the EIB operates on a non-profit-making basis and therefore does not pay out dividends.
18	Coupon rate and any related index	N/A
19	Existence of a dividend stopper	N/A
EU-20a	Fully discretionary, partially discretionary or mandatory (in terms of timing)	N/A
EU-20b	Fully discretionary, partially discretionary or mandatory (in terms of amount)	N/A
21	Existence of step up or other incentive to redeem	No
22	Noncumulative or cumulative	N/A
23	Convertible or non-convertible	Non-convertible
24	If convertible, conversion trigger(s)	N/A
25	If convertible, fully or partially	N/A
26	If convertible, conversion rate	N/A
27	If convertible, mandatory or optional conversion	N/A
28	If convertible, specify instrument type convertible into	N/A
29	If convertible, specify issuer of instrument it converts into	N/A

Capital adequacy and RWEAs 39

 40 Risk Management Disclosure Report 2021  30  Write-down features  No  31  If write-down, write-down trigger(s)  N/A  32  If write-down, full or partial  N/A  33  If write-down, permanent or temporary  N/A  34  If temporary write-down, description of write-up mechanism  N/A  34a  Type of subordination (only for eligible liabilities)  N/A  EU-34b  Ranking of the instrument in normal insolvency proceedings  1  35  Position in subordination hierarchy in liquidation (specify instrument type immediately senior to instrument)  N/A  36  Non-compliant transitioned features  No  37  If yes, specify non-compliant features  N/A  37a  Link to the full term and conditions of the instrument (signposting)  N/A

Template EU PV1 - Prudent valuation adjustments (PVA)

The template below shows a breakdown of the additional value adjustments ('AVA') applied to fair value instruments on the EIB Group's balance sheet by risk category. AVA, which represents the haircut applied to fair value instruments to account for valuation uncertainty, need to be deducted from the regulatory own funds.

		a	b	c	d	e	EU e1	EU e2	f	g	h
Amounts are in EUR, unless otherwise indicated		Risk category					Category level AVA - Valuation uncertainty		Total category level post-diversification		
	Category level AVA	Equity	Interest Rates	Foreign exchange	Credit	Commodities	Unearned credit spreads AVA	Investment and funding costs AVA		Of which: **Total core approach** in the trading book	Of which: **Total core approach** in the banking book
1	Market price uncertainty	-	337,656	-	-	-	-	-	337,656	-	337,656
2	Set not applicable in the EU										
3	Close-out cost	-	-	-	-	-	-	-	-	-	-
4	Concentrated positions	-	7,418,668	-	-	-	-	-	7,418,668	-	7,418,668
5	Early termination	-	-	-	-	-	-	-	-	-	
6	Model risk	-	-	-	-	-	-	-	-	-	
7	Operational risk	-	33,766	-	-	-	-	-	33,766	-	33,766
8	Set not applicable in the EU										
9	Set not applicable in the EU										
10	Future administrative costs	-	46,305,379	-	-	-	-	-	46,305,379	-	46,305,379
11	Set not applicable in the EU										
12	**Total Additional Valuation Adjustments (AVAs)**								**54,095,468**		**54,095,468**

Capital adequacy and RWEAs 41

 22 In the context of the implementation of the three lines of defence, the TMR Directorate was renamed “Portfolio Management & Monitoring” (“PMM”) at the beginning of 2022.  42 Risk Management Disclosure Report 2021  GR&C  OPS  Loan origination  Loan appraisal  Loan structuring  Loan proposals  Proposal for  Internal Rating , Loss-Given-Default parameters  Contract negotiations  Credit risk  Introduction  This section does not cover credit risk arising from over-the-counter (OTC) derivatives transactions and securities financing transactions, which is defined as counterparty credit risk in this report and is covered in Chapter 6. Credit exposures on securitisation positions are included in this chapter only when indicated, but are covered in more detail in Chapter 7.  The credit risk management process consists of identifying, analysing, measuring and reporting the risks incurred by the Group in its operations and making decisions to effectively manage these risks.  EIB’s credit risk responsibilities and processes  The main credit risk responsibilities are divided between GR&C, the Operations Directorate (‘OPS’) or the Transaction Management and Restructuring Directorate (‘TMR’22). The responsibilities are divided between pre- and post-signature tasks as follows:  Pre-Signature Responsibilities Post  Reviews and opines on all new operations, based on the assessment and proposal provided by OPS/TMR, highlighting key risks and GR&C recommendations  Validate internal ratings, Loss-Given Default parameters, loan grading and risk pricing, counterparty climate risk scoring.  Reviews and validates credit risk relevant clauses,  undertakings and related definitions of the finance documentation to ensure alignment with the conditions of MC/Board approval, and applicable guidelines

 Credit risk 43  Credit risk guidelines  Credit risk is managed pursuant to detailed internal credit risk guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently within the parameters set by the Bank’s risk appetite.  GR&C is responsible for drafting and proposing revisions of the credit risk guidelines to the MC in consultation with other services within the Bank. The Bank’s MC approves the credit risk guidelines. The BoD is informed at least annually about changes to the guidelines.  Any derogation from the guidelines must be specifically approved by the Bank’s MC on the basis of a duly justified request from OPS or TMR (as relevant), which will be accompanied by an opinion from GR&C.  GR&C  OPS  TMR  Reviews and opines on credit relevant post- signature events and contractual amendments including proposed restructurings and workouts  Validation of internal ratings and loan gradings  Validation of and reversal of EWS/NPE and forbearance status  Validation of Specific Provisions  Oversees disbursement processes and review  relevant disbursements according to applicable  procedure  Regular assessment and  reporting on the evolution of the loan portfolio.  Contract monitoring to full disbursement except for project finance (PF) and operations outside EU including identification of potential EWS/NPE triggers  Relations and event  resolution with regular, repeat promoters, or global relationship managers borrowers, guarantors graded E+ or higher  Assessment of the  impact of restructurings or workouts proposed by TMR on lending policy and client relations.  Identify post-signature credit events, maintain regular contact and carry-out resolutions with non-regular obligors.  Carry out restructurings or workouts  Perform financial  monitoring of counterparts from signature date and monitor compliance with the contractual terms with counterparts (other than on global relationship managers list) from full disbursement and, in the case of PF operations from first disbursement  Primary identification of EWS/NPE triggers and forbearance applicable to counterparts and following identification enhances monitoring of such counterparts  Conducting checks that disbursement instructions are consistent with contractual documentation  Propose, for credit impaired operations, the creation of specific provisions.  2. Post-Signature Responsibilities  Pre

Product-specific guidelines for complex/higher-risk products

In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines.

The following types of operations are covered by specific sections of the guidelines:

i. Subordinated corporate lending and corporate hybrids.
ii. Project finance transactions.
iii. Loan substitutes, in particular Covered Bonds and Asset Backed Securities.
iv. Risk-sharing products.
v. Operations involving risk tranching.
vi. Trade Finance.

General Mandate Risk Principles for Impact Finance Mandates

Impact Finance Mandates are mandates with a 100% risk coverage for the Bank and whereby the implementation and the risk spectrum are beyond the Bank's rules, policies and procedures applied to operations it carries out at its own risk. As a consequence, the standard credit risk guidelines do not apply and the Bank has codified general mandate credit risk principles and follows specific qualitative credit risk assessment procedures agreed between the Bank and the mandators. Exposures under Impact Finance Mandates are carved out from the application of the NPE regulations and consequently excluded from the templates on credit risk quality.

Lending outside the EU

As lending outside the EU often implies a higher risk profile than lending operations within the EU, the Bank established credit risk guidelines for such transactions to ensure that they are in line with the Bank's risk appetite. Moreover, on certain operations outside the EU originated under dedicated mandates, the EIB benefits from a guarantee from the EU.

Similarly to all other transactions, the EIB estimates expected losses taking into account a counterpart's internal rating and a transaction's contractual features and assigns a Loan Grading to non-EU lending transactions.

Beyond capturing the credit strength of a potential counterpart, EIB risk assessment also considers local and country jurisdiction and currency circumstances, which affect the particular market environments, such as for emerging market investments.

The lending process: contractual guidelines

A legal analysis is performed to determine whether a counterpart can comply with the contractual standards.

Legal framework

Guidelines set out orientation points for the legal framework under which the Bank may lend and, in particular, aspects like the governing laws and jurisdictions for the settlement of disputes which the

44 Risk Management Disclosure Report 2021

 Bank deems acceptable in view of its specific status as a multilateral financial institution owned by the Member States of the European Union.  Risk mitigation clauses  Risk mitigation clauses are the contractual clauses included in the lending documents signed by the Bank and its counterparts. These documents are, principally, the loan agreement and any guarantee, security or collateral agreement.  Risk mitigation clauses include disbursement conditions making the disbursement of the loan conditional on certain conditions being satisfied, undertakings (covenants) given by the counterpart to the Bank and events of default enabling the Bank to take certain steps on the occurrence of a credit event post-signature. These clauses are designed to protect the Bank against the deterioration of an operation’s credit risk and to enable it to take action to preserve its position upon the occurrence of any such event and reflect the nature of the counterpart and other factors affecting the credit risk profile of the relevant operation. In its credit risk guidelines, the Bank details its approach to credit risk mitigation, which is based on a robust due diligence process, adequate levels of security and guarantees as well as standard protective clauses included in its loan agreements. The EIB’s lending policies establish minimum credit quality criteria for both borrowers and guarantors in lending operations, and identify the acceptable transaction structure.  Acceptable counterparts  Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using qualitative metrics but also relying on experience and expert judgment.  The following issues, in particular, are taken into account:  Satisfaction of a Minimum Internal Rating (‘MIR’) requirement set on the basis of the Bank’s Internal Rating Methodology.  Concentration limits/thresholds for the entity.  Any independent collateral, securities or guarantees available.  The lending process: counterpart exposure limits  Counterpart and sector limits  The EIB monitors and manages single name concentration risk23 from a regulatory, internal and rating agencies’ point of view. Operationally, concentration risk is covered under the EIB’s CRG and the Large Exposure Framework (LEF) Internal Guidelines.  In order to ensure adequate diversification of credit exposures, the Bank places counterpart-based threshold/limits on its maximum exposure24 to financial institutions, corporates, sub-sovereign public authorities and public sector entities (as borrowers and/or guarantors).  23 Including concentration risk arising from credit mitigation activities.  24 The Bank’s consolidated exposure to the same counterparty, including lending, treasury and derivatives exposure.  Credit risk 45

 46 Risk Management Disclosure Report 2021  Counterpart thresholds/limits, set upon consideration of new approvals, are designed to keep lending exposures within a reasonable proportion of the Bank’s own funds and the counterparts’ own funds/operating revenue, thereby maintaining credit risk on individual counterparts within acceptable bounds and avoiding the development of concentrations of credit risk on a limited number of counterparts. Thresholds/limits can be set on a nominal or risk-weighted basis, the latter based on 0% to 100% risk-weights depending on the nature of the counterpart and the existence of external guarantees or collateral provided as security for the relevant exposure.  The Bank also has exposure limits for certain sectors of economic activity.  Regulatory limits  In addition to the Bank’s own limits referred to above, and in compliance with best banking practice applicable to the EIB, the Group applies the regulatory large exposures limits on the maximum exposure to a single client or a group of connected clients.  EIB’s Loan Grading system  The Loan Grading (‘LG’) system is used for internal credit risk assessment of the EIB’s lending operations. The LG system is an important part of the loan appraisal and monitoring process.  A loan’s LG reflects the present value of the estimated level of the lifetime expected loss for that loan, this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. The LG system is used for the following purposes:  aid to a finer and more quantitative assessment of lending risks;  indicator of credit risk variations for the purposes of prioritising monitoring efforts;  description of the Bank’s loan portfolio quality at a given date;  benchmark for calculating the annual additions to the General Loan Reserve and Special Activities Reserve;  input in risk-pricing decisions.  The following factors are used to determine an LG:  iii.  The borrower’s creditworthiness: GR&C independently reviews borrowers and assesses their creditworthiness based on internal methodologies. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.  The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG.  The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used.  The applicable recovery rate: the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure.  The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its LG.  The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

 Credit risk 47  Risk pricing methodology  The Bank has a risk pricing methodology, which ensures that the risk attached to any given operation is adequately remunerated. The level of risk pricing is based on a number of factors including the Loan Grading assigned to the relevant lending operation.  EIF`s Credit Risk and related management  The EIF’s credit risk arises mainly through its activity linked to debt products, which encompasses guarantees and securitisations. Credit risk management is based on a three lines of defence model which permeates all areas of the EIF’s business functions and processes: (i) front office, (ii) independent risk and compliance functions and (iii) internal audit.  The EIF has developed a set of tools for its Guarantees and Securitisations business in order to analyse and monitor portfolio guarantees and structured finance transactions in line with common market practices.  In the context of the independent opinion process relating to its guarantees and securitisations, the Transaction and Portfolio Risk division (“TPR”) reviews each transaction proposal provided by the Equity Investments & Guarantees (“EIG”) department in accordance with the EIF’s internal rules and procedures.  The performance of a transaction is reviewed regularly – at least on a quarterly basis – and assessed based on the EIF’s surveillance triggers which take into account elements such as: (a) the level of cumulative defaults, (b) credit enhancement, and (c) rating actions by external rating agencies. In the event of a breach of such triggers and depending on the magnitude and expected consequence(s) of such a breach, a transaction can either change its status (e.g. Under Review, Positive or Negative Outlook) or a model re-run is initiated to reassess the EIF’s internal rating.

 5.2. Credit risk quality  Early Warning Signals (‘EWS’) and Non Performing Exposures (‘NPE’)  During 2021, the Bank continued the implementation of the EWS and NPE processes.  The EWS concept is intended to allow for early detection and prevention of deteriorating credit quality counterparts or counterparts presenting higher risk characteristics requiring more enhanced monitoring.  NPEs, which are also relevant for accounting purposes, include loans, debt securities and off-balance- sheet exposures that satisfy either or both of the following criteria25:  material exposures which are more than 90 days past due (‘DPD’);  the debtor is assessed as unlikely to pay (‘UTP’) its credit obligations in full without realisation of collateral, regardless of the existence of any past-due amount or the number of days past due.  Non-performing exposures (‘NPE’) include26 defaulted and impaired exposures. The total NPE is the sum of non-performing loans (‘NPL’), non-performing debt securities and non-performing off- balance-sheet items.  Through the loan lifecycle, the responsible service carries out EWS and NPE screening controls on all loan graded counterparts27.  The EWS and NPE process is targeted at assessing and recording financial issues at the level of a counterpart, i.e. it does not take into consideration any specificity of the EIB loan, security / collateral arrangements and portfolio guarantees.  The EWS/NPE portfolios are updated on a continuing basis throughout the year and reported to the management.  The EIF also implemented the EWS and NPE concept and processes during 2021 introducing adaptations to its specific guarantee and securitisation business as applicable.  Definition of defaulted, past due and impaired exposures  Pursuant to Article 178 of the CRR, the Group’s definition of default, applicable to lending operations for regulatory purposes, is such that a default is considered to have occurred when either one or both of the two following conditions are met:  the obligor is considered to be unlikely to pay its obligations towards the EIB Group, without recourse to collateral or security; and/or  the obligor is past due more than 90 days on any material obligation towards the EIB Group.  An obligation for both accounting and regulatory purposes is considered as being “past due” when a contractual payment has not been met. All exposures that are past due more than 90 days are  25 For Treasury and derivative operations, slightly different NPE conditions have been defined which are based rather on contractual events or financial market practices.  26 The EIB Group is applying the NPE/NPL regulatory requirements subject to adaptations to be approved in line with its BBP Guiding Principles. At end of 2021 the only approved adaptation reflected in the current report is related to the Impact Finance Mandates as described in Section 5.1.  27 For counterparties related to quasi-equity operations, a separate concept named “Equity Triage” is applied.  48 Risk Management Disclosure Report 2021

 Credit risk 49  considered as defaulted. In certain circumstances, exposures past due more than 90 days might not be considered impaired due to the credit enhancement security provided to the Group.  For accounting purposes, an operation (meaning a loan, a commitment such as a guarantee, a commitment to extend credit or another credit product) is considered to be impaired after an impairment test has been performed. Such impairment test is carried out following the occurrence of pre-defined impairment trigger derived from the EWS/NPE framework or the EIB’s Loan Grading system to determine the need for a specific impairment provision.  Reserves and impairment provisions  The Bank maintains two notional reserves with the allocation based on the loan grading of its respective operations :  General Loan Reserve (‘GLR’), and  Special Activities Reserve (‘SAR’).  The GLR covers expected losses resulting from the EIB’s loan and guarantee portfolio. The SAR covers unexpected losses of operations which are classified as Special Activities.  Specific impairment provisions are recorded for impaired contract. Within the EIB, the determination of a specific impairment provision is carried out at contract level. The corresponding impairment amount is equal to the expected unrecoverable amount being the difference between the gross carrying amount of the exposure and the expected recoverable amount. Write-off and debt forgiveness on outstanding debt exposures might apply on a case by case basis as per internal procedures.  Due to the COVID-19 pandemic, the Group recognised for year end 2020 additional collective provisions (general credit risk value adjustments) on its debt portfolio based on a vulnerability assessment to COVID-19 of individual counterparts in the portfolio and on expected credit losses defined at geographical and sector level. During 2021, these collective provisions were fully reversed as a result of  the update of the yearly counterparty rating cycle; and  the reduction of the lifetime expected credit losses of the respective loans  With a more granular view of the COVID-19 impact on the full loan book, any need for individual value adjustments has been timely assessed and recorded accordingly.  The below set of templates28 has been prepared pursuant to Article 442 of the CRR and the related EBA ITS. Since the EIB Group’s ratio of gross carrying amount of non-performing loans and advances divided by the total gross carrying amount of loans and advances subject to the definition of non- performing according to Article 47a of Regulation (EU) No 575/2013 is less than 5% the templates have been adapted accordingly.  28 Exposures under Impact Finance Mandates have been excluded from the NPE disclosure templates. Accrued interests on loans and advances and debt securities are not included in the gross carrying amounts disclosed.

Template EU CR1: Performing and non-performing exposures and related provisions.

The template below shows a breakdown of the performing and non-performing exposures and related provisons by product and counterparty type

		a	d	g	j	m
		Gross carrying amount/nominal amount		Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		Accumulated partial write-off
	Amounts are in EUR m, unless otherwise indicated	Performing exposures	Non-performing exposures	Performing exposures – accumulated impairment and provisions	Non-performing exposures – accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
005	Cash balances at central banks and other demand deposits	2,281	-	-	-	-
010	**Loans and advances**	**486,858**	**3,632**	**-1**	**- 434**	**-**
020	*Central banks*	56,958	-	-	-	-
030	*General governments*	104,896	183	-	-	-
040	*Credit institutions*	95,022	499	-	- 58	-
050	*Other financial corporations*	32,628	364	-	- 97	-
060	*Non-financial corporations*	197,355	2,587	- 1	- 279	-
070	*Of which SMEs*	-	-	-	-	-
080	*Households*	-	-	-	-	-
090	**Debt securities**	**49,098**	**35**	**-**	**-1**	**-**
100	*Central banks*	-	-	-	-	-
110	*General governments*	18,740	-	-	-	-
120	*Credit institutions*	14,679	-	-	-	-
130	*Other financial corporations*	11,519	10	-	-	-
140	*Non-financial corporations*	4,160	25	-	-1	-
150	**Off-balance-sheet exposures**	**152,613**	**730**	**-30**	**-9**	**-**
160	*Central banks*	170	-	-	-	-
170	*General governments*	44,348	-	-	-	-
180	*Credit institutions*	43,365	427	-28	-	-
190	*Other financial corporations*	20,020	72	-2	-9	-
200	*Non-financial corporations*	44,710	231	-	-	-
210	*Households*	-	-	-	-	-
220	**Total**	**690,849**	**4,397**	**-31**	**-445**	**-**

50 Risk Management Disclosure Report 2021

Template EU CR1-A: Maturity of exposures

This template provides a maturity breakdown of the loans and advances and debt securities portfolio of the Group based on the residual maturity of the instrument.

		a	b	c	d	e	f
Amounts are in EUR m, unless otherwise indicated		Net exposure value					
		On demand	<= 1 year	> 1 year <= 5 years	> 5 years	No stated maturity	Total
1	Loans and advances	-	86,113	75,943	327,998	-	490,054
2	Debt securities	-	27,113	13,867	8,152	-	49,132
3	**Total**	**-**	**113,226**	**89,810**	**336,149**	**-**	**539,186**

Template EU CR2: Changes in the stock of non-performing loans and advances

The following template displays information on the changes in the stock of non-performing loans from the previous to the current reporting period. There are no differences between the non-performing values disclosed in each row and the values as if the definition of defaulted in accordance with Article 178 CRR was applied.

		a
Amounts are in EUR m, unless otherwise indicated		Gross carrying amount
010	**Initial stock of non-performing loans and advances**	**3,643**
020	Inflows to non-performing portfolios	908
030	Outflows from non-performing portfolios	- 905
040	Outflows due to write-offs	- 16
050	Outflow due to other situations	- 889
060	**Final stock of non-performing loans and advances**	**3,646**

Credit risk 51

Template EU CQ3: Credit quality of performing and non-performing exposures by past due days

This template provides further information on the credit quality of the Group's debt portfolio by showing a breakdown of all exposures by buckets of days past due.

		a	b	c	d	e	f	g	h	i	j	k	l
		Gross carrying amount/nominal amount											
		Performing exposures			Non-performing exposures								
Amounts are in EUR m, unless otherwise indicated			Not past due or past due ≤ 30 days	Past due > 30 days ≤ 90 days		Unlikely to pay that are not past due or are past due ≤ 90 days	Past due > 90 days ≤ 180 days	Past due > 180 days ≤ 1 year	Past due > 1 year ≤ 2 years	Past due > 2 years ≤ 5 years	Past due > 5 years ≤ 7 years	Past due > 7 years	Of which defaulted
005	Cash balances at central banks and other demand deposits	2,281	2,281	-	-	-	-	-	-	-	-	-	-
010	**Loans and advances**	**486,858**	**486,858**	**-**	**3,632**	**3,097**	**70**	**386**	**15**	**64**	**-**	**-**	**3,632**
020	*Central banks*	56,958	56,958	-	-	-	-	-	-	-	-	-	-
030	*General governments*	104,896	104,896	-	183	183	-	-	-	-	-	-	183
040	*Credit institutions*	95,022	95,022	-	499	499	-	-	-	-	-	-	499
050	*Other financial corporations*	32,628	32,628	-	364	309	55	-	-	-	-	-	364
060	*Non-financial corporations*	197,355	197,355	-	2,587	2,107	15	386	15	64	-	-	2,587
070	*Of which SMEs*	-	-	-	-	-	-	-	-	-	-	-	-
080	*Households*	-	-	-	-	-	-	-	-	-	-	-	-
090	**Debt securities**	**49,098**	**-**	**-**	**35**	**35**	**-**	**-**	**-**	**-**	**-**	**-**	**35**
100	*Central banks*	-	-	-	-	-	-	-	-	-	-	-	-
110	*General governments*	18,740	-	-	-	-	-	-	-	-	-	-	-
120	*Credit institutions*	14,679	-	-	-	-	-	-	-	-	-	-	-
130	*Other financial corporations*	11,519	-	-	10	10	-	-	-	-	-	-	10
140	*Non-financial corporations*	4,160	-	-	25	25	-	-	-	-	-	-	25
150	**Off-balance-sheet exposures**	**152,613**			**730**								**730**

52 Risk Management Disclosure Report 2021

 Credit risk 53  160  Central banks  170  -  -  170  General governments  44,348  -  -  180  Credit institutions  43,365  427  427  190  Other financial corporations  20,020  72  72  200  Non-financial corporations  44,710  231  231  210  Households  -  -  -  220  Total  690,849  489,138  -  4,397  3,132  70  386  15  64  -  -  4,397

Template EU CQ4: Quality of non-performing exposures by geography

This template displays a geographical breakdown of the Group's debt portfolio (loans and advances, debt securities and off-balance sheet items). Columns b and d are not disclosed as the Group's NPL ratio is below 5%.

		a	c	e	f	g
		Gross carrying/nominal amount		Accumulated impairment	Provisions on off-balance-sheet commitments and financial guarantees given	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR m, unless otherwise indicated			Of which defaulted			
010	***On-balance-sheet exposures***	***539,623***	***3,667***	***-437***		-
	Spain	76,298	146	-8		-
	Luxembourg	61,344	30	-5		-
	Italy	57,682	130	-		-
	France	54,199	273	-16		-
	United Kingdom	35,176	495	-110		-
	Germany	35,019	236	-58		-
	Poland	31,717	-	-		-
	Netherlands	16,516	110	-		-
	Greece	15,555	143	-35		-
	Austria	13,495	127	-1		-
	Belgium	11,487	93	-		-
	Finland	10,740	21	-15		-
	Portugal	10,598	40	-7		-
	Turkey	9,290	288	-3		-
	Sweden	8,974	-	-		-
	Hungary	7,970	-	-		-
	Ireland	7,506	136	-35		-
	Czech Republic	5,532	15	-		-
	Romania	3,700	-	-		-
	Slovakia	3,276	60	-		-
	Croatia	2,887	-	-		-
	Lithuania	2,528	-	-		-
	Serbia	2,282	-	-		-
	Slovenia	2,202	-	-		-
	Denmark	2,174	-	-		-
	Bulgaria	1,947	-	-		-
	Cyprus	1,914	36	-		-
	Norway	1,672	69	-		-
	Bosnia and Herzegovina	1,210	-	-		-
	Estonia	890	-	-		-
	Latvia	642	-	-		-
	Other countries	43,203	1,218	-143		-
080	**Off-balance-sheet exposures**	**153,342**	**730**		**-39**	
	Luxembourg	25,249	129		-27	
	France	16,885	15		-	
	Italy	13,434	45		-10	

54 Risk Management Disclosure Report 2021

 Credit risk 55  Poland  11,809  -  -1  Germany  10,509  -  -  Spain  9,477  13  -  Netherlands  5,118  -  -  Belgium  4,017  101  -  Greece  3,835  -  -  Sweden  3,453  -  -  Romania  3,001  -  -1  Portugal  2,554  3  -  Czech Republic  1,942  -  -  Ireland  1,905  5  -  Hungary  1,821  -  -  Finland  1,691  -  -  Denmark  1,336  -  -  Austria  1,251  -  -  Croatia  1,052  -  -  Estonia  870  -  -  Cyprus  850  -  -  Slovakia  783  60  -  Latvia  587  -  -  Bulgaria  301  -  -  Lithuania  216  -  -  Malta  139  -  -  Other countries  29,256  361  -  150  Total  692,965  4,397  -437  -39

Template EU CQ5: Credit quality of loans and advances to non-financial corporations by industry

This template shows a sector breakdown of the Group's portfolio of loans to corporates based on the borrower's NACE code. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

		a	c	e	f
		Gross carrying amount		Accumulated impairment	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR m, unless otherwise indicated			Of which defaulted		
010	Agriculture, forestry and fishing	340	3	-	-
020	Mining and quarrying	2,288	516	-	-
030	Manufacturing	13,781	340	-52	-
040	Electricity, gas, steam and air conditioning supply	39,324	134	-2	-
050	Water supply	15,246	86	-6	-
060	Construction	9,120	162	-25	-
070	Wholesale and retail trade	1,368	64	-12	-
080	Transport and storage	61,029	478	-112	-
090	Accommodation and food service activities	38	9	-	-
100	Information and communication	9,074	40	-	-
110	Financial and insurance actvities	13,022	186	-1	-
120	Real estate activities	8,538	24	-	-
130	Professional, scientific and technical activities	11,547	307	-38	-
140	Administrative and support service activities	1,347	24	-	-
150	Public administration and defense, compulsory social security	5,052	9	-	-
160	Education	3,634	95	-27	-
170	Human health services and social work activities	5,111	110	-5	-
180	Arts, entertainment and recreation	19	-	-	-
190	Other services	62	-	-	-
200	**Total**	**199,941**	**2,587**	**-280**	**-**

Distressed restructurings and forbearance

The EIB's definition of a restructured exposure follows that of the CRR Article 178 (3) point (d) and is consistent with the definition of forborne exposure as defined in Annex V to Commission Implementing Regulation (EU) 680/2014.

Exposures (i.e. loans, debt securities and loan commitments) shall be treated as forborne by the EIB if a concession that otherwise would not be considered has been made, irrespective of whether any amount is past due, or the exposure is classified as defaulted.

Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor which due to financial difficulties is considered unable to comply with the contractual debt service terms and

56 Risk Management Disclosure Report 2021

conditions. These forbearance measures aim to enable the obligor to (totally or partially) service the debt or to refinance the contract.

Performing exposures with forbearance measures (performing forborne exposures) shall comprise forborne exposures that do not meet the criteria to be considered as non-performing and are included in the performing exposures category (i.e. the debtor is not classified as NPE).

Non-performing exposures with forbearance measures (non-performing forborne exposures) shall comprise forborne exposures that meet the criteria to be considered as non-performing and are included in the non-performing category (i.e. the debtor is classified as NPE).

Template EU CQ1: Credit quality of forborne exposures

This template presents an overview of the forborne exposures of the Group with a split between performing and non-performing exposures and related provisions by product and counterparty.

		a	b	c	d	e	f
		Gross carrying amount/nominal amount of exposures with forbearance measures				Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
		Performing forborne	Non-performing forborne			On performing forborne exposures	On non-performing forborne exposures
Amounts are in EUR m, unless otherwise indicated				Of which defaulted	Of which impaired		
005	Cash balances at central banks and other demand deposits	-	-	-	-	-	-
010	**Loans and advances**	**4,671**	**2,457**	**2,457**	**1,209**	**-1**	**-398**
020	*Central banks*	-	-	-	-	-	-
030	*General governments*	964	40	40	-	-	-
040	*Credit institutions*	133	178	178	52	-	-36
050	*Other financial corporations*	487	352	352	291	-	-97
060	*Non-financial corporations*	3,087	1,887	1,887	865	-1	-265
070	*Households*	-	-	-	-	-	-
080	Debt securities	16	34	34	-	-	-1
090	Loan commitments given	290	234	234	-	-	-
100	***Total***	**4,977**	**2,725**	**2,725**	**1,209**	**-1**	**-399**

5.3. Credit risk mitigation

The Bank details its approach to credit risk mitigation in its credit risk guidelines and capital requirements procedures, which include the type of collateral and guarantees the Bank accepts. Credit risk mitigation used to limit the exposure of derivatives and securities financing transactions is presented in Chapter 6.

The Bank follows a detailed security classification to differentiate the quality of the security provided by a guarantor or collateral provider. The Bank accepts various types of credit enhancements and has defined requirements on the security's quality. The credit enhancements include guarantees,

Credit risk 57

 58 Risk Management Disclosure Report 2021  assignment of financial rights (e.g. claim on underlying loan exposures or revenues), pledge of assets like government securities or mortgages on fixed assets and financial collateral such as cash, bank accounts held with an independent bank, bonds and, on an exceptional basis, shares. The Bank does not use credit derivatives as a means of mitigating credit risk. The Bank applies netting solely for OTC derivatives as described in Chapter 6.  Financial collateral received is subject to regular monitoring, which includes the valuation and calculation of coverage ratios between loan and collateral and the assessment of credit risk concentrations.  For further information on collateral received, refer to Note S.2.5.1 (financial collateral for derivatives), Note S.2.3.4 (collateral on loans) and Note S.2.3.3 (guarantees received by the Group) of the EIB Group consolidated financial statements under IFRS.  Collateral and guarantee management  Security eligibility and management  Detailed rules are set out in the credit risk guidelines in relation to, among others:  Minimum rating requirements for guarantors and the Bank’s rights in case the guarantor loses such rating  Eligibility of collateral including applicable coverage ratios and haircuts  Monitoring of guarantors and of the value of collateral  Acceptable caps on guarantees  Security classification  The credit risk attached to a particular borrower may be enhanced by the provision of third party guarantees and/or valuable collateral.  Guarantees may also be credit enhanced through provision of collateral by the guarantor.  In order to distinguish between the quality of such credit enhancements, the Bank has a granular classification system defining the essential characteristics of the different types of credit enhancement that may be offered as security.  This distinction is based not only on the credit standing of the issuer of the relevant instrument but also on the instruments’ legal enforceability and liquidity.  5.4. Use of the standardised approach  Until 2020, the Group also made very limited use of the standardised approach including the Bank’s strategic equity investment in the European Bank for Reconstruction and Development (‘EBRD’), as well as various other exposures that are deemed to benefit from a Permanent Partial Use as per the internal adoption of Article 150 of the CRR. In addition to those, since the transition to CRR II at end- 2021, the Group is treating its collective investment undertakings (‘CIUs’) under the LTA, which has to be reported in the Common Reporting Framework (‘COREP’) reports on the standardised approach section[29]. The EIB Group currently does not make use of external ratings for any of the exposures treated under the standardised approach within the IRB calculation. Rather, investments within the affected exposure classes receive risk weights according to non-rating based criteria as provided for by CRR II.

Template EU CR4 – standardised approach – Credit risk exposure and CRM effects

This template presents an overview of the EIB Group's exposures under the standardised approach for which the Group applies fixed risk weights from the CRR instead of its own internal estimation of credit risk parameters for the calculation of regulatory capital requirements.

Exposure classes		Exposures before CCF and before CRM		Exposures post CCF and post CRM		RWAs and RWAs density	
		On-balance-sheet exposures	Off-balance-sheet exposures	On-balance-sheet exposures	Off-balance-sheet amount	RWAs	RWAs density (%)
Amounts are in EUR m, unless otherwise indicated		a	b	c	d	e	f
1	Central governments or central banks	-	-	-	-	-	0.0%
2	Regional government or local authorities	-	-	-	-	-	0.0%
3	Public sector entities	-	-	-	-	-	0.0%
4	Multilateral development banks	-	-	-	-	-	0.0%
5	International organisations	-	-	-	-	-	0.0%
6	Institutions	-	-	-	-	-	0.0%
7	Corporates	-	74	-	-	-	0.0%
8	Retail	-	-	-	-	-	0.0%
9	Secured by mortgages on immovable property	-	-	-	-	-	0.0%
10	Exposures in default	-	-	-	-	-	0.0%
11	Exposures associated with particularly high risk	-	-	-	-	-	0.0%
12	Covered bonds	-	-	-	-	-	0.0%
13	Institutions and corporates with a short-term credit assessment	-	-	-	-	-	0.0%
14	Collective investment undertakings	9,789	9,311	8,113	7,282	56,258	365.5%
15	Equity	158	713	158	713	870	100.0%
16	Other items	-	-	-	-	-	0%
17	**TOTAL**	**9,946**	**10,097**	**8,270**	**7,994**	**57,128**	**351.2%**

[29] The underlying risk weights of CIUs are computed in accordance with the LTA, which provides for the application of SA and IRB risk weights, depending on specific asset classes.

Credit risk 59

Template EU CR5 – standardised approach

This template shows a breakdown of the RWEA of the EIB Group's exposures under the standardised approach by regulatory exposure class and risk weights.

	Exposure classes	Risk weight															Total	Of which unrated
		0%	2%	4%	10%	20%	35%	50%	70%	75%	100%	150%	250%	370%	1250%	Others		
	Amounts are in EUR m unless otherwise indicated	a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	p	q
1	Central governments and central banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	Corporates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Retail exposures	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	Exposures secured by mortgages on immovable property	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	Exposures in default	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	Exposures associated with particularly high risk	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Covered bonds	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
13	Exposures to institutions and corporates with a short-term credit assessment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
14	Units or shares in collective investment undertakings	15	-	-	-	-	-	-	-	-	267	-	-	2,082	1,219	11,811	15,394	15,394
15	Equity exposures	-	-	-	-	-	-	-	-	-	870	-	-	-	-	-	870	870
16	Other items	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
17	**TOTAL**	**15**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**1,137**	**-**	**-**	**2,082**	**1,219**	**11,811**	**16,264**	**16,264**

60 Risk Management Disclosure Report 2021

5.5. Use of the Internal Rating Based Approach

The Internal Ratings Based ('IRB') approach enables banks to use their own risk parameters to quantify required capital for credit risk. Following approval by the relevant governing bodies, the EIB Group decided to voluntarily adopt the Basel II Advanced Internal Rating Based ('A-IRB') approach for capital calculation. It developed internal models for ratings and credit risk parameters (Probability of Default ('PD'), Loss Given Default ('LGD') and Exposure at Default ('EAD')), in line with BBP and with the EU implementation of the BCBS standards, to ensure a robust Internal Rating system. PD, LGD and EAD models exist for all material exposure classes of the Bank, and the Bank uses the A-IRB approach for the majority of its book. The simple risk-weight approach is used for a limited number of equity exposures.

Internal credit risk parameter estimates are not only used for regulatory but also for economic capital calculations. Internal ratings are a key driver of loan grading and therefore of loan pricing and provisioning. The Group has set up a stress testing framework, in which the internal credit risk parameters and how they change under different macroeconomic scenarios play a major role.

Internal ratings

The EIB has developed an Internal Rating methodology ('IRM') to determine the internal ratings of its counterparties and the rating approach is differentiated by counterparty types. The table below sets out the relationship between internal ratings, equivalent external ratings and the ratings' definitions.

Table 6-14: EIB's internal ratings

Internal rating	Equivalent Moody's rating	Rating definition
1	Aaa	Counterpart of prime credit quality, with minimal credit risk.
2+	Aa1	High credit quality counterpart and subject to very low credit risk. Considerable stability of earnings, strong position in a non-cyclical sector and moderate leverage. Long-term prospects quite solid.
2	Aa2	
2-	Aa3	
3+	A1	Good credit quality counterpart and subject to low credit risk. Capacity to repay all obligations in the normal course of business is undoubted, but operating in a cyclical sector (or not having a strong position in a non-cyclical one), and therefore potentially showing a degree of vulnerability to downturns. Long-term prospects remain, however, solid.
3	A2	
3-	A3	
4+	Baa1	Acceptable credit quality counterpart subject to moderate credit risk but with an exposure to economic or industry cycles that could well lead, in the medium term, to a material deterioration in the borrower's financial performance.
4	Baa2	Minimum acceptable credit quality counterpart subject to increased credit risk.
4-	Baa3	Counterpart is financially vulnerable to external or internal factors such as high leverage, highly cyclical and competitive industries, or where event risk is a major consideration. Short-term solvency is not in question, but long-term prospects are uncertain.
5+	Ba1	Financially weak counterpart, whose capacity to repay obligations on a timely basis may be in question.
5	Ba2	
5-	Ba3	
6+	B1	Counterpart subject to high credit risk; capacity to repay questionable.
6	B2	
6-	B3	
7	Caa2	Counterpart judged to be of very poor credit standing and subject to very high credit risk.
8	D	Counterpart in default.

Credit risk 61

 62 Risk Management Disclosure Report 2021  The EIF applies a rating scale ranging from iAaa, for the highest investment grade exposures, down to iCaa3, for the weakest non-defaulted positions, and iCa which is considered as an internal default event under internal procedures. The EIF scale is calibrated with the intention of mapping directly to the equivalent expected loss rating of Moody’s.  Internal rating process and models  In order to ensure the independence of the rating assignment, there is an established framework for division of responsibilities between OPS (Loan Officers), TMR (post-signature monitoring) and GR&C (Credit Officers) regarding the due diligence and internal rating exercise. The final rating decision is communicated and discussed between OPS/TMR and GR&C and in the event of material disagreements it is the decision of GR&C. The same process applies to LGD assigned.  Several control mechanisms of the internal ratings system have been established to ensure the internal rating models are robust:  Under the mandate of the Credit Risk Control Function (‘CRCF’), GR&C-RM/GREG/IM (Internal Modelling division) and SG/ECON (General Secretariat, Economics Department) are responsible for the design and continuous refinement of the internal rating model methodologies, the review, maintenance and monitoring of the models’ performance and oversight of the rating systems as a whole.  A separate validation team within GR&C ensures the internal models’ compliance with the applicable regulations.  The Internal Rating Models Maintenance Committee (‘IRMMC’) has oversight over regular validation of the IRMs.  The Internal Audit function is responsible for checking annually the integrity of the internal rating system and its adherence to all applicable requirements.  An Annual Rating Model Performance report covering the performance of all A-IRB PD and LGD rating models under the remit of the CRCF is submitted to senior management and the MC on a yearly basis. Additionally, the IRMMC is informed on a regular basis through separate monitoring reports.  All internal rating models at the EIB follow an expert-based approach, meaning the ratings are primarily based on scorecards, which rely on quantitative factors and an analyst’s opinion for qualitative factors, but also allow adjustments to the rating based on judgmental factors to an explicitly limited degree. EU and non-EU counterparts are generally subject to the same rating approach, although in the rating model for Financial Institutions the scores are partially weighted differently, such that for non-EU counterparties, e.g. business risk factors are more heavily weighted than financial criteria.  The internal rating model for corporate counterparts (excluding project finance counterparts) assesses business risk and financial risk factors (including industry risks, company specifics, corporate governance, capital structure and debt service capacity) on a quantitative and qualitative basis by taking into account sector- and country-specific factors to determine an initial rating. Expert adjustments are made by considering the legal entities’ parental or government support. Before the final rating is determined, overriding tools are applied to incorporate information that was not considered in the scoring sheet.

 Credit risk 63  Most financial institution counterparts are rated by external rating agencies; nevertheless, an internal rating model is developed for such counterparts. The internal ratings process is very similar to that of corporates, although the rating criteria used differ and measure, on the one hand, qualitative criteria such as economic environment, regulatory and legal framework or competitive position and, on the other hand, financial criteria are assessed to evaluate the institution’s financial soundness. The final rating allows for judgmental overrides as seen above.  Non-EU sovereigns are rated by the Economics Department.  The internal rating model for sub-sovereign public authority (‘SSPA’) counterparties assesses the two main areas, operating environment and financial position/risk, to derive an initial rating from the scorecard. Subsequently, model-driven adjustments including a country test (to ensure the rating is in line with the rating of the sovereign) and overriding adjustments (expert-based) and market information are made.  A specific internal rating model exists for public sector entities (‘PSE’) that are neither sovereign nor sub-sovereign public authorities, nor corporates. They are, though, considered within the institutions’ IRB exposure class for capital calculation purposes. For the initial scorecard rating, the business risk profile as well as the financial risk profile are assessed. For potential adjustments, the degree and likelihood of extraordinary support from the sponsoring sovereign or sub-sovereign are assessed via specific criteria.  Requests for information addressed to the EIB Group including those related to the decisions made on internal ratings assigned to applicants for loans are handled by the Infodesk in line with the Group’s Transparency Policy. As the Group does not directly lend to SMEs, these will usually be informed that loan decisions and conditions of financing fall within the remit of the Financial Intermediaries and that the Group is not involved in the rating decision-making process.  Credit risk parameters  Due to the shortage of statistically relevant historical default data, the Bank uses external estimates of PDs for its internal ratings. For EU counterparts, internal rating grades are mapped to Moody’s rating grades taking into account the criteria of the internal and external rating. The calibration method for PDs is then based on Moody’s published data on default experience. For non-EU counterparties, default data history is provided through the GEMs (Global Emerging Markets Risk) database, which allows for statistical modelling. The calibration of PDs also uses GEMs and Moody’s data.  The LGD model also relies mainly on external data and expert judgment given the lack of default data, and a downturn LGD is used for regulatory capital purposes. The LGD treatment is differentiated between EU and non-EU, and by counterparty, exposure type and economic sector. For non-EU counterparties, the LGD is statistically estimated and annually reviewed on the basis of GEMs data. Credit risk mitigation clauses have an impact on LGD and are taken into account for determining the LGD of a transaction.  On the basis of the protection provided by its preferred creditor status (PCS) and Statute (Article 26.2, exemption from all forms of requisition or expropriation), the Bank assumes full recovery of its EU

 Member States’ assets upon maturity 30 . Hence, the Bank assumes no credit risk on direct and guaranteed exposures to MS. Furthermore, as per its BBP Framework, central banks of EU Member States benefit from the same regime.  To obtain own estimates of Credit Conversion Factors (‘CCFs’) for the EAD calculation, the Bank uses a model that takes into consideration the counterparty type.  30 EIB exposure to EU Member States, except for exposure in the form of debt instruments with collective action clauses.  64 Risk Management Disclosure Report 2021

Template EU CR6 – IRB approach – Credit risk exposures by exposure class and PD range

This template provides detailed information on specific portfolios of the EIB Group treated under the Advanced Internal Rating Based Approach, under which banks are allowed to use their own estimate of the PD and LGD and other credit risk parameters for the calculation of their regulatory capital requirements. Unrated exposures are excluded from the templates. Amounts are in EUR m, unless otherwise indicated.

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Central governments and central banks													
	0.00 to <0.15	165,823	31,541	57.1%	183,826	0.0%	119	2.9%	31	2,835	1.5%	2	-
	0.00 to <0.10	160,707	31,241	57.1%	178,551	0.0%	112	2.6%	32	2,247	1.3%	1	-
	0.10 to <0.15	5,116	300	53.0%	5,275	0.1%	7	10.5%	12	587	11.1%	1	-
	0.15 to <0.25	32,199	8,509	50.1%	36,464	0.2%	8	0.7%	10	340	0.9%	-	-
	0.25 to <0.50	6,785	3,664	48.2%	8,551	0.3%	6	0.7%	12	99	1.2%	-	-
	0.50 to <0.75	3,247	1,559	40.4%	3,877	0.5%	5	14.6%	13	1,288	33.2%	3	-
	0.75 to <2.50	18,495	3,697	59.5%	20,694	0.9%	4	1.9%	13	1,090	5.3%	4	-
	0.75 to <1.75	18,495	3,697	59.5%	20,694	0.9%	4	1.9%	13	1,090	5.3%	4	-
	1.75 to <2.5	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	2.50 to <10	1,776	1,188	40.1%	2,252	3.9%	13	20.3%	8	1,530	67.9%	18	-
	2.5 to <5	1,744	831	40.0%	2,077	3.4%	8	20.3%	7	1,349	65.0%	14	-
	5 to <10	32	356	40.2%	175	9.5%	5	20.1%	19	181	103.3%	4	-
	10 to <100	21	408	40.0%	184	19.7%	9	20.0%	21	228	123.6%	7	-
	10 to <20	21	408	40.0%	184	19.7%	9	20.0%	21	228	123.6%	7	-
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	100 (Default)	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
Sub-total (exposure class)		**228,346**	**50,565**	**54.4%**	**255,848**	**0.2%**	**164**	**2.8%**	**25**	**7,409**	**2.9%**	**34**	**-**

Credit risk 65

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Institutions													
	0.00 to <0.15	94,100	21,821	60.9%	106,115	0.1%	578	27.4%	14	22,959	21.6%	17	-
	0.00 to <0.10	81,617	18,047	60.3%	91,442	0.0%	475	25.5%	14	16,158	17.7%	10	-
	0.10 to <0.15	12,483	3,773	64.3%	14,672	0.1%	103	39.0%	10	6,801	46.4%	6	-
	0.15 to <0.25	16,652	5,508	62.2%	19,245	0.2%	121	33.7%	11	9,661	50.2%	11	-
	0.25 to <0.50	6,301	374	56.6%	5,763	0.3%	68	18.5%	10	1,885	32.7%	3	-
	0.50 to <0.75	1,597	502	63.6%	1,213	0.5%	47	32.7%	14	922	76.0%	2	-
	0.75 to <2.50	3,059	255	61.3%	1,243	1.3%	49	26.6%	6	922	74.2%	5	-
	0.75 to <1.75	2,702	233	60.7%	888	0.9%	41	23.1%	7	545	61.3%	2	-
	1.75 to <2.5	357	22	68.0%	354	2.1%	8	35.5%	5	377	106.5%	3	-
	2.50 to <10	2,008	731	68.7%	1,012	4.6%	53	39.1%	6	1,628	160.8%	23	-
	2.5 to <5	849	-	0.0%	594	3.2%	22	20.0%	7	412	69.2%	4	-
	5 to <10	1,159	731	68.7%	418	6.7%	31	66.4%	5	1,217	291.1%	19	-
	10 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	10 to <20	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	100 (Default)	235	35	53.0%	195	100.0%	6	10.8%	10	143	73.2%	27	27
Sub-total (exposure class)		**123,951**	**29,226**	**61.4%**	**134,785**	**0.3%**	**922**	**28.0%**	**13**	**38,120**	**28.3%**	**87**	**27**

66 Risk Management Disclosure Report 2021

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates - Other													
	0.00 to <0.15	50,268	7,275	86.5%	56,408	0.1%	208	38.7%	9	19,454	34.5%	20	-
	0.00 to <0.10	21,188	3,052	87.0%	23,843	0.1%	112	39.5%	9	6,881	28.9%	6	-
	0.10 to <0.15	29,080	4,224	86.1%	32,565	0.1%	96	38.0%	9	12,573	38.6%	14	-
	0.15 to <0.25	20,417	3,855	86.4%	23,506	0.2%	120	40.0%	9	11,994	51.0%	15	-
	0.25 to <0.50	8,750	3,815	87.8%	12,099	0.3%	135	41.6%	9	8,402	69.4%	14	-
	0.50 to <0.75	3,326	1,413	85.8%	4,538	0.5%	61	48.1%	7	4,523	99.7%	11	-
	0.75 to <2.50	2,254	883	86.7%	2,958	1.2%	97	45.1%	12	3,840	129.8%	16	-
	0.75 to <1.75	1,995	446	87.3%	2,323	1.0%	77	47.2%	11	3,053	131.4%	10	-
	1.75 to <2.5	259	437	86.2%	636	2.1%	20	37.4%	13	787	123.9%	5	-
	2.50 to <10	819	173	82.2%	922	4.6%	76	33.8%	7	1,180	127.9%	14	-
	2.5 to <5	750	62	81.8%	761	3.7%	46	34.1%	7	936	122.9%	10	-
	5 to <10	70	111	82.4%	161	8.7%	30	32.4%	8	244	151.4%	5	-
	10 to <100	47	25	74.8%	65	19.7%	12	32.2%	5	130	198.9%	4	-
	10 to <20	47	25	74.8%	65	19.7%	12	32.2%	5	130	198.9%	4	-
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	100 (Default)	530	65	85.7%	586	100.0%	24	39.5%	4	1,272	217.2%	226	131
Sub-total (exposure class)		**86,411**	**17,504**	**86.7%**	**101,083**	**0.8%**	**733**	**39.9%**	**9**	**50,795**	**50.3%**	**320**	**131**

Credit risk 67

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates – Specialised lending													
	0.00 to <0.15	2,127	208	57.0%	2,245	0.1%	22	33.4%	14.3	858	38.2%	1	-
	0.00 to <0.10	172	128	57.0%	245	0.1%	5	24.9%	8.6	46	18.7%	-	-
	0.10 to <0.15	1,954	80	57.0%	2,000	0.1%	17	34.4%	15.0	812	40.6%	1	-
	0.15 to <0.25	4,576	95	57.0%	4,585	0.2%	44	28.5%	16.7	1,749	38.2%	2	-
	0.25 to <0.50	3,087	2	57.0%	2,997	0.3%	48	29.5%	15.4	1,552	51.8%	3	-
	0.50 to <0.75	2,436	75	57.0%	2,455	0.5%	32	30.4%	13.2	1,672	68.1%	4	-
	0.75 to <2.50	2,732	629	57.0%	2,939	1.4%	41	38.1%	16.1	3,431	116.8%	16	-
	0.75 to <1.75	1,865	355	57.0%	2,035	1.0%	32	35.8%	15.9	2,060	101.2%	8	-
	1.75 to <2.5	867	274	57.0%	904	2.1%	9	43.3%	16.7	1,371	151.7%	8	-
	2.50 to <10	995	130	57.0%	927	4.8%	20	33.1%	13.8	1,255	135.4%	14	-
	2.5 to <5	408	130	57.0%	444	3.3%	8	37.9%	14.1	643	144.8%	6	-
	5 to <10	586	-	57.0%	483	6.1%	12	28.6%	13.5	612	126.7%	8	-
	10 to <100	26	-	57.0%	26	19.7%	1	32.2%	14.7	52	199.5%	2	-
	10 to <20	26	-	57.0%	26	19.7%	1	32.2%	14.7	52	199.5%	2	-
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	-
	100 (Default)	716	93	57.0%	754	100.0%	16	35.2%	11.7	1,655	219.5%	201	214
Sub-total (exposure class)		**16,695**	**1,233**	**57.0%**	**16,928**	**5.2%**	**224**	**31.8%**	**15.2**	**12,225**	**72.2%**	**242**	**214**
Total (all exposure classes)		**455,403**	**98,528**	**62,2%**	**508,645**		**2,043**		**18.5**	**108,549**	**21.3%**	**682**	**372**

68 Risk Management Disclosure Report 2021

Template EU CR6-A – Scope of the use of IRB and SA approaches

The below template exhibits the total amount of exposures treated under the IRB approach (before credit risk mitigation) compared to the exposure calculated in the context of the leverage ratio. Exposure values under the IRB approach (column a) are higher than the exposure considered in the calculation of the leverage ratio (column b)) due to the use of different credit conversion factors. It should also be noted that exposures under the standardised approach are not included in column a but reported in column b). As a general rule, credit institutions that have received the authorisation to use IRB models for a given exposure class should treat all the exposures belonging to this category under the IRB approach. However, under certain conditions (specified in the Article 166 of the CRR) credit institutions may still apply the Standardised approach for certain counterparties under this exposure class. These should be reported in column c) of the template.

		Exposure value as defined in Article 166 CRR for exposures subject to IRB approach	Total exposure value for exposures subject to the Standardised approach and to the IRB approach	Percentage of total exposure value subject to the permanent partial use of the SA (%)	Percentage of total exposure value subject to IRB Approach (%)	Percentage of total exposure value subject to a roll-out plan (%)
Amounts are in EUR m, unless otherwise indicated		a	b	c	d	e
1	Central governments and central banks	151,185	153,387	0.0%	100.0%	0.0%
1.1	Of which Regional governments or local authorities		23,277	0.0%	100.0%	0.0%
1.2	Of which Public sector entities		-	0.0%	0.0%	0.0%
2	Institutions	229,156	223,755	0.0%	100.0%	0.0%
3	Corporates	134,209	127,379	0.0%	100.0%	0.0%
3.1	Of which Corporates - Specialised lending, excluding slotting approach		17,422	0.0%	100.0%	0.0%
3.2	Of which Corporates - Specialised lending under slotting approach		-	0.0%	0.0%	0.0%
4	Retail	-	-	0.0%	0.0%	0.0%
4.1	of which Retail – Secured by real estate SMEs		-	0.0%	0.0%	0.0%
4.2	of which Retail – Secured by real estate non-SMEs		-	0.0%	0.0%	0.0%
4.3	of which Retail – Qualifying revolving		-	0.0%	0.0%	0.0%
4.4	of which Retail – Other SMEs		-	0.0%	0.0%	0.0%
4.5	of which Retail – Other non-SMEs		-	0.0%	0.0%	0.0%
5	Equity	3,425	23,395	85.4%	14.6%	0.0%
6	Other non-credit obligation assets	3,829	3,829	0.0%	100.0%	0.0%
7	**Total**	**521,804**	**531,745**	**3.8%**	**96.2%**	**0.0%**

Credit risk 69

Template EU CR7 – IRB approach – Effect on the RWEAs of credit derivatives used as CRM techniques

This template shows the impact of credit risk derivatives on banks' capital requirements. As the EIB Group does not make use of credit risk derivatives, columns a) and b) of the template are equal.

		Pre-credit derivatives risk weighted exposure amount	Actual risk weighted exposure amount
Amounts are EUR m, unless otherwise indicated		a	b
1	**Exposures under F-IRB**	-	-
2	Central governments and central banks	-	-
3	Institutions	-	-
4	Corporates	-	-
4.1	*of which Corporates - SMEs*	-	-
4.2	*of which Corporates - Specialised lending*	-	-
5	**Exposures under A-IRB**	**108,549**	**108,549**
6	Central governments and central banks	7,409	7,409
7	Institutions	38,120	38,120
8	Corporates	63,020	63,020
8.1	*of which Corporates - SMEs*	-	-
8.2	*of which Corporates - Specialised lending*	12,225	12,225
9	Retail	-	-
9.1	*of which Retail – SMEs - Secured by immovable property collateral*	-	-
9.2	*of which Retail – non-SMEs - Secured by immovable property collateral*	-	-
9.3	*of which Retail – Qualifying revolving*	-	-
9.4	*of which Retail – SMEs - Other*	-	-
9.5	*of which Retail – Non-SMEs- Other*	-	-
10	**TOTAL (including F-IRB exposures and A-IRB exposures)**	**108,549**	**108,549**

70 Risk Management Disclosure Report 2021

Template EU CR7-A – IRB approach – Disclosure of the extent of the use of CRM techniques

This template provides a detailed overview of the credit risk protection received on exposures treated under the IRB approach. The last two columns of the template show the final RWEA by regulatory exposure class (obligor exposure class in column m) vs. credit protection provider in column n)). Amounts are in EUR m, unless otherwise indicated.

A-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)		RWEA without substitution effects (reduction effects only)	RWEA with substitution effects (both reduction and sustitution effects)
			Part of exposures covered by **Financial Collaterals (%)**	Part of exposures covered by **Other eligible collaterals (%)**	Part of exposures covered by **Immovable property Collaterals (%)**	Part of exposures covered by **Receivables (%)**	Part of exposures covered by **Other physical collateral (%)**	Part of exposures covered by **Other funded credit protection (%)**	Part of exposures covered by **Cash on deposit (%)**	Part of exposures covered by **Life insurance policies (%)**	Part of exposures covered by **Instruments held by a third party (%)**	Part of exposures covered by **Guarantees (%)**	Part of exposures covered by **Credit Derivatives (%)**		
		a	b	c	d	e	f	g	h	i	j	k	l	m	n
1	Central governments and central banks	312,612	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	4,012	7,409
2	Institutions	143,238	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	39,511	38,120
3	Corporates	120,234	3.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	65,023	63,020
3.1	*Of which Corporates – SMEs*	-	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-	-
3.2	*Of which Corporates – Specialised lending*	17,513	2.7%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	12,225	12,225

Credit risk 71

 72 Risk Management Disclosure Report 2021  3.3  Of which Corporates –  Other  102,721  0.5%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  52,799  50,795  4  Retail  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  4.1  Of which Retail  – Immovable property SMEs  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  4.2  Of which Retail  – Immovable  property non- SMEs  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  4.3  Of which Retail  – Qualifying revolving  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  4.4  Of which Retail  – Other SMEs  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  4.5  Of which Retail  – Other non- SMEs  -  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  -  -  5  Total  576,085  1.4%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  108,546  108,549

RWEA flow statements of credit risk exposures under the IRB approach

This table presents a breakdown of the evolution of the credit risk RWEA under the IRB approach between the previous and current reporting period.

EUR m	
RWEA as at 1.1.2021	**159,556**
Asset size	(45,041)
Asset quality	18,568
Model updates	(7,810)
Methodology and policy	(19,400)
Other (including foreign exchange movements)	9,154
RWEA as at 31.12.2021	**115,027**

The decrease in the RWEA observed over 2021 is mostly due to the implementation of CRR II and the resulting reclassification of the RWEA related to equity investments in CIUs from the IRB to the standardised approach. The decrease under "Model updates" has as a main underlying driver the implementation of a new credit conversion factor model for regulatory purposes.

Template CR9 – IRB approach – Back-testing of PD per exposure class (fixed PD scale)

The template below shows a breakdown of specific portfolios treated under the AIRB approach with a split by PD buckets. As the purpose of this template is to show information on the back-testing of PD, unrated counterparties for which no internal PD estimate is available are excluded from the templates below. Amounts are in EUR m unless otherwise indicated.

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)
			Of which number of obligors which defaulted in the year			
a	b	c	d	e	f	g
Central governments and central banks	0.00 to <0.15	128	-	0.0%	0.0%	0.0%
	0.00 to <0.10	112	-	0.0%	0.0%	0.0%
	0.10 to <0.15	16	-	0.0%	0.1%	0.1%
	0.15 to <0.25	3	-	0.0%	0.2%	0.2%
	0.25 to <0.50	8	-	0.0%	0.3%	0.3%
	0.50 to <0.75	-	-	n.a	0.5%	n.a
	0.75 to <2.50	4	-	0.0%	0.9%	1.5%
	0.75 to <1.75	3	-	0.0%	0.9%	1.3%
	1.75 to <2.5	1	-	0.0%	0.0%	2.2%
	2.50 to <10	9	-	0.0%	3.9%	5.3%
	2.5 to <5	5	-	0.0%	3.4%	3.8%
	5 to <10	4	-	0.0%	9.5%	7.2%
	10 to <100	10	-	0.0%	19.7%	22.3%
	10 to <20	3	-	0.0%	19.7%	13.6%
	20 to <30	7	-	0.0%	0.0%	26.0%
	30 to <100	-	-	n.a	n.a	n.a
	100 (Default)	-	-	n.a	n.a	n.a

Credit risk 73

Exposure class	PD range	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)
a	b	c	d	e	f	g
Institutions	0.00 to <0.15	617	-	0.0%	0.1%	0.1%
	0.00 to <0.10	517	-	0.0%	0.0%	0.0%
	0.10 to <0.15	100	-	0.0%	0.1%	0.1%
	0.15 to <0.25	86	-	0.0%	0.2%	0.2%
	0.25 to <0.50	102	-	0.0%	0.3%	0.3%
	0.50 to <0.75	50	-	0.0%	0.5%	0.5%
	0.75 to <2.50	63	1	1.6%	1.3%	1.4%
	0.75 to <1.75	48	1	2.1%	0.9%	1.2%
	1.75 to <2.5	15	-	0.0%	2.1%	2.2%
	2.50 to <10	40	1	2.5%	4.6%	4.7%
	2.5 to <5	20	1	5.0%	3.2%	3.4%
	5 to <10	20	-	0.0%	6.7%	6.0%
	10 to <100	11	-	0.0%	0%	10.2%
	10 to <20	11	-	0.0%	0%	10.2%
	20 to <30	-	-	n.a	n.a	n.a
	30 to <100	-	-	n.a	n.a	n.a
	100 (Default)	7	-	0.0%	100.0%	100.0%

Exposure class	PD range	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)
a	b	c	d	e	f	g
Corporates – Other	0.00 to <0.15	188	-	0.0%	0.1%	0.1%
	0.00 to <0.10	98	-	0.0%	0.1%	0.1%
	0.10 to <0.15	90	-	0.0%	0.1%	0.1%
	0.15 to <0.25	96	-	0.0%	0.2%	0.2%
	0.25 to <0.50	121	-	0.0%	0.3%	0.3%
	0.50 to <0.75	68	-	0.0%	0.5%	0.5%
	0.75 to <2.50	82	1	1.2%	1.2%	1.3%
	0.75 to <1.75	67	1	1.5%	1.0%	1.1%
	1.75 to <2.5	15	-	0.0%	2.1%	2.2%
	2.50 to <10	57	-	0.0%	4.6%	5.4%
	2.5 to <5	22	-	0.0%	3.7%	3.3%
	5 to <10	35	-	0.0%	8.7%	6.7%

74 Risk Management Disclosure Report 2021

	10 to <100	38	1	2.6%	19.7%	14.6%
	10 to <20	34	1	2.9%	19.7%	13.2%
	20 to <30	4	-	0.0%	0.0%	26.0%
	30 to <100	0	-	n.a	0.0%	n.a
	100 (Default)	21	-	0.0%	100.0%	100.0%

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)
			Of which number of obligors which defaulted in the year			
a	b	c	d	e	f	g
Corporates – Specialised lending	0.00 to <0.15	20	-	0.0%	0.1%	0.1%
	0.00 to <0.10	4	-	0.0%	0.1%	0.1%
	0.10 to <0.15	16	-	0.0%	0.1%	0.1%
	0.15 to <0.25	38	-	0.0%	0.2%	0.2%
	0.25 to <0.50	54	-	0.0%	0.3%	0.3%
	0.50 to <0.75	36	-	0.0%	0.5%	0.5%
	0.75 to <2.50	40	-	0.0%	1.4%	1.4%
	0.75 to <1.75	32	-	0.0%	1.0%	1.2%
	1.75 to <2.5	8	-	0.0%	2.1%	2.2%
	2.50 to <10	12	-	0.0%	4.8%	5.3%
	2.5 to <5	4	-	0.0%	3.3%	3.2%
	5 to <10	8	-	0.0%	6.1%	6.4%
	10 to <100	10	2	20.0%	19.7%	17.6%
	10 to <20	6	-	0.0%	19.7%	11.9%
	20 to <30	4	2	50.0%	0.0%	26.0%
	30 to <100	0	-	n.a	0.0%	n.a
	100 (Default)	16	-	0.0%	100.0%	100.0%

Template CR9.1 –IRB approach – Back-testing of PD per exposure class (only for PD estimates according to point (f) of Article 180(1) CRR)

Similar to the previous template, banks should disclose in the tables below a breakdown of specific portfolios treated under the IRB approach. Instead of using fixed PD ranges, banks should use for the table below PD buckets corresponding to the external rating equivalent to which they have mapped their internal grades. Due to the low default nature of EIBG portfolios and hence the shortage of statistically relevant historical default data, EIBG's internal models make use of external data to construct PD estimates attributed to internal ratings. For counterparts covered under the EU Credit Risk Guidelines (CRG), data from Moody's is used. For counterparts covered under the Non-EU CRG, a combination of data from Moody's and the Global Emerging Markets Risk Database (GEMs) is used. The use of different PD scales for EU and Non-EU CRG counterparties therefore means that the Group discloses two sets of tables for this template. As the purpose of the templates below is to show information on the back-testing of PD, unrated counterparties for which no internal PD estimate is available are excluded from the templates below. Amounts are in EUR m, unless otherwise indicated.

Credit risk 75

A-IRB - EU CRG counterparties

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Central governments and central banks	0.00 to 0.00	Aaa	14	-	0.0%	0.0%
	0.00 to 0.03	Aa1 to Aa3	66	-	0.0%	0.0%
	0.04 to 0.08	A1 to A3	29	-	0.0%	0.1%
	0.09 to 0.30	Baa1 to Baa3	24	-	0.0%	0.2%
	0.31 to 1.43	Ba1 to Ba3	3	-	0.0%	1.3%
	1.44 to 5.94	B1 to B3	2	-	0.0%	2.8%
	5.95 to 99.99	C	-	-	n.a	n.a
	100	D	-	-	n.a	n.a

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Institutions	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.03	Aa1 to Aa3	-	-	n.a	n.a
	0.04 to 0.08	A1 to A3	515	-	0.0%	0.1%
	0.09 to 0.30	Baa1 to Baa3	285	-	0.0%	0.2%
	0.31 to 1.43	Ba1 to Ba3	92	1	1.1%	0.8%
	1.44 to 5.94	B1 to B3	53	1	1.9%	4.0%
	5.95 to 99.99	C	11	-	0.0%	10.2%
	100	D	6	-	0.0%	100.0%

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Corporates - Other	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.03	Aa1 to Aa3	-	-	n.a	n.a
	0.04 to 0.08	A1 to A3	96	-	0.0%	0.1%
	0.09 to 0.30	Baa1 to Baa3	303	-	0.0%	0.2%
	0.31 to 1.43	Ba1 to Ba3	122	1	0.8%	0.8%
	1.44 to 5.94	B1 to B3	44	-	0.0%	3.8%
	5.95 to 99.99	C	4	-	0.0%	10.2%
	100	D	8	-	0.0%	100.0%

76 Risk Management Disclosure Report 2021

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Corporates - Specialized Lending	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.03	Aa1 to Aa3	-	-	n.a	n.a
	0.04 to 0.08	A1 to A3	3	-	0.0%	0.1%
	0.09 to 0.30	Baa1 to Baa3	106	-	0.0%	0.2%
	0.31 to 1.43	Ba1 to Ba3	66	-	0.0%	0.8%
	1.44 to 5.94	B1 to B3	16	-	0.0%	3.6%
	5.95 to 99.99	C	3	-	0.0%	10.2%
	100	D	10	-	0.0%	100.0%

A-IRB - Non-EU CRG counterparties

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Central governments and central banks	0.00 to 0.00	Aaa	1	-	0.0%	0.0%
	0.00 to 0.07	Aa1 to Aa3	-	-	n.a	n.a
	0.07 to 0.12	A1 to A3	2	-	0.0%	0.1%
	0.12 to 0.47	Baa1 to Baa3	3	-	0.0%	0.4%
	0.47 to 2.59	Ba1 to Ba3	1	-	0.0%	2.6%
	2.59 to 13.64	B1 to B3	7	-	0.0%	5.9%
	13.64 to 99.99	C	10	-	0.0%	22.3%
	100	D	-	-	n.a	n.a

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year	Of which number of obligors which defaulted in the year	Observed average default rate (%)	Average PD (%)
a	b	c	d	e	f	g
Institutions	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.07	Aa1 to Aa3	-	-	n.a	n.a
	0.07 to 0.12	A1 to A3	2	-	0.0%	0.1%
	0.12 to 0.47	Baa1 to Baa3	3	-	0.0%	0.4%
	0.47 to 2.59	Ba1 to Ba3	7	-	0.0%	1.7%
	2.59 to 13.64	B1 to B3	1	-	0.0%	7.2%
	13.64 to 99.99	C	0	-	n.a	n.a
	100	D	1	-	n.a	n.a

Credit risk 77

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)
				Of which number of obligors which defaulted in the year		
a	b	c	d	e	f	g
Corporates - Other	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.07	Aa1 to Aa3	-	-	n.a	n.a
	0.07 to 0.12	A1 to A3	5	-	0.0%	0.1%
	0.12 to 0.47	Baa1 to Baa3	1	-	0.0%	0.2%
	0.47 to 2.59	Ba1 to Ba3	19	-	0.0%	1.6%
	2.59 to 13.64	B1 to B3	22	-	0.0%	7.0%
	13.64 to 99.99	C	34	1	2.9%	15.1%
	100	D	13	-	0.0%	100.0%

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)
				Of which number of obligors which defaulted in the year		
a	b	c	d	e	f	g
Corporates - Specialized Lending	0.00 to 0.00	Aaa	-	-	n.a	n.a
	0.00 to 0.07	Aa1 to Aa3	-	-	n.a	n.a
	0.07 to 0.12	A1 to A3	1	-	0.0%	0.1%
	0.12 to 0.47	Baa1 to Baa3	2	-	0.0%	0.4%
	0.47 to 2.59	Ba1 to Ba3	3	-	0.0%	1.7%
	2.59 to 13.64	B1 to B3	3	-	0.0%	7.2%
	13.64 to 99.99	C	7	2	28.6%	20.7%
	100	D	6	-	0.0%	100.0%

5.6. Equity risk

Equity-type risks result from the Group's investments that de facto expose the Group to the risk of the performance of the investee's business.

The Group is exposed to equity risk from the following sources:

EIB direct equity investments:

- EIB's strategic participation in the EBRD.
- Shares that have been obtained in the context of a financial restructuring of a publicly quoted or privately held company to which the EIB has lent ("Accidental equity");

EIB indirect equity investments:

- Equity-type investments including investments in infrastructure and climate funds as well as private equity funds, predominantly focusing on geographies outside the EU. Following the implementation of the EIB Group Equity Strategy in 2021, the EU climate and infrastructure

78 Risk Management Disclosure Report 2021

 funds business has been transferred to the EIF. However, the EIB retained the portfolio of investments in such funds up until end 2020, as well as existing and new co-investments alongside these funds.  Equity-type investments originated by the EIF on behalf of the EIB in the form of investments in infrastructure and climate funds, venture capital/private equity funds, private debt funds and related structures (e.g. co-investment vehicles) and similar structures under ad-hoc facilities mainly under the following mandates:  Risk Capital Resources (‘RCR’);  Infrastructure and Climate Fund Facility (‘INCF’);  Senior Private Credit (‘SPC’) under the Pan-European Guarantee Fund (‘EGF’); and  EIB Group Risk Enhancement Mandate (‘EREM’).  Quasi-equity operations which are economically considered as equity-type risk31 as they do not carry all the risks of a pure equity investment such as venture debt (with financing legally structured through a loan contract but usually remunerated via an equity kicker), typically under risk sharing mandates such as InnovFin/EFSI;  EIF own resources indirect equity investments  Indirect equity exposures via Private Equity, Venture Capital and Private Debt funds;  Indirect equity exposures via Funds of Funds;  Secondary indirect equity investments through the purchase of a secondary stake in a fund (for the EIF Treasury portfolio only);  Direct equity exposures via co-investments (in companies or portfolio companies) to a limited extent.  Management, monitoring and reporting  The EIB’s Equity Risk Guidelines (“ERG”) address risk issues and related risk-mitigating measures associated with indirect equity originated by the EIB and quasi-equity investments irrespective of their geographical focus and origin of funds. Together with the Equity Monitoring Procedures (“EMP”), they set out the monitoring procedures, including the periodic scoring of equity-type investments prepared by TMR and reviewed by GR&C. The equity-type investments are fair valued periodically by TMR or OPS (depending on the relevant responsibility for monitoring) and set against their carrying value to calculate performance.  The EIF’s Equity Risk Policy Guidelines (“ERPG”) cover the equity risk investment and monitoring process.  The core of the EIF equity specific risk management practices consists of a structured and regular fund manager review process, in which the financial performance of each fund manager and fund in the portfolio is assessed, operational issues at the level of fund managers are identified, and remedy actions are agreed. This process is run by both the first and second lines of defence.  More specifically, the Fund has developed a toolset to design, manage and monitor portfolios of private equity (‘PE’) funds tailored to the dynamics of this market place. This tool-set is based on an  31 From an accounting point of view, quasi-equity loans are considered as debt and consequently reported in the EBA templates under “Loans and advances” as applicable.  Credit risk 79

 80 Risk Management Disclosure Report 2021  internal model, which allows the Fund to better assess and verify each fund’s but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the EIF assigns an equity score which is based on the outcome of extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk and equity scores are annually reviewed by the Fund’s risk management team.  Considering equity risk arising from venture capital and middle market investments under the indirect equity mandates, the EIF monitors the exposures which are reported through the Group Risk Report to the MC of the EIB on a quarterly basis in respect of key measures: key performance indicators, headroom, details on portfolio diversification as well as expected investment performance.  Equity risk is featured to various levels of detail in internal EIB Group entities’ reportings and regularly submitted to senior management.  In 2021, CRR II introduced a new hierarchy of credit risk approaches for dealing with equity investments in CIUs, reflecting the degree of transparency over the underlying exposures. Article 152 of CRR II stipulates that institutions should apply the different approaches in the following order:  Look-through approach (‘LTA’);  Mandate-based approach (‘MBA’);  Fall-back approach 1250% risk weight  Consequently, since 2021, the EIB Group is calculating its capital requirements for the indirect equity investments on the basis of the LTA, which has ultimately led to wider application of the Standardised approach, as disclosed in template EU CR4 above.  Capital requirements for the participation in the EBRD are calculated on the basis of the Standardised approach, as disclosed in template EU CR4 above. Quasi-equity exposures are treated under the simple risk weighted approach, as presented in template EU CR10 below.

Template EU CR10 – Specialised lending and equity exposures under the simple risk weighted approach

The template below focuses on equity exposures under the simple risk weighted approach. As the project finance portfolio of the EIB Group is not subject to the slotting approach and the EIB Group is not engaged in any of the other specialised lending activities, the related tables are not disclosed. With the implementation of CRR II, the bulk of the EIB Group's equity exposures consisting of investments in funds are now treated under the look-through approach. Amounts are in EUR m, unless otherwise indicated.

Template EU CR10.5

Equity exposures under the simple risk weighted approach						
	On-balance sheet exposure	Off-balance sheet exposure	Risk weight	Exposure value	Risk weighted exposure amount	Expected loss amount
Categories	a	b	c	d	e	f
Private equity exposures	-	-	190.0%	-	-	-
Exchange-traded equity exposures	-	-	290.0%	-	-	-
Other equity exposures	847	510	370.0%	1,358	5,024	37
Total	**847**	**510**		**1,358**	**5,024**	**37**

Credit risk 81

 82 Risk Management Disclosure Report 2021  6. Counterparty credit risk  Introduction  Counterparty credit risk is defined as the risk that the counterparty of an OTC derivatives transaction or securities-financing transaction (‘SFT’) defaults before the final settlement of the transaction’s cash flows meaning that the counterparty will not be able to fulfil present and future payment obligations. The exposure at risk changes over time as market parameters change and it is of a bilateral nature.  The EIB uses derivatives, mainly currency and interest rate swaps, but also structured swaps, futures, forward rate agreements and currency forwards, as part of its ALM activities to manage exposures to interest rate and foreign currency risk and as part of its treasury operations. The Fund does not hold derivatives.  The EIB enters into SFTs, mostly in the form of reverse repos with banking counterparties. Such transactions are used as part of its treasury management activities to place liquidity not immediately needed for disbursement of loans. The Fund does not engage in SFTs.  Mitigation, monitoring and reporting  The EIB’s counterparty credit risk is governed by its financial risk guidelines. The Derivatives division within GR&C is responsible for monitoring and measuring counterparty credit risk on derivatives and the Treasury & Liquidity division for monitoring and measuring counterparty credit risk on SFTs. Changes to models and methodology in relation to counterparty credit risk for derivatives are discussed by the Derivatives Strategy and Models Committee (DSMC), which meets quarterly and has the mission to analyse and discuss possible improvements in policies, procedures, models, methods and tools that constitute the operational framework for derivatives transactions at the EIB.  Methodology used to assign internal capital and credit limits for counterparty credit exposures, including the methods to assign those limits to exposures to central counterparties  The EIB uses internal credit limits for derivatives and SFTs, which are approved by the MC, and monitored on a daily basis. Corrective actions are taken in the event of limit breaches and dedicated daily reporting about limit usage is in place. Credit limits for derivatives are set on the Potential Future Exposure computed in a simulation engine on multiple time points and under various rating scenarios. To compute the credit limit usage of SFTs, exposures are weighted by fixed percentages depending on the SFT type. Exposures and limits for derivatives and SFTs are consolidated with general credit risk exposures in the global limit system to manage these within the overall credit processes.  Policies related to guarantees and other credit risk mitigants, such as the policies for securing collateral and establishing credit reserves  A number of credit risk mitigants are used to limit the EIB’s counterparty credit risk. To be able to trade derivatives with the EIB, commercial banks need to enter into an ISDA Master Agreement with a Credit Support Annex (‘CSA’) that has Independent Amounts linked to the counterparty rating, and the counterparty also needs to satisfy a minimum rating requirement.

 Counterparty credit risk 83  Institutions such as multilateral development banks and central banks are not required to enter into CSAs. In order to trade repos with the EIB, commercial banks need to enter into a Global Master Repurchase Agreement (GMRA). The GMRAs currently in place do not have rating-dependent parameters. Eligibility criteria for derivatives and repo counterparties as well as risk limits are approved by the MC. All derivative exposures are priced on a daily basis and, if applicable, collateralised by cash or bonds under a CSA which allows for daily margin calls in nearly all cases. The EIB does not post collateral under any CSA. Collateral received is monitored and valued regularly and an internal haircut that is at least as conservative as the regulatory haircut is applied for internal and external exposure measurement purposes. Margining for SFTs such as tri-party repos is outsourced to tri-party agents that calculate exposure and administer margin calls on an intra-day basis. Margining for SFTs such as bilateral repos is performed by the EIB on a daily basis. The exposure is fully collateralised at transaction level, with a subsequent call in accordance with the underlying agreement.  The Group receives a material amount of collateral for derivatives covered by a CSA and for reverse repurchase transactions covered by a GMRA. A comprehensive overview of the composition of collateral received for derivatives under an ISDA Master Agreement can be found in Note S.2.5.1, while a summary of collateral received in SFTs is given in Note S.2.4.2 of the EIB Group consolidated financial statements under IFRS. Not all such collateral is eligible for regulatory calculations.  Under its contractual arrangements, the EIB Group is not required to post collateral in the event of a downgrade in its credit rating.  A reserve for derivatives counterparty credit risk is established. It is computed as a function of expected positive exposures and of internally estimated PDs and LGDs.  Policies with respect to Wrong-Way risk as defined in Article 291 of the CRR  Wrong-way risk arises when there is significant increasing exposure to a counterparty combined with a simultaneous increase in the probability of the counterparty’s default. Wrong-way risk is commonly categorised into two types: Specific Wrong-Way Risk (SWWR) and General Wrong-Way Risk (GWWR). SWWR occurs when future exposure to a specific counterparty is highly (positively) correlated with the counterparty’s credit quality due to the nature of the transactions with that counterparty. GWWR occurs when there is high (positive) correlation between the probability of default of a counterparty and general market risk factors affecting the exposure to that counterparty.  The EIB has procedures in place to actively identify, monitor and control SWWR at trade inception and continuing throughout its term. Additionally, for derivative transactions, the EIB manages GWWR within the derivatives limit framework by applying conservative assumptions on market-risk factor volatilities producing a strong positive correlation between the counterparty default and the Bank’s potential future exposure to that counterparty.  Capital requirements measurement  SFTs regulatory capital requirements are calculated under the Financial Collateral Comprehensive Method, as per Articles 223 and 285 of the CRR.  Since the transition to CRR II at end 2021, the Group is treating its derivative exposures using the Standardised approach for Counterparty Credit Risk (‘SA-CCR’).

 84 Risk Management Disclosure Report 2021  The regulatory capital requirements for Credit Valuation Adjustment (‘CVA’) risk are calculated in accordance with the Standardised method and includes both OTC derivatives and SFTs.  The below disclosure templates provide an overview of the exposures, RWEA and capital requirements the Group assumes with regard to counterparty credit risk. The Group has neither exposure on derivatives to a central counterparty clearing house (CCP), nor does it have any credit derivatives transactions. In terms of SFTs, it transacts cleared reverse repos and repos with two qualifying CCPs, the rest being dealt with non-qualifying CCPs or with banking counterparties.

Template EU CCR1 – Analysis of CCR exposure by approach

This template provides an overview of the exposures and capital requirements related to counterparty credit risk by type of regulatory approach. Column g) of this template which is omitted, should show the exposure value after correction for incurred losses linked to CVA. The EIB Group is in a development process that should enable the retrieval of this information for the publication of the 2022 GRMDR.

		a	b	c	d	e	f	h
Amounts are in EUR m, unless otherwise indicated		Replacement cost (RC)	Potential future exposure (PFE)	EEPE	Alpha used for computing regulatory exposure value	Exposure value pre-CRM	Exposure value post-CRM	RWEA
EU1	EU - Original Exposure Method (for derivatives)	-	-		1.4	-	-	-
EU2	EU - Simplified SA-CCR (for derivatives)	-	-		1.4	-	-	-
1	SA-CCR (for derivatives)	1,003	6,845		1.4	39,773	10,987	5,303
2	IMM (for derivatives and SFTs)			-	-	-	-	-
2a	*Of which securities financing transactions netting sets*			-		-	-	-
2b	*Of which derivatives and long settlement transactions netting sets*			-		-	-	-
2c	*Of which from contractual cross-product netting sets*			-		-	-	-
3	Financial collateral simple method (for SFTs)					-	-	-
4	Financial collateral comprehensive method (for SFTs)					6,585	6,583	419
5	VaR for SFTs					-	-	-
6	**Total**					**46,358**	**17,570**	**5,722**

Counterparty credit risk 85

Template EU CCR2 – Transactions subject to own funds requirements for CVA risk

The template below provides an overview of the capital charge for CVA risk. Transactions subject to CVA capital requirements consist of OTC derivatives and SFTs (repo and reverse repo).

		a	b
Amounts are in EUR, unless otherwise indicated		Exposure value	RWEA
1	Total transactions subject to the Advanced method	-	-
2	(i) VaR component (including the 3× multiplier)		-
3	(ii) stressed VaR component (including the 3× multiplier)		-
4	Transactions subject to the Standardised method	16,786	6,408
EU4	Transactions subject to the Alternative approach (Based on the Original Exposure Method)	-	-
5	**Total transactions subject to own funds requirements for CVA risk**	**16,786**	**6,408**

Template EU CCR4 – IRB approach – CCR exposures by exposure class and PD scale

The templates below show a breakdown of the specific portfolios under the IRB approach subject to CCR capital charge by PD bucket. Similarly to the template CQ6, internally unrated counterparties are excluded from the template. Amounts are in EUR m, unless otherwise indicated.

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Central government and central banks								
	0.00 to <0.15	876	0.0%	1	30.0%	26	89	10.2%
	0.15 to <0.25	-	0.0%	-	0.0%	-	-	0.0%
	0.25 to <0.50	-	0.0%	-	0.0%	-	-	0.0%
	0.50 to <0.75	-	0.0%	-	0.0%	-	-	0.0%
	0.75 to <2.50	-	0.0%	-	0.0%	-	-	0.0%
	2.50 to <10	-	0.0%	-	0.0%	-	-	0.0%
	10 to <100	-	0.0%	-	0.0%	-	-	0.0%
	100 (Default)	-	0.0%	-	0.0%	-	-	0.0%
	Sub-total	876	0.0%	1	30.0%	26	89	10.2%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Institutions								
	0.00 to <0.15	15,342	0.0%	43	53.5%	5	4,791	31.2%
	0.15 to <0.25	115	0.2%	3	54.8%	6	121	104.9%
	0.25 to <0.50	-	0.0%	-	0.0%	-	-	0.0%
	0.50 to <0.75	-	0.0%	-	0.0%	-	-	0.0%

86 Risk Management Disclosure Report 2021

	0.75 to <2.50	-	0.0%	-	0.0%	-	-	0.0%
	2.50 to <10	-	0.0%	-	0.0%	-	-	0.0%
	10 to <100	-	0.0%	-	0.0%	-	-	0.0%
	100 (Default)	-	0.0%	-	0.0%	-	-	0.0%
	Sub-total	15,457	0.0%	46	53.5%	5	4,911	31.8%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Corporates								
	0.00 to <0.15	1,235	0.1%	10	65.1%	11	722	58.4%
	0.15 to <0.25	-	0.0%	-	0.0%	-	-	0.0%
	0.25 to <0.50	-	0.0%	-	0.0%	-	-	0.0%
	0.50 to <0.75	-	0.0%	-	0.0%	-	-	0.0%
	0.75 to <2.50	-	0.0%	-	0.0%	-	-	0.0%
	2.50 to <10	-	0.0%	-	0.0%	-	-	0.0%
	10 to <100	-	0.0%	-	0.0%	-	-	0.0%
	100 (Default)	-	0.0%	-	0.0%	-	-	0.0%
	Sub-total	1,235	0.1%	10	65.1%	11	722	58.4%
Total (all CCR relevant exposure classes)		**17,569**	**0.0%**	**57**	**53.2%**	**7**	**5,722**	**32.6%**

Counterparty credit risk 87

 88 Risk Management Disclosure Report 2021  7. Securitisation  The Group applies the EU securitisation framework, which comprises:  Regulation (EU) 2017/2402 (the ‘Securitisation Regulation’) laying down a general framework for securitisation and establishing a set of criteria for identifying simple, transparent and standardised (‘STS’) securitisation; and  Regulation (EU) 2017/2401 (the ‘CRR amending Regulation’) containing targeted amendments to the CRR with regard to capital treatment of securitisations held by credit institutions, amongst other provisions (e.g. significant risk transfer).  As per the Securitisation Regulation’s definitions, securitisation refers to a transaction or scheme where the credit risk associated with an exposure or pool of exposures is tranched and has the following characteristics:  payments in the transaction or scheme are dependent upon the performance of the exposure or pool of exposures;  the subordination of tranches determines the distribution of losses during the ongoing life of the transaction or scheme; and  the transaction or scheme does not create exposures which possess all of the characteristics listed in CRR Article 147(8).  A “traditional securitisation” is one where there is an economic transfer of ownership of the exposures being securitised from the originator institution to a securitisation special purpose entity (‘SSPE’), while in a “synthetic securitisation” the transfer of risk is achieved by the use of credit derivatives or guarantees, and the exposures being securitised remain exposures of the originator.  A “re-securitisation” means securitisation where at least one of the underlying exposures is a securitisation position.  It should be noted that the Group has not yet implemented the STS criteria for regulatory capital purposes and all securitisations are currently treated as non-STS.  The Group has exposure to both synthetic and traditional securitisations as investor and is the originator of synthetic securitisation and one re-securitisation structure. The re-securitisation structures treatment has been retained based on Article 8(1) of the Securitisation Regulation. At a high level, the Group is involved in the following transactions, and more details are provided below:  The EIB invests in Loan Substitutes, which are typically ABS;  The EIB has exposure to several facilities that focus on debt-based financing via loans and guarantees, where a part of the first loss is taken by a third party and the EIB is the originator of these synthetic securitisations;  Under its Guarantees and Securitisation (‘GS‘) business, the EIF provides guarantees to financial intermediaries, credit enhancement to SME securitisation transactions and can purchase tranches of SME securitisation transactions.

 Securitisation activities and the Group’s objectives  The EIB has exposure to several synthetic securitisation programmes, which are all structured in a way whereby the EIB is the originator and the risk transfer is done synthetically through guarantees such as the European Fund for Strategic Investments (‘EFSI’), the External Lending Mandate (‘ELM’)32, the Guarantee Fund Greece, the Connecting Europe Facility (‘CEF’) or InnovFin. Details on the exact objectives of these programmes can be found in Note Z of the EIB Group consolidated financial statements under EU AD.  The EIB Group does have an exposure to re-securitisations through the EFSI IIW Debt Hybrid portfolio. This specific portfolio has been set up for EFSI debt operations that cannot be rated internally or entail a securitisation structure and since 1 January 2019 are treated under the new EU securitisation framework.  The EIB Group uses so-called Loan Substitutes as alternative financing structures to reach new clients, enhance value added and improve the Group’s risk profile. The following types of Loan Substitute transactions are used at the Group:  Acquisition of ABS, which are structured debt securities issued by a bankruptcy-remote SSPE and backed by a pool of financial assets.  Investments in Structured Public Sector Bonds, which are obligations of public sector issuers, in which securitisation techniques are used to enhance the credit profile, e.g. through segregation or ring-fencing of certain of the issuer’s assets.  By utilising capital market instruments, such as covered bonds and ABS as a substitute for loans, the Bank significantly increases its ability to diversify the nature of its lending activity. In the field of SME securitisations, the EIB and the EIF cooperate closely to ensure a consistent risk-assessment approach within the Group.  Through its Guarantees and Securitisation (‘G&S’) business, the EIF is a major provider of guarantees on SME financing and its aim is to catalyse bank lending to support SMEs and small mid-caps.  The EIF cooperates with financial intermediaries to provide guarantees on, or on a more limited basis, invest in, specific tranches of securitisation of SME loan/lease portfolios. These activities are split into own and mandate activities:  The EIF uses its own capital to credit-enhance tranches of securitisations, which transfer risk from the financial institution providing the loan or lease and enables funding; and  The EIF manages resources mainly on behalf of the European Commission (“EC”) or Member States and regional authorities in mandate activities that facilitate the granting of loans and leases to SMEs, where the EIF acts as guarantor or counter-guarantor. One such mandate from EC is the Risk-Sharing Instrument (‘RSI/InnovFin’), which targets SMEs and mid-caps in research, development and innovation and is managed by the EIF. RSI/InnovFin involves guarantee facilities, in which the EU takes the first-loss tranche (and in the case of InnovFin/EFSI takes the second-loss tranche) and EIB/EIF the senior tranche.  32 During 2021, the successor mandate of ELM, the Neighbourhood, Development and International Cooperation Instrument (NDICI) – Global Europe was adopted.  Securitisation 89

 90 Risk Management Disclosure Report 2021  The different programmes are described further in the annual report of the EIF. By providing guarantees (i.e. synthetic risk transfer), the EIF can be seen as the investor in a synthetic securitisation. The nature of the activities exposes the Group not only to credit risk and counterparty credit risk, but also to concentration risk, liquidity risk arising from the needs to cover potential guarantee calls, foreign exchange risk, if guarantees are not in EUR and potentially prepayment risk.  Management, monitoring and reporting  Loans under the EFSI IIW or similar structures are subject to the same approval, management, monitoring and reporting procedures as conventional lending transactions, i.e. the information provided in Chapter 5 applies. The residual risk of these loans is significantly reduced by the EU guarantee. In addition, for operations under the Infrastructure and Innovation Window (‘IIW’), projects are submitted to the EFSI Investment Committee for inclusion in the EFSI portfolio partially guaranteed by the EU budget.  In relation to Loan Substitute transactions, the EIB Group attempts to minimise financial losses. This requires:  an appropriate financial structure, allocation and mitigation of risks, including an appropriate limit system also addressing EIB Group exposures;  the application of the four-eyes principle;  appropriate and enforceable documentation;  monitoring of the transaction after purchase;  timely and active management of transactions in distress.  Credit risk of loan substitutes is managed through an individual analysis of all inherent risks of a transaction, detailed analysis of new transactions and monitoring of the loan substitute portfolio, mainly relying on external ratings. Due to its importance, there is no cap on the overall volume of loan substitutes, unless they do not fulfil minimum acceptable criteria. TMR monitors loan substitutes on a continuous basis and actions are taken with respect to any deterioration of credit quality.  Due to the complex structure of securitisations, the credit performance during times of stress can only be approximated. Therefore, the EIB’s credit review is prompted to identify the ability of the originator to cover high-quality assets, to understand the nature and potential of the risks that arise in respect of the underlying asset pool.  The Group manages the credit risk arising from guarantee and securitisation transactions of the EIF that are financed by own resources under risk management policies (covered by the Statutes) and the EIF’s internal risk operational guidelines.  Each new transaction is reviewed in detail to analyse the risks, the methodologies that should be applied, and an internal rating assessment is performed. The performance of each transaction is reviewed regularly, at least on a quarterly basis but more frequently for transactions not performing in line with the EIF’s expectations, and discussed at regular Portfolio IRC (Investment Risk Committee) meetings. Semi-annual risk reports are also submitted to the EIF Board of Directors and quarterly surveillance reports are also submitted to the IRC. Further information in respect to the EIF’s guarantee activities and its management, monitoring and reporting can be found in both the Group consolidated financial statements as well as in the EIF’s Annual Report.

 Measurement  Following the EU securitisation framework, the Group applies the following hierarchy of approaches:  For securitisation activities in which the EIB is the originator, i.e. EFSI and other mentioned facilities, and which are internally rated, the SEC-IRBA is used to calculate capital requirements.  The SEC-SA is mandatorily used for re-securitisations (IIW Debt Hybrid portfolio), as well as positions for which the SEC-IRBA approach could not be applied (e.g. structures originated by the EIF as the SME initiative mandates). The SEC-SA relies on a formula using as an input the underlying portfolio delinquency rates and respective asset classes.  When the first two approaches above cannot be followed, the Group applies the SEC-ERBA, in the event that an external rating is available for the tranche.  The EIB Group applies the aforementioned hierarchy of approaches in line with the New Securitisation Framework which entered into force on 1 January 2019. External ratings from the major credit rating agencies (Moody’s , S&P and Fitch) are taken into consideration when applying SEC-ERBA to determine the RWA of securitisation exposures.  Securitisations positions that attract a 1250% risk weighting are deducted from Common Equity Tier 1 capital in accordance with point k of Article 36 of the CRR.  Summary of EIB Group accounting policies for the securitisation activity  All securitised exposures composed of loans and guarantees are retained on balance sheet. A summary of the applicable Group accounting policies under EU AD are presented hereafter. The detailed accounting policies thereon are available in Notes A.2.7 “Loans and advances to credit institutions and customers” and A.2.14. “Financial guarantees” of the EIB Group consolidated financial statements under EU AD.  Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate.  Value adjustments are accounted for in the profit and loss account and are deducted from the appropriate asset items on the balance sheet.  Undisbursed parts of loans and advances are recorded off-balance sheet at their nominal value.  Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument.  Net liabilities from financial guarantees are presented in the balance sheet as a provision intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties.  Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss.  Securitisation 91

 92 Risk Management Disclosure Report 2021  Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of:  the amount of the expected credit loss; and  the fair value initially recognised less any cumulative amount of income/amortisation recognised.  Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised.  Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account.  Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items.

Template EU-SEC1 - Securitisation exposures in the non-trading book

The template below provides a detailed overview of the securitisation exposure of the EIB Group. It shows the role played by the Group in the securitisation process and the type of underlying assets. All transactions originated or sponsored by the EIB Group benefit from a significant risk transfer, meaning that the Group can exclude part of the exposure that benefits from third-party credit protection from its capital calculation. Securitisation instruments deducted from own funds are not reported in this template.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o
		Institution acts as originator							Institution acts as sponsor				Institution acts as investor			
		Traditional				Synthetic		Sub-total	Traditional		Synthetic	Sub-total	Traditional		Synthetic	Sub-total
		STS		Non-STS			of which SRT		STS	Non-STS			STS	Non-STS		
Amounts are in EUR m, unless otherwise indicated			of which SRT		of which SRT											
1	**Total exposures**	**-**	**-**	**-**	**-**	**59,048**	**59,048**	**59,048**	**-**	**10**	**-**	**10**	**-**	**10,679**	**107**	**10,785**
2	Retail (total)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	residential mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	credit card	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	other retail exposures	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	Wholesale (total)	-	-	-	-	59,048	59,048	59,048	-	10	-	10	-	10,679	107	10,785
8	loans to corporates	-	-	-	-	56,899	56,899	56,899	-	10	-	10	-	10,674	107	10,781
9	commercial mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	lease and receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	other wholesale	-	-	-	-	-	-	-	-	-	-	-	-	4	-	4
12	re-securitisation	-	-	-	-	2,150	2,150	2,150	-	-	-	-	-	-	-	-

Securitisation 93

Template EU-SEC3 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as originator or sponsor

The template below provides a breakdown of the exposures and capital charge of the securitsation portfolio by risk weight and regulatory approach for instruments where the EIB Group acts as originator or sponsor.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					Exposure values (by regulatory approach)				RWEA (by regulatory approach)				Capital charge after cap			
Amounts are in EUR m, unless otherwise indicated		≤20% RW	>20% to 50% RW	50% to 100% RW	>100% to <1250% RW	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions
1	**Total exposures**	**56,787**	**-**	**-**	**2,271**	**-**	**39,636**	**-**	**19,421**	**-**	**6,431**	**-**	**27,531**	**2**	**514**	**-**	**2,203**	**-**
2	Traditional transactions	10	-	-	-	-	-	-	10	-	-	-	1	-	-	-	-	-
3	Securitisation	10	-	-	-	-	-	-	10	-	-	-	1	-	-	-	-	-
4	Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	10	-	-	-	-	-	-	10	-	-	-	1	-	-	-	-	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	Synthetic transactions	56,777	-	-	2,271	-	39,636	-	19,412	-	6,431	-	27,530	2	514	-	2,202	-
10	Securitisation	56,777	-	-	121	-	39,636	-	17,262	-	6,431	-	2,589	2	514	-	207	-
11	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Wholesale	56,777	-	-	121	-	39,636	-	17,262	-	6,431	-	2,589	2	514	-	207	-
13	Re-securitisation	-	-	-	2,150	-	-	-	2,150	-	-	-	24,940	-	-	-	1,995	-

94 Risk Management Disclosure Report 2021

Template EU-SEC4 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as investor

The template below provides a breakdown of the exposures and capital charge of the securitisation portfolio by risk weight and regulatory approach but for instruments where the EIB Group acts as an investor.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					Exposure values (by regulatory approach)				RWEA (by regulatory approach)				Capital charge after cap			
Amounts are in EUR m, unless otherwise indicated		≤20% RW	>20% to 50% RW	>50% to 100% RW	>100% to <1250 % RW	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions
1	**Total exposures**	**2,119**	**6,460**	**456**	**1,651**	**100**	**122**	**4,402**	**6,162**	**100**	**18**	**4,644**	**3,377**	**1,246**	**1**	**372**	**270**	**100**
2	Traditional securitisation	2,119	6,460	456	1,545	100	122	4,402	6,055	100	-	-	1,058	1,246	1	372	186	100
3	Securitisation	2,119	6,460	456	1,545	100	122	4,402	6,055	100	-	-	1,058	1,246	1	372	186	100
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	2,119	6,460	456	1,545	100	122	4,402	6,055	100	-	-	1,058	1,246	1	372	186	100
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	Synthetic securitisation	-	-	-	107	-	-	-	107	-	18	4,644	2,319	-	-	-	85	-
10	Securitisation	-	-	-	107	-	-	-	107	-	18	4,644	2,319	-	-	-	85	-
11	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Wholesale	-	-	-	107	-	-	-	107	-	18	4,644	2,319	-	-	-	85	-
13	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

The investor portfolio mainly comprises loan substitutes, classified as held-to-maturity, and EIF guarantees on third party securitisation structures.

Securitisation 95

 96 Risk Management Disclosure Report 2021  Template EU-SEC5 - Exposures securitised by the institution - Exposures in default and specific credit risk adjustments  The following table provides, by type of underlying assets, a view on the overall securitised exposures of the EIB Group (where the Group acts as originator or sponsor) before the credit protection provided by third parties.  Amounts are in EUR m, unless otherwise indicated  a  b  c  Exposures securitised by the institution - Institution acts as originator or as sponsor  Total outstanding nominal amount  Total amount of specific credit risk adjustments made  during the period  Of which exposures in  default  1  Total exposures  95,837  2,371  2  2  Retail (total)  -  -  -  3  residential mortgage  -  -  -  4  credit card  -  -  -  5  other retail exposures  -  -  -  6  re-securitisation  -  -  -  7  Wholesale (total)  95,837  2,371  2  8  loans to corporates  94,994  2,371  2  9  commercial mortgage  -  -  -  10  lease and receivables  -  -  -  11  other wholesale  186  -  -  12  re-securitisation  657  -  -

 Leverage ratio 97  8. Leverage ratio  Internal leverage measures  The Group uses the gearing ratio to limit the excess of leverage. This statutory ratio is defined as “the aggregate amount outstanding at any time of loans and guarantees granted by the Bank, which shall not exceed 250% of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. The latter aggregate amount shall be reduced by an amount equal to the amount subscribed (whether or not paid in) for any equity participation of the Bank” (Article 16.5 of the Bank’s Statute). The ratio is calculated on an individual and consolidated basis.  Additionally, the Bank measures leverage via an internal liability leverage ratio, defined as the ratio between outstanding debt and own funds. The indicator is monitored on an ongoing basis at Bank level.  Both ratios are regularly reported to senior management. As part of the Group Operational Plan/Group Capital Plan, the ratios are projected under different scenarios in order to ensure that the relevant limits are respected going forward.  CRR leverage ratio  The CRR leverage ratio was introduced as a non-risk-based “backstop” measure, to supplement risk- based capital requirements. It aims to constrain the build-up of excess leverage in the banking sector, as well as to provide a safeguard against the risks associated with risk models (i.e. model risk and measurement errors).  The leverage ratio is currently calculated based on Article 429 of CRR Regulation 2019/876 or “CRR II”, amending the CRR, which introduced a minimum leverage ratio within EU of 3% determined as the ratio of Tier 1 capital (Common Equity Tier 1 plus Additional Tier 1 Capital (‘AT1’)) against the regulatory leverage exposure measure (balance sheet and off-balance sheet exposures). The binding leverage ratio of 3% became applicable on 28 June 2021 and failure to comply with the leverage ratio buffer requirement will result in a distribution restriction and the calculation of maximum distributable amount (L-MDA). From 1 January 2023, an additional leverage ratio buffer requirement for G-SIIs, equal to 50% of the applicable G-SII buffer rate, will apply pursuant to Regulation (EU) 2020/873 of the European Parliament and of the Council, of 24 June 2020, which aligned the date of entry into force with the deferral decisions from the BCBS in order to ensure an international level playing field.  The CRR leverage ratio is regularly reported to senior management of the Group.  The Group has put in place procedures and resources to assess and manage the risk of excessive leverage. The leverage ratio is part of the annual capital planning process and of the Group RAF. RAF boundaries are defined for the leverage ratio, which, if breached, trigger an escalation process potentially leading to management actions aimed at increasing CET1 capital and/or reducing the risk exposure.

Template EU LR2 - LRCom: Leverage ratio common disclosure

The following two templates present the constituents of the leverage ratio exposure metrics (denominator of the leverage ratio) and buffer requirements.

		CRR leverage ratio exposures	
		a	b
Amounts are in EUR m, unless otherwise indicated		31.12.2021	31.12.2020
On-balance sheet exposures (excluding derivatives and SFTs)			
1	On-balance sheet items (excluding derivatives, SFTs, but including collateral)	566,191	590,071
2	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the applicable accounting framework	42	-
3	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	-	-
4	(Adjustment for securities received under securities financing transactions that are recognised as an asset)	-	-
5	(General credit risk adjustments to on-balance sheet items)	-	(75)
6	(Asset amounts deducted in determining Tier 1 capital)	(1,653)	(1,466)
7	**Total on-balance sheet exposures (excluding derivatives and SFTs)**	**564,580**	**588,531**
Derivative exposures			
8	Replacement cost associated with SA-CCR derivatives transactions (ie net of eligible cash variation margin)	12,845	-
EU-8a	Derogation for derivatives: replacement costs contribution under the simplified standardised approach	-	-
9	Add-on amounts for potential future exposure associated with SA-CCR derivatives transactions	10,440	-
EU-9a	Derogation for derivatives: Potential future exposure contribution under the simplified standardised approach	-	-
EU-9b	Exposure determined under Original Exposure Method	-	24,632
10	(Exempted CCP leg of client-cleared trade exposures) (SA-CCR)	-	-
EU-10a	(Exempted CCP leg of client-cleared trade exposures) (simplified standardised approach)	-	-
EU-10b	(Exempted CCP leg of client-cleared trade exposures) (Original exposure method)	-	-
11	Adjusted effective notional amount of written credit derivatives	-	-
12	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	-	-
13	**Total derivatives exposures**	**23,285**	**24,632**
Securities financing transaction (SFT) exposures			
14	Gross SFT assets (with no recognition of netting), after adjustment for sales accounting transactions	13,894	13,175
15	(Netted amounts of cash payables and cash receivables of gross SFT assets)	(557)	(1,851)
16	Counterparty credit risk exposure for SFT assets	5,572	96
EU-16a	Derogation for SFTs: Counterparty credit risk exposure in accordance with Articles 429e(5) and 222 CRR	-	-
17	Agent transaction exposures	-	-
EU-17a	(Exempted CCP leg of client-cleared SFT exposure)	-	-
18	**Total securities financing transaction exposures**	**18,909**	**11,420**
Other off-balance sheet exposures			
19	Off-balance sheet exposures at gross notional amount	151,907	99,004
20	(Adjustments for conversion to credit equivalent amounts)	(65,574)	(41,869)
21	General provisions deducted in determining Tier 1 capital and specific provisions associated with off-balance sheet exposures	-	-
22	**Off-balance sheet exposures**	**86,333**	**57,135**
Excluded exposures			

98 Risk Management Disclosure Report 2021

EU-22a	(Exposures excluded from the leverage ratio total exposure measure in accordance with point (c) of Article 429a(1) CRR)	(166)	N/A
EU-22b	(Exposures exempted in accordance with point (j) of Article 429a (1) CRR (on and off balance sheet))	-	N/A
EU-22c	(Excluded exposures of public development banks (or units) - Public sector investments)	-	N/A
EU-22d	(Excluded promotional loans of public development banks (or units): -Promotional loans granted by a public development credit institution - Promotional loans granted by an entity directly set up by the central government, regional governments or local authorities of a Member State - Promotional loans granted by an entity set up by the central government, regional governments or local authorities of a Member State through an intermediate credit institution)	-	N/A
EU-22e	(Excluded passing-through promotional loan exposures by non-public development banks (or units): - Promotional loans granted by a public development credit institution - Promotional loans granted by an entity directly set up by the central government, regional governments or local authorities of a Member State - Promotional loans granted by an entity set up by the central government, regional governments or local authorities of a Member State through an intermediate credit institution)	-	N/A
EU-22f	(Excluded guaranteed parts of exposures arising from export credits)	-	N/A
EU-22g	(Excluded excess collateral deposited at triparty agents)	-	N/A
EU-22h	(Excluded CSD related services of CSD/institutions in accordance with point (o) of Article 429a(1) CRR)	-	N/A
EU-22i	(Excluded CSD related services of designated institutions in accordance with point (p) of Article 429a(1) CRR)	-	N/A
EU-22j	(Reduction of the exposure value of pre-financing or intermediate loans)	-	N/A
EU-22k	**(Total exempted exposures)**	**(166)**	**-**
Capital and total exposure measure			
23	**Tier 1 capital**	**73,897**	**69,744**
24	**Total exposure measure**	**692,941**	**681,717**
Leverage ratio			
25	Leverage ratio	10.7%	10.2%
EU-25	Leverage ratio (excluding the impact of the exemption of public sector investments and promotional loans)) (%)	10.7%	10.2%
25a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves)	10.7%	10.2%
26	Regulatory minimum leverage ratio requirement (%)	3.0%	3.0%
27	Leverage ratio buffer requirement	0.5%	0.5%
EU-27a	Overall leverage ratio requirement (%)	3.5%	3.5%
Choice on transitional arrangements and relevant exposures			
EU-27b	Choice on transitional arrangements for the definition of the capital measure	N/A	N/A
Disclosure of mean values			
28	Mean of daily values of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	N/A	N/A
29	Quarter-end value of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	N/A	N/A
30	Total exposures (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	692,941	681,717
30a	Total exposures (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	692,941	681,717

Leverage ratio 99

31	Leverage ratio (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	10.7%	10.2%
31a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	10.7%	10.2%

As of 31 December 2021, the Group's CRD IV leverage ratio stands at 10.7% compared to 10.2% as of 31 December 2020. The Group's leverage ratio is well above the regulatory minimum of 3.0% and required leverage buffer of 3.5% and it takes into account the Group CET1 ratio of EUR 73,9 billion over an applicable total exposure measure of EUR 692,9 billion (EUR 69,7 billion and EUR 681,7 billion as of 31 December 2020, respectively).

During 2021, the Group leverage ratio increased by 0.5% largely driven by an increase of the Common Equity Tier 1 (see above). The increase of the Tier 1 own funds was partially offset by the increase of the leverage exposure, broadly derived from the impact of the CRR II amendments effective as at 28 June 2021.

The leverage exposure related to derivatives decreased by EUR 1.4 billion mainly as a result of the new methodology for the computation of the EAD for derivatives, as a result of the CRR amendments, which is now under the SA-CCR (standardised approach for counterparty credit risk), replacing the CEM (current exposure method).

The leverage ratio is not sensitive to risk factors and, on this basis, is considered to be a measure that complements the Group's risk capital metrics (CET1 ratio) and liquidity risk management.

Template EU LR3 - LRSpl: Split-up of on balance sheet exposures (excluding derivatives, SFTs and exempted exposures)

Amounts are in EUR m, unless otherwise indicated		a
		CRR leverage ratio exposures
EU-1	**Total on-balance sheet exposures (excluding derivatives, SFTs, and exempted exposures), of which:**	**566,024**
EU-2	Trading book exposures	-
EU-3	Banking book exposures, of which:	566,024
EU-4	Covered bonds	7,827
EU-5	Exposures treated as sovereigns	139,724
EU-6	Exposures to regional governments, MDB, international organisations and PSE **not** treated as sovereigns	96,942
EU-7	Institutions	94,667
EU-8	Secured by mortgages of immovable properties	-
EU-9	Retail exposures	-
EU-10	Corporate	115,103
EU-11	Exposures in default	1,347
EU-12	Other exposures (eg equity, securitisations, and other non-credit obligation assets)	110,414

100 Risk Management Disclosure Report 2021

 Liquidity risk 101  Liquidity risk  Internal framework for liquidity risk management  Introduction  Liquidity risk is defined as the risk of the Group’s ability to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is the risk of being unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Market liquidity risk is the volatility in the economic value of the assets or in the income due to the potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices.  The EIB is an eligible counterparty in Eurosystem monetary policy operations. As such, the EIB has access to ECB’s refinancing operations. Within the context of the EIB’s access to ECB’s liquidity facilities, the Central Bank of Luxembourg (‘BCL’), on behalf of ECB, performs liquidity assessments on the EIB periodically, aimed at monitoring its liquidity position and liquidity risk management activities.  For liquidity management and liquidity risk management, the Group follows a decentralised model where both the EIB and the EIF have a separate liquidity framework in place tailored to the entity business model with the objective of ensuring that each entity can always meet its payment obligations punctually and in full.  Given the Bank’s business model, long-term funding is the prevailing source of funding for its lending activities. To raise liquidity on the capital markets, the Bank uses large, liquid benchmark bonds denominated both in its core currencies (EUR and USD) as well as in other currencies. The Bank has a specific policy in place to make sure that funding costs are transferred to the client and that issuance is adequately diversified by tenor and currency. Furthermore, in defining its funding programme, the Bank considers all relevant future cash flows in a prudent manner and pays due regard to the control of the structural maturity mismatch between its lending and borrowing activities. In order to manage its liquid assets, the Bank holds a liquidity buffer composed of several treasury portfolios with short, medium and long-term investment horizons, each of them managed according to risk guidelines approved by the MC. Further to this, the Bank can participate in the monetary refinancing operations of the Eurosystem, through its access to the BCL.  By contrast, the EIF does not fund itself on the capital markets. Liquid assets are managed by the EIF in such a way as to ensure that guarantee calls, private equity commitments and administrative expenditures can be regularly met, while earning a reasonable return on the assets invested, compatible with the protection of the value of the paid-in capital. The liquidity is managed so as to meet the Fund’s liquidity needs.  The Bank uses derivative instruments as part of its asset and liability management activities, to manage interest rate, cross-currency basis and foreign currency risks and reduce the exposures to such risks.

 102 Risk Management Disclosure Report 2021  The exposure of the Bank to derivative counterparts is mitigated through CSA to the ISDA Master Agreements, which provide for daily collateralisation of exposures as explained in Chapter 6. The CSAs signed by the Bank are unilateral (or one-way), meaning that the EIB is not obliged to post collateral – neither in the form of cash, nor securities – as it would be under an ordinary CSA. Within the unilateral CSA framework, the Bank is executing mark-to-market (MtM) swaps which are standard cross currency swaps with quarterly resets of their nominal to match the changes in the relevant FX rate over the period. These resets are settled in cash on a quarterly basis.  For further information on the current funding programme and its currencies and maturities, as well as on the treasury assets portfolios and the use of derivatives, please refer to the related disclosures in the EIB Group consolidated financial statements.  Both entities have in place an independent Risk Management function monitoring and controlling the liquidity risk of each respective entity.  Management, monitoring and reporting  The Group has in place sound internal processes for identifying, measuring, monitoring and controlling liquidity risk. The management monitoring and reporting are implemented within the Group taking into consideration proportionality and the business model specificities of each entity.  On a daily basis, information about EIB daily cash flows in all the operating currencies are available for the purposes of short-term liquidity planning and investment. On a weekly and end-of-month basis, all cash flows arising from assets, liabilities and off-balance sheet items are projected over several time horizons, under both “base-case” and internally determined “stressed” conditions. The latter take into account severe lending and funding forecasts as well as stressed loan repayments, outflows linked to MtM swap transactions, liquid assets and contingent outflows. Both market and funding liquidity risks are covered by these stresses. The cash flow projections contribute to determining the appropriate size of the Bank’s liquidity buffer, by ensuring that it is sufficient to cover the Bank’s future net cash outflows under all conditions, “base-case” and “stressed” alike. Further to the aforementioned cash flow projections, the Bank uses a structural cumulative liquidity gap analysis to ensure that the structural mismatches between long-term funding and lending activities are sustainable, both from a liquidity and spread risk standpoint. With regard to long-term liquidity risk, specific stress tests are executed on a monthly and annual basis as part of monitoring activities linked to the funding programme.  Tolerance levels and limits for the main internal liquidity risk indicators are specified in the Group RAF with the aim of ensuring that the Bank and the Fund hold an adequate liquidity buffer to cover their future net cash outflows. Such indicators are calculated by the EIB on a daily and weekly basis, and by the EIF on a monthly and semi-annual basis. The Group RAF indicators are approved by the BoD through the respective RAFs and are subject to regular updates to ensure their ongoing adherence to the business model of the two entities.  The Risk Management functions of both the EIB and the EIF regularly report the level of the liquidity risk indicators to senior management. During 2021, all liquidity risk indicators were well in line with the approved risk tolerance.  Both the EIB and the EIF have in place contingency plans that define the escalation procedures and course of actions in the event of a liquidity crisis. The contingency plans may be activated as a result

 Liquidity risk 103  of extraordinary market conditions and/or as a result of the internal liquidity indicators reaching pre- defined crisis levels. The EIB Group Contingency Funding Plan (‘GCFP‘) is updated and tested on an annual basis.  Further information on the Group’s liquidity risk management is provided in the EIB Group consolidated financial statements under IFRS, Note S.3. These also provide the maturity profile for derivative and non-derivative financial liabilities.  Internal Liquidity Adequacy Assessment Process (ILAAP)  As an integral part of its risk management framework, the EIB Group has in place an Internal Liquidity Adequacy Assessment Process (ILAAP). In addition to this, a stand alone ILAAP is prepared by the Fund, which is tailored to its public function and to its specific business model. Both entities in the group have established robust liquidity risk management frameworks and liquidity risk is managed prudently in order to ensure the regular functioning of the core activities under both normal and stressed conditions. Relevant policies and practices are in place and in line with the identified liquidity risk tolerance levels and are communicated to senior management through internal reporting tools, in order to facilitate the robust measurement, monitoring and control of liquidity risk.  Liquidity coverage ratio (LCR)  The EIB Group implemented the LCR in line with Regulation (EU) No 2015/61 of 10 October 2014 and Regulation (EU) No 2018/1620 of 13 July 2018.  The LCR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in its reporting currency (EUR) as defined in Article 3 of Commission Delegated Regulation (EU) 2015/61. The EIB standalone LCR is calculated daily and the EIB Group LCR is calculated monthly.  Furthermore, the LCR is monitored for all significant currencies (EUR, GBP and USD as at 31.12.2021). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the EIB Group on an ongoing basis, in order to prevent an excessive currency mismatch. The EIB Group LCR as at 31.12.2021 stood at 565% (31.12.2020: 373%). The increase year on year is driven by both an increase in HQLA and a decrease in net cash outflows.

Template EU LIQ1 - Quantitative information of LCR

The following template provides information on the components of the Group LCR. Data are presented as monthly averages over the last 12 months preceding each quarter end.

		a	b	c	d	e	f	g	h
Amounts are in EUR m, unless otherwise indicated		Total unweighted value (average)				Total weighted value (average)			
EU 1a	Quarter ending on (DD Month YYY)	31/12/2021	30/09/2021	30/06/2021	31/03/2021	31/12/2021	30/09/2021	30/06/2021	31/03/2021
EU 1b	Number of data points used in the calculation of averages	3	3	3	3	3	3	3	3
HIGH-QUALITY LIQUID ASSETS									
1	Total high-quality liquid assets (HQLA)					83,556	91,372	85,969	78,242
CASH-OUTFLOWS									
2	Retail deposits and deposits from small business customers, of which:	-	-	-	-	-	-	-	-
3	*Stable deposits*	-	-	-	-	-	-	-	-
4	*Less stable deposits*	-	-	-	-	-	-	-	-
5	Unsecured wholesale funding	6,845	13,229	9,730	12,243	5,828	12,199	8,691	11,172
6	*Operational deposits (all counterparties) and deposits in networks of cooperative banks*	-	-	-	-	-	-	-	-
7	*Non-operational deposits (all counterparties)*	1,916	1,785	1,759	1,788	900	755	720	717
8	*Unsecured debt*	4,928	11,444	7,971	10,455	4,928	11,444	7,971	10,455
9	Secured wholesale funding					1	-	15	-
10	Additional requirements	130,385	129,857	129,449	124,039	20,393	21,377	21,164	18,847
11	*Outflows related to derivative exposures and other collateral requirements*	5,810	6,950	6,732	6,811	5,810	6,950	6,732	6,811
12	*Outflows related to loss of funding on debt products*	-	-	-	-	-	-	-	-
13	*Credit and liquidity facilities*	124,575	122,907	122,717	117,229	14,583	14,427	14,432	12,037
14	Other contractual funding obligations	416	1,075	562	625	416	1,075	562	625
15	Other contingent funding obligations	21,294	23,727	26,003	27,991	3,473	3,653	3,991	4,378
16	TOTAL CASH OUTFLOWS					30,111	38,304	34,418	35,022
CASH-INFLOWS									
17	Secured lending (eg reverse repos)	8,221	4,798	4,412	5,643	8,136	4,167	4,169	4,914
18	Inflows from fully performing exposures	10,366	12,812	15,669	14,561	8,797	11,819	14,396	13,563
19	Other cash inflows	624	1,525	1,750	2,528	624	1,525	1,750	2,528
EU-19a	(Difference between total weighted inflows and total weighted outflows arising from transactions in third countries where there are transfer restrictions or which are denominated in non-convertible currencies)					-	-	-	-
EU-19b	(Excess inflows from a related specialised credit institution)					-	-	-	-
20	TOTAL CASH INFLOWS	29,223	28,901	27,300	24,182	27,244	27,018	25,628	22,731
EU-20a	*Fully exempt inflows*	-	-	-	-	-	-	-	-

104 Risk Management Disclosure Report 2021

 Liquidity risk 105  EU-20b  Inflows Subject to 90% Cap  -  -  -  -  -  -  -  -  EU-20c  Inflows Subject to 75% Cap  29,223  28,901  27,300  24,182  27,244  27,018  25,628  22,731  TOTAL ADJUSTED VALUE  21  LIQUIDITY BUFFER  83,556  91,372  85,969  78,242  22  TOTAL NET CASH OUTFLOWS  12,553  20,793  14,104  14,017  23  LIQUIDITY COVERAGE RATIO (%)  665.6%  439.4%  609.5%  558.2%

9.4. Net stable funding ratio (NSFR)

The NSFR is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is defined as the amount of available stable funding (ASF) relative to the amount of required stable funding (RSF) and should be equal to at least 100%.

The EIB Group implemented the NSFR in line with Regulation (EU) No 2019/876 amending Regulation (EU) No 575/2013 that entered into force in June 2021.

The NSFR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in the reporting currency (EUR). The EIB standalone NSFR is calculated monthly and the EIB Group NSFR is calculated quarterly. Furthermore, the NSFR is monitored for all significant currencies (EUR, GBP and USD as at 31.12.2021).

As of 31 December 2021, the EIB Group NSFR stood at 130%, well above the minimum regulatory requirement of 100%. Over the period after the official entry into force, the ratio remained stable, averaging at 131%. The template below presents an overview of the calculation of the NSFR based figures for end of December 2021.

At 31 December 2021, the main sources of ASF were long-term wholesale funding (e.g. own bond issuances) which formed 83% of the total ASF and capital items which formed 16% of it, after applying the relevant weights. At 31 December 2021, the RSF was predominantly composed of loans and securities, which formed 93% of the total RSF, after applying the relevant weights.

Template EU LIQ2: Net Stable Funding Ratio

The template below presents an overview of the calculation of the Group NSFR. In line with the publication frequency of the GRMDR, December 2021 saw the first public disclosure of the NSFR, which became binding in June 2021 with the implementation of CRR II.

		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
Amounts are in EUR m, unless otherwise indicated		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	75,550	-	-	-	75,550
2	*Own funds*	75,550	-	-	-	75,550
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		56,582	29,224	375,335	390,770
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		56,582	29,224	375,335	390,770
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	413	14,263	460	5,026	5,256
12	*NSFR derivative liabilities*	413				

106 Risk Management Disclosure Report 2021

13	*All other liabilities and capital instruments not included in the above categories*		14,263	460	5,026	5,256
14	**Total available stable funding (ASF)**					**471,575**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,511
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		37,634	21,020	388,562	336,150
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customer collateralised by other assets and loans and advances to financial institutions*		24,578	6,409	79,341	84,344
20	*Performing loans to non- financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		11,258	13,229	296,190	239,139
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		3,991	4,164	124,328	84,891
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		1,799	1,382	13,031	12,667
25	Interdependent assets		-	-	-	-
26	Other assets:	-	525	601	17,880	18,173
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*			-		-
29	*NSFR derivative assets*			-		-
30	*NSFR derivative liabilities before deduction of variation margin posted*			255		13
31	*All other assets not included in the above categories*		269	345	17,625	18,160
32	**Off-balance sheet items**		-	-	**186,113**	**6,585**
33	**Total RSF**					**362,419**
34	**Net Stable Funding Ratio (%)**					**130%**

Liquidity risk 107

 108 Risk Management Disclosure Report 2021  9.5. Asset encumbrance  An asset is considered to be encumbered if it has been pledged or if it is used to secure, collateralise or credit enhance a transaction such that it cannot be freely withdrawn by the Group. Marketable, high-quality assets that are unencumbered are part of a liquid asset portfolio as they can generally help to obtain emergency liquidity in stress situations.  Asset encumbrance for the EIB Group is mainly driven by the EIB’s treasury operations with financial institutions and central banks. In 2021, the main source of encumbrance is the participation in Eurosystem operations through the BCL. The Group does not, at present, engage into securities lending activities for its proprietary assets and covered bonds issuances, and no assets are posted as security with settlement systems in the form of default funds and initial margins. A daily monitoring process for unencumbered and encumbered assets is in place. There was no intragroup encumbrance during 2021.  As of 31.12.2021, the Bank’s EBA asset encumbrance ratio amounts to 3.3% (31.12.2020: 2.2%) as measured in accordance with the definition provided for in Commission Implementing Regulation (EU) No 2015/79.  The disclosures below follow the EBA’s disclosure templates on asset encumbrance. As the EIB Group financial statements are produced in full under EU AD on a semi-annual basis only, the templates report the average values of June and December month end figures, instead of using a median value over the last four quarter-ends as required by the regulation.  Template EU AE1 - Encumbered and unencumbered assets  The template below exhibits the total assets of the EIB Group separating encumbered from unencumbered assets. Additional information is provided for the Group’s portfolio of debt securities, which are more likely to be encumbered as part of treasury or hedging transactions.  Amounts are in EUR m, unless otherwise indicated  Carrying amount of encumbered assets  Fair value of encumbered assets  Carrying amount of unencumbered assets  Fair value of unencumbered assets  of which notionally  eligible EHQLA  and HQLA  of which notionally  eligible EHQLA and  HQLA  of which  EHQLA  and HQLA  of which EHQLA  and HQLA  010  030  040  050  060  080  090  100  010  Assets of the disclosing institution  16,519  12,826  555,029  80,827  030  Equity instruments  -  -  -  -  9,428  -  16,989  -  040  Debt securities  16,255  12,826  16,406  12,220  33,169  20,050  33,373  20,154  050  of which: covered bonds  5,333  3,871  5,440  3,937  3,547  1,691  3,586  1,709  060  of which: securitisations  1,166  1,173  7,153  317  7,137  318  070  of which: issued by general governments  6,587  6,437  6,625  5,767  14,778  13,846  14,885  13,925  080  of which: issued by financial corporations  3,168  2,518  3,168  2,517  5,399  3,497  5,400  3,501  090  of which: issued by non- financial corporations  2,293  700  2,365  701  120  Other assets  264  512,432  60,777

Template EU AE2 - Collateral received and own debt securities issued

The template below provides information on the amount and type of collateral received by the Group that is encumbered or available for encumbrance.

		Fair value of encumbered collateral received or own debt securities issued		Unencumbered	
				Fair value of collateral received or own debt securities issued available for encumbrance	
			of which notionally eligible EHQLA and HQLA		of which EHQLA and HQLA
Amounts are in m EUR, unless otherwise indicated		010	030	040	060
130	**Collateral received by the disclosing institution**	**3,252**	**1,182**	**19,571**	**9,715**
140	Loans on demand	-	-	-	-
150	Equity instruments	-	-	-	-
160	Debt securities	3,252	1,182	19,571	9,715
170	of which: covered bonds	455	-	3,547	62
180	of which: securitisations	16	-	183	-
190	of which: issued by general governments	2,617	1,182	13,675	9,186
200	of which: issued by financial corporations	72	-	2,081	467
210	of which: issued by non-financial corporations	92	-	86	-
220	Loans and advances other than loans on demand	-	-	-	-
230	Other collateral received	-	-	-	-
240	**Own debt securities issued other than own covered bonds or securitisations**	-	-	-	-
241	**Own covered bonds and securitisations issued and not yet pledged**			-	-
250	**TOTAL COLLATERAL RECEIVED AND OWN DEBT SECURITIES ISSUED**	**19,771**	**14,008**		

Template EU AE3 - Sources of encumbrance

The template below provides information on liabilities associated with encumbered assets and collateral. Contingent liabilities are typically lower than the sum of encumbered assets and collateral received due to the overcollateralisation agreements on repos.

		Matching liabilities, contingent liabilities or securities lent	Assets, collateral received and own debt securities issued other than covered bonds and securitisations encumbered
Amounts are in EUR m, unless otherwise indicated		010	030
010	Carrying amount of selected financial liabilities	18,697	19,511

Liquidity risk 109

 10. Market risk  Introduction  Following the reclassification of the Securities Liquidity Portfolio (SLP) as banking book in 202033, the Group does not have regulatory own funds requirements for market risk in the trading book. Part of the non-trading book positions are however subject to foreign exchange risk that should, according to the Article 351 of the CRR be covered by own funds requirements only should the net foreign- exchange position exceed 2% of its total own funds. The management of foreign exchange risk at the EIB Group is described in the following section.  Foreign exchange risk  The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements of foreign exchange rates.  The entities of the Group have different business models and separate governing frameworks (the principles of which are laid down in their respective Statutes and Rules & Procedures) and thus follow different day-to-day management approaches with respect to FX risk. Based on a materiality assessment, FX rate risk disclosures focus solely on the Bank.  The Group is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the EUR value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Bank’s future margins revenue. At the EIF, FX risk stems primarily from guarantees and equity operations. It is managed at business line and product level via Value at Risk models.  The main objective of the Bank’s FX risk management is to minimise to the extent possible the effect of variation of FX rates on earnings in non-reporting currencies (i.e. non-EUR currencies).  The key bodies which are involved in the management of FX risk in the Bank are the Management Committee and the Asset/Liability Committee (ALCO).  The EIB’s primary FX position is defined, for each non-reporting currency, as the balance between the accounting value of assets and liabilities under EU AD and measured in EUR equivalent. The FX position for each non-reporting currency is monitored on a daily and monthly basis. On a daily basis, the Bank’s primary FX positions are impacted by transactions that create a mismatch between assets and liabilities. The P&L impact on the FX position is taken into account and appropriately hedged on a monthly basis. The Bank hedges its FX risk by keeping its primary FX position for each non-reporting currency within authorised limits. In the event of a limit breach, the position is reduced by FX spot or forward deals within the same day.  33 All transactions are monitored in the SLP in order to ensure that no financial instrument is entered into with a trading intent which could qualify that exposure as a trading book position. During 2021, no transaction or activity was identified as qualifying as a “trading book” position.  110 Risk Management Disclosure Report 2021

 Market risk 111  In parallel, in order to protect its P&L in accrual terms over a three-year period against fluctuations of its future revenues due to changes in FX rates, the Bank hedges the future interest rate margins denominated in selected main foreign currencies.  Risk Management, as a second line of defence, is in charge of monitoring the daily primary FX position. Finance Directorate Operational Support and Monitoring, as a first line of defence, is in charge of calculating and reporting on a daily basis the primary FX position to the Finance Directorate Treasury that manages the position.  The FX capital requirement is computed based on the net FX position, defined according to the CRD/CRR (Articles 351 to 354), and therefore including FX risk arising from any gold position and Collective Investment Undertakings (CIUs). For the latter, i.e. investments in venture capital and infrastructure funds, the EIB applies the look-through approach.  The net FX position calculated for regulatory purposes differs from the Bank’s accounting-based primary FX position where underlying investments of Investment Funds/CIUs are assumed to be denominated in the same currency as the CIU.  No capital requirement was calculated for foreign exchange risk at the end of 2021, as the net FX position of the EIB Group did not exceed 2% of its regulatory own funds (the “de minimis requirement”).

 11. Interest rate risk in the banking book  Interest rate risk is defined as the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates.  An interest rate risk that is relevant for the Bank is funding spread risk. This refers to the volatility in the economic value of, or in the income derived from, the Bank’s positions due to movements in the funding spread of the Bank. The Bank’s exposure to funding spread risk mainly results from maturity mismatches between its assets and liabilities, implying a future refinancing or reinvesting need which may occur under adverse funding spread conditions. The Bank’s current ALM does not incorporate any formal requirement or limit with regard to funding spread risk management. The funding spread risk is mitigated by a recommended funding maturity profile for the next year, which aims at keeping a controlled maturity transformation between new lending and funding and thus keeping the future refinancing risks limited.  Another interest rate risk is the basis risk, defined as the risk arising from the impact of relative changes in interest rates on interest rate sensitive instruments that even if having similar tenors are priced using different interest rate indices. The Bank’s exposure to basis risk (cross currency and tenor basis) is monitored and subject to specific limits defined per currency and tenor.  Management, monitoring and reporting  The Group follows relevant key principles of the BCBS 34 and the EBA 35 in its management and monitoring of interest rate risk.  As prescribed by these principles the Bank manages the interest rate risk in the banking book (IRRBB) from both earnings (net interest income) and economic value perspectives, seeking to maintain a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank.  The Bank’s risk appetite for IRRBB is set by the Board via two indicators: Risk to Economic Value and Risk to Earnings. It is the responsibility of the Management Committee to approve the choice of an interest rate strategy while remaining within the risk appetite limits set by the Board. The Management Committee is assisted by the ALCO in the management, monitoring and controlling of IRRBB. There is also a permanent working group on interest rate risk monitoring, which was established within the ALCO. The working group’s activities include the review and analysis of interest rate risk exposure and reporting to ALCO on operational actions and consequences.  The Bank measures and reports IRRBB on a daily, weekly and monthly basis in different ways. First line of defence functions are responsible for the daily management and monitoring of the IRRBB, and they report to the ALM division in GR&C-RM on the daily positions vis-à-vis its limits. Reports on Global Interest Rate Risk, Tenor Basis Risk and Cross-Currency Basis Risk are published internally by the ALM division in GR&C-RM for limits monitoring in the context of the operational ALM activities and for  34 See Standards for Interest Rate Risk in the Banking Book (IRRBB) (April 2016).  35 EBA guidelines on the management of interest rate risk arising from non-trading book activities - EBA/GL/2018/02.  112 Risk Management Disclosure Report 2021

position reconciliation with the first line of defence. The ALM division in GR&C-RM also reports key IRRBB risk metrics and their evolution in the EIB Group Risk Report.

Measurement

The EIB measures "Risk to Economic Value" and "Risk to Earnings" which form part of the IRRBB risk appetite setting with Board-approved limits. The own funds of the Bank are benchmarked to a notional portfolio with a target cash flow structure and financial duration. The current target duration is five years.

The EIB performs stress tests[36] to understand the impact on the economic value of own funds using interest rate shocks and performs analysis on the Bank's sensitivity of earnings. Stress testing on the economic value of own funds is performed on a monthly basis. Ad hoc analyses are performed as the case may be, in order to assess risk exposures due to new products and structures, or new market developments. For additional details, refer to the EIB Group consolidated financial statements under IFRS, Note S.4.2 "Interest rate risk".

Interest Rate Risk in the Banking Book - standardised stress test scenarios

The below table presents a stress test analysis of the Group, which measures the impact of the EBA standardised shocks on the economic value of own funds, measured in EUR m.

EUR m **Scenario**	**31.12.2021**	**31.12.2020**
Parallel up	-4,371	-4,932
Parallel down	855	546
Steepener	13	-209
Flattener	-729	-133
Short rate up	596	-1,975
Short rate down	745	475

[36] EBA/GL/2018/02.

Interest rate risk in the banking book 113

 12. Operational risk  Introduction  Operational Risk37 means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk. For the purpose of this document, the risk of losses is considered, pursuant to Article 324 of the CRR, to stem from the following event types: internal or external fraud, employment practices and workplace safety, clients, products and business practices, damage to physical assets, business disruption and system failures and execution delivery and process management.  All EIB Group’s activities may be affected by operational risk and therefore the Group aims to systematically identify, assess and monitor operational risks on a regular basis and ensure that sufficient controls and risk mitigants are in place to limit the Operational Risk exposure.  While the management of the day-to-day Operational Risk exposure is, as a matter of principle, the responsibility of everyone in the Group, the definition of general standards and the implementation of an integrated Operational Risk Management Framework shall be coordinated by dedicated and independent38 Operational Risk Management Function(s) within the EIB and the EIF:  At the EIB, the Operational Risk mandate and its implementation is under the responsibility of the Operational Risk Function, within the Non-Financial Risk Department of the GR&C-OCCO Directorate.  At the EIF, the Operational Risk mandate and its implementation is fulfilled by the Operational Risk Management Function within the Regulation and Information Risk Unit of the Corporate Risk division.  The EIB Group Operational Risk Policy is a key component of the Operational Risk Management Framework. The purpose of the policy is to define the objectives, general principles and framework components to be applied in the Operational Risk Management functions in the EIB Group. The high level EIB Group document is further complemented by more granular process guidelines and procedures developed separately for the EIB and the EIF.  EIB Group’s Operational Risk Management Framework  The EIB Group Operational Risk Management Framework (ORMF), described in the EIB Group Operational Risk Policy, covers four main components: Governance, Risk Appetite, Risk Management Process and Capital Management.  37 The definition of external events excludes cases of client bankruptcy or unfavorable market movements or similar events, which represent triggers for credit and market risk respectively.  38 In line with EBA’s Guidelines on Internal Governance and BCBS’s Principles for Sound Operational Risk Management, independence refers to the Operational Risk function having a reporting structure independent of the risk generating business lines and being responsible for the design, maintenance and ongoing development of the operational risk framework.  114 Risk Management Disclosure Report 2021

 Governance  In line with BBP principles, the management of Operational Risks operates within the three lines of defence (LoD) model. The business lines as the first LoD take risks and are responsible for the day to day management of such risks directly and on a permanent basis. The Operational Risk function as the second LoD is responsible for the implementation of the sound ORMF. This function is managed by the Operational Risk function, within the GR&C-OCCO Directorate. The independent Internal Audit as the third LoD provides assurance to the relevant governing bodies of the appropriateness and efficient implementation of the ORMF. Its responsibilities include independently verifying that the ORMF has been adequately designed and implemented by both the first and second lines of defence.  Operational risk appetite  The EIB Group strives to minimise the risk of losses related to operational failure through the establishment and development of a strong ORMF to provide a systematic and integrated approach to the management of Operational Risk. However, recognising that expected and unexpected losses can occur, the Group defines a certain level of risk appetite and a set of monitoring tools and processes, which together define the Risk Appetite Framework for Operational Risk.  In addition, both the EIB and the EIF put policies, procedures and systems in place in order to minimise Operational Risk losses and remain within the Operational Risk Appetite levels. The EIB Group’s risk appetite for Operational Risk is articulated in the Group Risk Appetite Statement document, which communicates to management, the governing bodies of all Group Entities, employees and other key stakeholders the risk profile the Group is willing to assume in the pursuit of its activities.  Risk Management Process  The ORMF and its implementation is supported by a set of processes and tools, namely:  Risk Identification  The Risk identification is the process whereby Operational Risks are recognised and classified in line with the EIB Group risk taxonomy for Operational Risk and where the risk sources in all business activities and risk drivers (employees, process failure, external, systems) are linked to Operational Risk Events and to their consequences.  All identified risks have an agreed risk owner at the business level who is responsible for assessing, monitoring and managing the risk. All identified risks are categorised in line with the Group risk classification and documented accordingly.  The Risk identification process within the EIB Group is backed by a set of activities, among which the most prominent being:  Risk and control identification and assessment, as part of the Internal Control Framework39  Compliance risk assessment;  Root cause analysis of Operational Risk Events;  Analysis of new products carried out by the New Product Committee (“NPC”) (for the EIB); and the Product and Mandate Committee (“PMC”) (for the EIF);  39 Process owned and managed by FC-ICA in the EIB, and the Compliance function within the EIF’s Risk Management Department area.  Operational risk 115

 116 Risk Management Disclosure Report 2021  Annual risk identification process, across all risk types.  Risk Assessment  Risk assessment is used to assess and quantify the EIB Group’s Operational Risks at EIB Group and to ensure that the appropriate means and resources can be identified and allocated to the management of these risks. Risk assessment also serves to determine the appropriate capital requirements for Operational Risk.  The objectives of the risk assessment process in the EIB Group can be summarised as follows:  To provide detailed and updated information on Operational Risk in relation to the key  business processes of the Group.  To provide Senior Management with an overall picture of the Group's Operational Risk exposure and risk/control framework.  To align the Group’s Operational Risk profile to its Operational Risk Appetite  To align the Group’s Operational Risk management to Best Banking Practice and Best  Market Practices.  The main component of the Operational Risk assessment within the Group is the risk and control assessment, the process managed by FC/-/ICA together with other relevant second lines within the EIB and the Internal Control function at the EIF and governed by the EIB’s Internal Control Framework Policy and the EIF’s Internal Control Framework Policy, respectively.  The EIB Internal Control Framework (‘ICF’) materialises the regular actions implemented by the Bank’s management to (i) identify risks generated by activities under their responsibility (inherent and residual risks), (ii) design adequate controls to cover these, and (iii) be in a position to report thereon. The ICF covers all processes implemented in the Bank. On that basis, the Bank’s senior management issues yearly internal control assurance declarations to the EIB President and the Audit Committee. The ICF’s definition, review and maintenance are administered in line with the EIB ICF Policy approved by the Board of Directors. ICF policy oversight actions are implemented by the ICF Control function (‘ICFC’), which is the second line of defence function.  Similarly to the EIB, the EIF has implemented several processes to manage and monitor Operational Risks, including the EIF Risk and Control Matrix. The Risk Control Matrix identifies the main risks for the EIF inherent to each process or activity, including: a rating of the inherent risk (gross risk), the existing key controls mitigating that risk, and a rating of the residual risk (net risk). For each identified risk, the rating of the inherent risk is based on:  Its potential financial and reputational impact; and  Its estimated likelihood, based on the frequency of the underlying process and the intrinsic complexity/instability of the assessed process.  Risk Mitigation  Risk mitigation activities are designed and implemented in the EIB Group to address and control risks. Risks that cannot be controlled adequately by the Group are addressed to senior management/governing bodies in order to establish whether to accept or to withdraw from the activities generating these risks.

 Risk mitigation activities are an integral part of the regular activities of the Group and involve all organisational and hierarchical levels in order to be effective. Effective mitigation includes processes on the basis of the following process frameworks:  The EIB Group rules, codes and policies as listed under the sub-section “Compliance and conduct risk”;  Segregation of duties between the three lines of defence;  New product approval process;  Sound Internal Control Framework;  Independent risk management and compliance40;  Accounting, record-keeping, valuation, safeguarding and information systems controls;  Independent internal and external audit functions;  Insurance policies.  The Group has policies, guidelines and procedures to control and mitigate Operational Risk. The Group assesses the costs and benefits of alternative risk limitation and control strategies and adjusts its Operational Risk exposure accordingly and in line with its Risk Appetite. As part of the risk mitigation process, the Operational Risk Management function ensures the close monitoring of mitigation actions stemming from Operational Risk Events.  Risk monitoring and reporting  Operational Risk monitoring involves all Services of the EIB Group:  Services undertake a regular review of their risk profile in line with a defined level of risk and a related risk review schedule.  Key Risk Indicators, as defined by the Operational Risk Management Function, are used to monitor on a regular basis the Operational Risk exposures with respect to their related risk appetite, with appropriate actions taken when risk levels are breached.  Operational Risk Events are reported by the Services and collected, reviewed and analysed on a regular basis by the Operational Risk Management Function in order to identify the actual exposure to Operational Risk. This should ensure that root causes are understood, and that any lessons learned from Operational Risk Events are used to improve the controls. All issues and actions relating to Operational Risk Events and out-of-appetite Operational Risks are tracked and monitored by the Operational Risk Management function on a regular basis to ensure timely remediation.  The EIF’s ORM produces on a quarterly basis the Operational Risk report, and the EIF's Compliance function produces the ICF report and coordinates the ISAE-3402 report (assessment of key controls related mandate activities), as well as specific contributions to broader reports as relevant.  ICT risk and information security  ICT risk is defined as the risk of loss due to the inappropriateness or unavailability of systems and data or the inability to change information technology (IT) within a reasonable time and at reasonable cost  40 The independent Compliance function is dedicated to the oversight of the following non-financial risks: compliance risk, conduct risk, operational risk and reputational risk, as defined in the Compliance function’s relevant policies.  Operational risk 117

 118 Risk Management Disclosure Report 2021  when the environment or business requirements change (i.e. agility). This includes risks resulting from inadequate or failed internal systems. Security risk is the risk of incurring losses due to a breach of confidentiality, loss of integrity or unavailability of systems and data due to information security incidents. This includes risks resulting from external events including cyber-attacks or inadequate physical security.  ICT risk and data security are considered to be among the top operational risks in the industry. In response to the increasing complexity and intensity of external threats, and in view of the reliance of the Group’s operations on information technology, the Group is constantly reinforcing both its technical defences (IT Security) and procedural and people capabilities (Information Security), and will continue to do so in line with best banking practice. On the Information Security side, the Group is focused on increasing user awareness of ICT threats and is addressing this need through various events, communication campaigns, risk assessments and training programmes. An information classification scheme is in place, and users are informed of associated best practices with regard to data leakage, prevention of malware and general sound information management. The EIB’s IT Security function as a first line of defence is responsible for deploying technical and operating measures to protect the security of computer systems, networks and other technology assets hosted on the EIB and EIF premises. OCCO Information Security acts as a second line of defence and provides the oversight of activities performed by the first line of defence, cyber-security awareness training and various critical compliance tasks, i.e. SWIFT Customer Security Programme and TARGET2.  These security efforts are intended to protect against attacks by unauthorised parties to obtain access to confidential information, destroy data, disrupt service, sabotage systems or cause other damage.  The Group continues to enhance its cyberdefence capabilities and strengthen its partnerships with the appropriate agencies, such as CERT-EU, in order to address the full spectrum of ICT security risks in its operating environment, enhance defences and improve resiliency against these threats. Third parties with which the Group does business or that facilitate the Group’s business activities could also be sources of ICT risk to the Group. Third-party ICT risk incidents such as system breakdowns or failures, misconduct by the employees of such parties, or attacks could affect their ability to deliver a product or service to the Bank or result in lost or compromised information. To protect the confidentiality, integrity and availability of the Group’s infrastructure, resources and information, the Group ensures that risks are identified and managed.  Regulation EU 2018/1725 (repealing Regulation (EC) No 45/2001 and Decision No 1247/2002/EC) of the European Parliament and of the Council of 23 October 2018 on the protection of natural persons with regard to the processing of personal data by the European Union’s institutions, bodies, offices and agencies, and on the free movement of such data, has now been in force since autumn 2018. The designated Data Protection Officers (‘DPO’) at both the EIB and the EIF ensure that the responsible controllers and processors of personal data are informed about their responsibilities and duties, and provide advice to the organisation and to staff members on all matters related to the implementation of the Regulation. The DPOs also act as the contact point of the EIB and the EIF with the European Data Protection Supervisor (‘EDPS’).

 Operational risk 119  Model risk  Model risk refers to the potential loss an institution may incur, as a consequence of decisions that could be principally based on the output of internal models, due to errors in the development, implementation or use of such models. Model risk can stem from all models used in the EIB Group.  The relevant responsibilities, the process and the guiding principles to be followed as well as the documentation to be produced in order to minimise the model risk are currently governed by the EIB Group Model Risk Management Policy, the EIB’s model validation policy and the EIF’s Model Management Governance Framework, respectively.  The Group Model Risk Management Policy delegates oversight on model risk management across the EIB Group to a Model Risk Committee (MRC), chaired by the GCRO. The policy establishes a Model Risk Management function (MRM function), responsible for the roll-out, maintenance and ongoing day-to- day activities of the model risk management framework.  Models are part of an Inventory of Models, maintained by the Model Validation function within GR&C. Model validation refers to the set of processes and activities intended to minimise model risk by verifying that the models are performing as expected, in line with their objectives and business uses.  As in other areas of risk, the Group follows the three lines of defence approach in model risk management. Accordingly, the first line of defence responsibility is assigned to the model owner. The model owner is defined as the unit(s) responsible for development, operation and maintenance of the model/estimate under consideration. The owner(s) of each model is (are) identified in the Inventory of Models.  The second line of defence role is fulfilled by the GR&C Model Validation function, which acts as a control and advisory function via independent assessment of the models, estimates and related processes developed by other units within the EIB Group. To achieve its goals, GR&C Model Validation follows the appropriate validation methodologies and the validation process. It is also responsible for producing detailed methodological guidelines for the validation of individual models.  Finally, Internal Audit (IA) intervenes as the third line of defence in model risk management, and bears the responsibility for assessing whether the first and second lines of defence can fulfil their roles adequately.  Credit risk models, encompassing Basel II/III Pillar 1, Pillar 2 models and other models in the area of liquidity, interest rate risk, ALM and derivatives together with their processes, data and IT implementation, are subject to regular validation in line with the model validation policy.  Validation activities of models are overseen by specific committees (IRMMC, ALCO and DSMC respectively) or the MRC. The Bank has implemented a tiering methodology for the allocation of models to different tiers based on their use and materiality. While the Tier 1 models (and model changes) are approved by a corresponding committee, the other models (Tier 2 and Tier 3) need to be approved by the Director(s) of the directorates that were identified as model stakeholders.

 120 Risk Management Disclosure Report 2021  Compliance and conduct risk  Compliance is ensured by independent functions under the responsibility of the EIB and the EIF Heads of Compliance. While the Group Chief Risk Officer (GCRO) oversees compliance at the EIB Group level, both functions have direct access to the relevant governing bodies. The Group Chief Compliance Officer (GCCO, heading EIB Compliance) has responsibility for all Non-Financial Risks within the remit of the Group Chief Risk Officer, thus it oversees non-financial risks at Group level, in consultation with the EIF and under the oversight of the GCRO.  The independent Compliance functions are responsible for:  Compliance risk: the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice.  Conduct risk: the current or prospective risk of financial loss, or loss to reputation to the EIB Group arising from cases of misconduct. It excludes prohibited conduct of a member of the EIB Group.  Money laundering and financing of terrorism (ML-FT) risk: the risk that the EIB Group, its governing bodies, staff and counterparties are used for, or are connected with, ML-FT or other criminal activities that constitute a predicate offence for ML-FT.  In order to identify, assess, monitor, control, mitigate and report these non-financial risks, a number of policies, procedures and/or initiatives are in place at Group level, including:  Compliance Risk Assessment (annual exercise) and Compliance Monitoring Programme  Integrity Policy and Compliance Charter  EIB Group Staff Code of Conduct  EIB Group Whistleblowing Policy  EIB Group Data Protection Policy  EIBG Anti-Fraud Policy  Dignity at Work Policy  Management Committee Code of Conduct  Code of Conduct for the members of the Board of Directors of the EIB/EIF  Code of Conduct for the members of the Audit Committee of the EIB/EIF  Staff Regulations  Staff Rules  EIB Group AML-CFT Policy  EIB Group policy towards weakly regulated, non-transparent and non-cooperative jurisdictions and tax good governance41  EIB Group guidelines for the prevention of insider dealing and market manipulation  EIB Group Sanctions Compliance Policy  Internal procedures of the Compliance function that are leverage ratio related .  41 to be replaced by the Market Abuse Policy once effective.

 Anti-money laundering and combatting the financing of terrorism risks are reported on a regular basis to the Management Committee, the Audit Committee and the EIB Board Working Group on tax and compliance. Cases of suspected money laundering and financing of terrorism are reported by each of the EIB and the EIF to the Luxembourg financial intelligence unit.  The EIB Compliance Activity Report provides further details on the topics above and is available on the Bank’s website.  Fraud risk  Fraud risk is the current or prospective risk of losses to the EIBG arising from cases of fraud or other prohibited conduct.  The EIB Group Anti-Fraud Policy (AFP) sets forth the policy in preventing and deterring fraud and other prohibited conduct in the Group’s activities and applies to all members of governing bodies and staff. The AFP assigns a key role in addressing fraud and other forms of prohibited conduct to the Inspectorate General, Fraud Investigations division (IG/IN), which not only has the sole mandate to investigate, but also a significant role in prevention and detection of fraud, including the assessment of fraud risk and its deterrence.  All Group staff have the duty to report any suspicion of fraud promptly to IG/IN for assessment. Allegations concerning money laundering and financing of terrorism are investigated by IG/IN in close cooperation with OCCO/EIF Compliance.  Fraud investigations conducted by IG/IN are reported on a quarterly basis to the Management Committee, the EIF Chief Executive, the Audit Committee and the Audit Board of, respectively, the EIB and the EIF, the European Public Prosecutor’s Office (EPPO) and the European Anti-Fraud Office (OLAF). The Group issues an annual report on its anti-fraud activities, which is available on its website.  Operational Risk Capital requirements measurement  Since 2019, the EIB Group has decided to early adopt the standardised approach (‘SA’) as determined by Basel III standards to replace the Advanced Measurement Approach (AMA).  SA approach  The Basel Committee on Banking Supervision published in December 2017 its standards designated as ‘Basel III: Finalising post-crisis reforms’, stating that the regulatory capital requirements on operational risks will be determined by the standardised approach. Since 2019, the capitalisation of operational risk is based on the new BCBS standardised approach and calculated annually as per the market practice which is based on the EIB Group audited consolidated financial statements. The SA includes:  the Business Indicator (BI) which is a financial statement based proxy for operational risk and comprises three components: the interest, leases and dividend component (ILDC); the services component (SC), and the financial component (FC);  the Business Indicator Component (BIC), which is calculated by multiplying the BI by a set of regulatory determined marginal coefficients; and  the Internal Loss Multiplier (ILM), which is a scaling factor that is based on a bank’s average  historical losses and the BIC.  Operational risk 121

The below templates have been prepared in line with the future disclosure requirements as set out in the version effective as at 1 January 2023 of the BCBS DIS60 document.

Template OR1: Historical losses

The template displays aggregate operational losses incurred over the past six years used in the calculation of operational risk capital charge according to different thresholds.

		a	b	c	d	e	f	g
Amounts are in EUR, unless otherwise indicated		2021	2020	2019	2018	2017	2016	6-year average
	Using €20,000 threshold							
1	Total amount of operational losses net of recoveries (no exclusions)	12,107,482	737,218	601,575	3,894,798	1,557,356	1,713,522	3,435,325
2	Total number of operational risk losses	6	2	6	7	4	8	6
3	Total amount of excluded operational risk losses	-	-	-	-	-	-	-
4	Total number of exclusions	-	-	-	-	-	-	-
5	Total amount of operational losses net of recoveries and net of excluded losses	12,107,482	737,218	601,575	3,894,798	1,557,356	1,713,522	3,779,686
	Using €100,000 threshold							
6	Total amount of operational losses net of recoveries (no exclusions)	11,933,776	721,259	466,469	3,728,587	1,545,355	1,560,222	3,325,945
7	Total number of operational risk losses	2	1	2	4	3	5	3
8	Total amount of excluded operational risk losses	-	-	-	-	-	-	-
9	Total number of exclusions	-	-	-	-	-	-	-
10	Total amount of operational losses net of recoveries and net of excluded losses	11,933,776	721,259	466,469	3,728,587	1,545,355	1,560,222	3,325,945
	Details of operational risk capital calculation							
11	Are losses used to calculate the ILM (yes/no)?	Yes						
12	If "no" in row 11, is the exclusion of internal loss data due to non-compliance with the minimum loss data standards (yes/no)?	n/a						
13	Loss event threshold: €20,000 or €100,000 for the operational risk capital calculation if applicable	€20,000						

122 Risk Management Disclosure Report 2021

Template OR2: Business Indicator and subcomponents

This template displays the Business Indicator and its subcomponents. The Business Indicator is a proxy of operational risk based on the consolidated P&L of the institution, which is incorporated in the calculation of operational risk capital charge.

Amounts are in EUR m, unless otherwise indicated		2021	2020	2019
		a	b	c
	BI and its subcomponents	T	T-1	T-2
1	**Interest, lease and dividend component**	**3,564**		
1a	Interest and lease income	16,474	18,049	24,520
1b	Interest and lease expense	13,285	14,981	21,477
1c	Interest earning assets	549,642	537,640	538,202
1d	Dividend income	839	275	279
2	**Service component**	**685**		
2a	Fee and commission income	574	485	429
2b	Fee and commission expense	434	328	252
2c	Other operating income	- 1	5	6
2d	Other operating expense	191	178	197
3	**Financial component**	**114**		
3a	Net P&L on the trading book	-	-	-
3b	Net P&L on the banking book	52	- 177	113
4	**BI**	**4,363**		
5	**Business indicator component (BIC)**	**624**		
6a	BI gross of excluded divested activities	-		
6b	Reduction in BI due to excluded divested activities	4,363		

Template OR3: Minimum required operational risk capital

This template provides details on the calculation of the capital charge for operational risk. One can see from the template below that the EIBG's operational losses are low relative to its Business Indicator components, meaning the Group is required to hold lower capital due to the incorporation of internal losses in the calculation methodology.

Amounts are in EUR m, unless otherwise indicated		a
1	Business indicator component (BIC)	624
2	Internal loss multiplier (ILM)	62%
3	Minimum required operational risk capital (ORC)	386
4	Operational risk RWEA	4,819

Operational risk 123

 124 Risk Management Disclosure Report 2021  Other material risks  Pension and health insurance risks  Pension and health insurance risks are defined as the risks of losses due to the volatility of the Group’s pension and health insurance liabilities. The Group manages pension plans and a health insurance scheme for its staff and MC members, the characteristics of which are presented in Notes A 2.11 and L of the EIB Group consolidated financial statements under EU Accounting Directives.  The EIB Group does not have segregated pension assets, it is therefore not exposed to pension fund related investment risk and does not have to deduct any (net) pension assets from its own funds as provided by Article 41 of the CRR. Pension and health insurance risks stem primarily from a potential increase of the Group’s obligations under adverse conditions impacting either the future benefits to be served to the members of the pension and health insurance schemes or the (net present) valuation of such benefits.  The EIF’s staff pension scheme is a defined-benefit scheme financed by contributions from staff and the EIF which covers all employees.  Pensions are managed by the Bank’s Pension Scheme Regulations while the Health Insurance Scheme is managed by the EIB’s Staff Rules and corresponding procedures at EIF level.  Both the Bank and the EIF have a Pensions Board, which provides oversight of the pension scheme and is responsible for implementing the provisions governing the scheme. It also ensures consistent and systematic adherence to actuarial principles.  The Bank’s and the EIF’s exposure to actuarial risks is appraised in line with the respective accounting standards, which value the accrued benefits, by reference to their projected amount at the date of payment. Contribution levels are reviewed periodically to reflect the evolution of actuarial parameters (interest rate, inflation, longevity, salary increase, healthcare cost, etc.) and minimise the risk of future deficits.  The interest rate risk arising from pension and health insurance obligations is managed within the Group’s overall interest rate exposure as these long-term obligations are an integral part of the liabilities of the Group. As per its interest rate risk (IRR) strategy, the Bank currently maintains a duration of own funds of five years for its overall exposure to interest rate risk.  Salary increase, inflation, longevity and healthcare cost risks are analysed within the annual actuarial report to the Pensions Board; while these risks are not hedged, parameters are calibrated on long- term trends, resulting in a prudent valuation of the obligations.  The Pensions Boards receive an annual report from the external actuary on the status of the pension scheme which includes a sensitivity analysis of the main factors impacting pensions, namely discount rate changes, increases in salary, inflation, life expectancy and healthcare costs. The results of the risk sensitivity analysis performed by the external actuary are provided in Note L of the consolidated financial statements under EU AD.

 Other material risks 125  The Pensions Boards also issue an annual report setting out the main developments in the Bank’s and the EIF’s pension schemes, along with a summary of the work carried out by the Boards and an update of key financial and actuarial data.  The Bank’s and the EIF’s Health Insurance Scheme is administered with a view to balancing benefits and contributions. The Health Insurance Scheme Committee examines the financial situation of the Health Insurance Scheme and each year draws up a report that is submitted to the Management Committee. An actuarial valuation of the Health Insurance Scheme obligations is performed once a year.  Reputational risk  Reputational risk is the risk that arises from negative perception on the part of customers, counterparties, shareholders, investors, debt-holders, market analysts other relevant parties or regulators that can adversely affect an institution’s ability to maintain existing, or establish new business relationships and continued access to sources of funding.  Reputational risk is governed by Group policies and procedures mentioned in the Operational risk section.  Climate change and environmental risks  Climate change and environmental risks refer both to risks of negative impacts on the Group (transition risks and physical risks) and to risks of negative impacts on the climate.  Both kinds of risk may arise from the Group’s own operations and may occur throughout the value chain, both upstream, in the supply chain, and downstream, including the exposure that the Group’s customers have on their own to climate change and environmental risks.  Risk of negative impact on the company  Transition risks are risks to the company that arise from the transition to a low-carbon, climate-resilient and more environmentally sustainable economy. These include, among others:  Policy risks, for example as a result of energy efficiency requirements, carbon-pricing mechanisms which increase the price of fossil fuels, or policies to encourage sustainable land use.  Legal risks, for example the risk of litigation for failing to avoid or minimise adverse impacts on the climate, or failing to adapt to climate change.  Technology risks, for example if a technology with a less damaging impact on the climate replaces a technology that is more damaging to the climate.  Market risks, for example if the choices of consumers and business customers shift towards products and services that are less damaging to the climate.  Reputational risks, for example the difficulty of attracting and retaining customers, employees,  business partners and investors if a company has a reputation for damaging the climate.

 126 Risk Management Disclosure Report 2021  Generally speaking, a company with a higher negative impact on the climate will be more exposed to transition risks.  Physical risks are risks to the company that arise from the physical effects of climate change, including more frequent extreme weather events and gradual changes in climate, as well as of environmental degradation, such as air, water and land pollution, water stress, biodiversity loss and deforestation. They include, among others:  Acute physical risks, which arise from particular events, especially weather-related events such as storms, floods, fires or heatwaves, that may damage production facilities and disrupt value chains.  Chronic physical risks, which arise from longer-term changes in the climate and environmental degradation, such as temperature changes, rising sea levels, reduced water availability, biodiversity loss, changes in land and soil productivity, habitat destruction and resource scarcity.  The exposure of a company to physical risks does not directly depend on whether or not that company has a negative impact on the climate.  Risks of negative impacts on the climate  Some examples of risks of negative impacts on the climate are:  A company’s industrial production facility might directly emit greenhouse gases (GHGs) into the atmosphere.  The energy that a company buys to run its operations might have been produced from fossil fuels.  The products that a company makes might require the consumption of fossil fuels, for example in the case of cars that run on petrol or diesel.  The production of materials used by the company might result in GHG emissions upstream in its value chain. This may be the case for companies that use materials such as cement or  aluminium in their production processes. Similarly, a company producing or processing forest or agricultural commodities, including in sectors such as the food, apparel or wood processing  industries, could potentially be causing, directly or indirectly, land-use change including  deforestation and forest degradation and related GHG emissions.  Project level climate risk assessment  In relation to climate change, the EIB’s approach to managing physical climate risk in projects is rooted in the understanding that risk resulting from a changing climate is highly local in nature – varying between countries and within countries. As a result, reducing physical climate risk requires an assessment of the vulnerability to physical climate risk at the project level to secure good performance and protect investments from the threats brought about by a changing climate.  The EIB has mainstreamed a climate-risk tool into project appraisal to systematically assess physical climate risk in direct lending. The climate risk assessment (CRA) system is a business process that helps

 Other material risks 127  the EIB and its clients understand how climate change may affect their projects and identify adaptation measures.  The CRA system is the cornerstone of the EIB’s alignment framework in what concerns climate-resilient development. It ensures increased climate-resilience of EIB operations and is in line with EIB reporting requirements for financing in developing countries. It supports the EIB’s climate target by ensuring some level of adaptation financing in a large number of EIB projects, particularly infrastructure lending. This approach also enhances opportunities for dialogue with public and private sector clients on the need to address physical climate risks based on evidence and reported risks, thus making a strong case for building climate resilience in investments a sound financial practice.  The CRA system was introduced in February 2019 in a pilot version and is regularly enhanced to support EIB commitments as the EU climate bank and ensure that all its operations are adapted to current weather variability and future climate changes.  Counterparty level climate risk assessment  In addition to the CRA at project level, the EIB Group has started to strengthen its capabilities to manage the financial risks arising from climate change and environment (in stock and flow) by developing counterparty-level climate-risk and environment assessment models.  Climate risk screening tools were developed in 2020 and further enhanced in 2021 for each of the EIB’s main credit segments to assess the climate risk for its counterparties (rather than projects), and for the EIF’s intermediated equity portfolio. Overall, the methodology captures physical risk, transition risk and a mitigation/adaptation capacity for each counterparty (albeit the structure of each model is different) and provides a climate score from 1 (low risk) to 5 (high risk).  The output of the screening tools will enable the EIB Group to map (by sector, geography, rating, and economic sector) and benchmark all its counterparties according to their climate risk exposure. Furthermore, the aggregation of the outputs of the screening tools is used as a basis of climate risk reporting and in the future, it is foreseen to feed into the wider risk framework and decision making process (e.g. approval phase, monitoring, RAF, stress testing, capital planning).  In addition, there are other tools and policies in place or in the process of implementation to mitigate the impact from climate change risks on the EIB Group’s operations, namely:  The resilience of projects to physical risks is assessed and, whenever needed, enhanced through the project level CRA described above.  The Energy Lending Policy, already in place, preventing the EIB Group from financing fossil fuels related operations.  An increased shadow cost of carbon is used in the economic appraisal of projects, penalising projects that increase emissions, thereby filtering out more risky projects.  Aligning all financing activities to the goals and principles of the Paris Agreement. During  2021, the Group developed the PATH framework to assess the alignment of counterparties with the low carbon and resilience goals of the Paris Agreement.  Should quick de-risking be sought, the EIB Group could potentially put in place some of the measures provided for in its Recovery Plan, such as assets disposals or the use of risk transfer techniques.

 128 Risk Management Disclosure Report 2021  Starting from 2021, all counterparts are scored with the screening tools at the appraisal stage, and on a yearly basis as part of the annual counterpart review. It is important to note that, in view of the highly unpredictable nature of climate risk, monitoring throughout loan life is key to make sure counterparties’ climate risk profiles, as assessed at the appraisal stage, do not deteriorate over time. Moreover, the legacy portfolio, with assets of potentially still long maturities, is likely to have a higher exposure to climate risk.  Reporting in line with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD).  The EIB Group has been at the forefront of sustainability reporting for over a decade. In the context of the Climate Bank Roadmap, the EIB Group enhanced its climate-related disclosures by publishing its first TCFD report in 2021. Adding the TCFD framework reflected the Group’s enhanced ambitions in the climate space, as well as its commitment towards transparency and accountability. The second EIB Group TCFD report published in 2022 is available here.  The current set of sustainability-related reports issued annually by the Group includes: the flagship Sustainability Report, the Carbon Footprint Report, the Environmental Statement, the Global Reporting Initiative (GRI) disclosures, the Sustainability Accounting Standard Board (SASB) report, and the TCFD report. All publications are available on the EIB’s and the EIF’s website.  Climate Bank Roadmap  Further details on the Group’s climate and environmental risk management are available in the Climate Bank Roadmap document published on the EIB’s official website.

 Remuneration policy 129  Remuneration  Introduction  The EIB is not formally subject to regulatory requirements on remuneration and does not fall within the scope of application of the provisions of CRD V and CRR II. The specificities of the Bank as a public institution and financing body of the EU, the non-profit making basis of its operations and its strategy driven by public policy objectives, among others, are key features that distinguish the EIB from commercial banks. However, reflecting its statutory duty to conform with best banking practice (“BBP”), as per the BBP Guiding Principles, the EIB complies with relevant EU banking rules and guidelines on remuneration, in line with the principles determined by the competent EIB governing bodies.  CRD V provides under Article 92(2) for the proportionality principle, stating that institutions should apply the remuneration principle: “for categories of staff whose professional activities have a material impact on the institution's risk profile, institutions comply with the following requirements in a manner that is appropriate to their size, internal organisation and the nature, scope and complexity of their activities”. Due to the EIB’s non-profit nature and internal governance mechanisms, limiting decision- taking at individual level, the EIB is considered as a risk-averse organisation.  The EIB governing bodies acknowledge that the Bank cannot adhere to all remuneration regulatory requirements applicable to commercial banks since it is bound to operate within the limits set out by its statutory framework. Therefore, the EIB governing bodies have adopted an adapted approach as regards the applicability of EU regulatory requirements on remuneration, as enshrined in the BBP framework of the Bank.  The EIF, as a standalone institution, is not subject to prudential banking or other regulatory supervision. However, in accordance with its Statutes, the EIF bases its activities on sound banking principles or other sound commercial principles and practices as applicable (Best market practices, or “BMP”). The EIF’s ability to commit to internal governance regulatory requirements applicable to commercial banks related to remuneration, remains subject to the limits set out by its statutory framework, the applicability of regulation equivalent policies in light of its classification under any relevant regulations and by the policy framework applicable to the EIB Group, including BBP on consolidation and risk oversight. Therefore, the EIF has adopted an adapted approach with regard to the governance of remuneration, identified staff and remuneration structure.  The present chapter provides detailed qualitative and quantitative information on EIB Group’s remuneration policies and practices, as required under Article 450 of CRR II.  EIB Group annual self-assessment  Remuneration policy  In the context of complying with the BBP framework, the EIB has developed the “EIB Remuneration Framework”, a policy document that describes and summarises the key principles for consistent and coherent design, implementation and monitoring of remuneration practices across the organisation as required under CRD V. This document has been approved by the EIB governing bodies and was published on the EIB’s official website in December 2021. The “EIB Remuneration Framework”

 consolidates and summarises the existing key elements of the EIB’s policies and practices on remuneration. It sets the framework for defining and implementing compensation practices consistently across the EIB.  The EIF shares its remuneration structure with the EIB and the relevant policies and procedures are aligned across both institutions. The “EIF Remuneration Framework”42 was designed following the approach set out in the EIB Remuneration Framework, taking into account the specificities of the EIF, for instance its business activities, governance and organisational structure.  The EIB’s and the EIF’s remuneration frameworks are consistent with and promote sound and effective risk management, and do not encourage risk-taking that exceeds the level of tolerated risk at Group level. They are in line with the business strategy, objectives, values and long-term interests of the Group and incorporate measures to avoid conflicts of interest.  The EIB’s remuneration framework supports the mission and needs of the organisation and its staff members. It reflects the long-term interests of its shareholders and is aligned with the organisation’s best banking practice. The key principles are applied to the entire Bank and are reflected in the remuneration practices for employees in all areas of the Bank’s activity. The key principles of the remuneration framework are as follows:  Compliance with relevant regulatory requirements as best banking practice;  Clear governance on remuneration;  Remuneration based on sustainable performance;  Attraction, motivation and retention of talented staff.  As well as the key principles listed above, the EIF Remuneration Framework includes the principles of equal pay and alignment with the EIB Remuneration Framework, in line with the EIF Board of Directors commitment to full alignment on employment status.  Governance on remuneration  As per the regulatory requirements, all significant institutions must establish risk, nomination and remuneration committees to advise the management body in its supervisory function and prepare the decisions to be taken by this body. Delegating to committees does not in any way release the management body in its supervisory function from collectively fulfilling its duties and responsibilities.  In line with the BBP framework applicable to the EIB, a Committee on Staff Remuneration and Budget has been established within the Board of Directors. The Committee on Staff Remuneration and Budget discusses proposals and makes recommendations concerning budget and staff remuneration matters in preparation for the subsequent debates and decisions in the full Board session. The Committee on Staff Remuneration and Budget met six times in 2021.  In line with the EIF Board of Directors’ decision to commit to full intragroup alignment on employment status, an EIF Committee on Staff Remuneration has not been established. Consequently, the EIF Chief Executive retains the responsibility for proposals to the EIF Board of Directors made based on corresponding decisions taken by the EIB Board of Directors.  Identified staff  CRD V requires institutions to determine their Identified Staff following a specific annual process, on the basis of the quantitative and qualitative criteria developed by the EBA.  42 The “EIF Remuneration Framework” was approved in April 2022 and will be published on the EIF’s website.  130 Risk Management Disclosure Report 2021

 At the EIB Group, the self-assessment for defining the Identified Staff is based on the EBA criteria, also taking into consideration also the following elements:  The proportionality principle provided by allowing exemptions from the application of some of the remuneration principles;  The application of waivers permitted by the relevant authorities of the Member States at the level of institution and/or at the level of identified staff;  Practices existing across the private financial institutions showing the application of exemptions based on remuneration thresholds;  Factors related to the internal organisation, nature, scope and complexity of the EIB’s activities.  Therefore, as endorsed by the EIB governing bodies, the EIB defined its Identified Staff as the members of the MC, the Directors General43 and Directors44, considering that they have been entrusted with high responsibility for the institution, its strategy and activities and therefore have a material impact on the institution’s risk profile.  Likewise, the EIF definition of Identified Staff includes the Chief Executive, the Deputy Chief Executive and the Senior Management Cadre45. Whilst the Chief Executive and the Deputy Chief Executive are not staff members, for the purpose of the EIF Remuneration Framework, they are included in the Identified Staff population.  Remuneration structure  The EIB’s remuneration structure recognises the EIB’s dual role as a bank and a European public policy- driven institution by providing a total remuneration package that is aligned to private and public financial market practices.  The remuneration structure makes a clear distinction between fixed and variable remuneration and provides for a cap of variable vs. fixed remuneration in line with CRD V:  The Fixed remuneration constitutes the predominant component of total remuneration;  The Variable remuneration is the secondary component of total remuneration and does not contribute to excessive risk taking as its collective part is rather substantial and the levels of variable reward are moderate in comparison to regulatory thresholds and the private sector.  Since 2010, at Group level, individual variable rewards have been limited to a maximum of 35% of an employee’s annual salary (for the net performance award over the gross annual base salary, or the equivalent of about 60% if calculated as the gross performance award over the gross annual base salary).  The variable remuneration budget is approved by the Board of Directors on an annual basis. It amounts to a limited proportion of the overall staff budget available for the respective calendar year, and thus does not limit the Bank’s ability to maintain a sound capital base. The size of the variable remuneration is directly linked to the Bank’s overall performance, as measured against the organisation’s Key Performance Indicators46 (KPIs). If the Bank’s KPIs remain below a set target, variable pay could be either reduced or fully suspended for the respective performance year.  43 The “Director General” title is internally associated with function SC/9.  44 The “Director” title is internally associated with function SC/8.  45 The Senior Management Cadre at the EIF is internally associated with function SC/8.  46 The full set of the Bank’s KPIs is provided in EIB’s Operational Plan.  Remuneration policy 131

 Moreover, the restrictions on the payment of variable remuneration in the context of capital conservation measures are applicable to the EIB under the BBP framework: “MDA” and “L-MDA” related regulatory requirements apply to the EIB in respect of the payment of variable remuneration. It should be noted that current Group RAF triggers are above the MDA and L-MDA thresholds, hence management actions and/or recovery options are considered even before any relevant breach.  The EIB Group promotes equal treatment of staff members through the maintenance of a single salary spine for all employees and the consistent application of rules and procedures for all remuneration elements. Without prejudice to assigning different performance objectives to staff in control functions47, the remuneration structure for all staff also applies to staff in control functions.  The Group remuneration policies and structure are compliant with the principle of equal pay for female and male employees for equal work or work of equal value, as both institutions have had in place, for many years now, mechanisms to ensure that staff decisions, including rewards, are gender neutral. Furthermore, in 2020 and 2021, the EIB and the EIF respectively obtained the EDGE (Economic Dividends for Gender Equality) certification for gender equality. The outcome of the assessment showed that the pay gap is statistically insignificant, according to the EDGE standards.  Performance-related awards are provided to eligible staff members in the form of one-time annual cash payments. They consist of two components:  the Bank Award, rewarding collective performance, and  the Individual Performance Award, rewarding individual performance.  Similarly, the EIF remuneration structure makes a clear distinction between fixed and variable remuneration and provides a cap for variable vs. fixed remuneration, in line with regulatory requirements. Variable remuneration at the EIF includes payments depending on performance. The overall variable remuneration pool is dependent on the EIF’s overall performance in terms of its policy objectives and the generation of an appropriate return on its resources. 100% of both policy and financial objectives will deliver the full award pool budgeted in the EIF Corporate Operational Plan (COP). In line with the EIB approach, performance-related rewards at the EIF consist of a Fund Award and an Individual Award.  In line with the relevant regulations, particular attention is paid to avoid incentive elements in variable compensation that may induce behaviours not aligned with the EIF risk appetite. The remuneration framework at the EIF is risk-aligned and consistent with the maintenance of a sound capital base.  Neither the EIB, nor the EIF grant other types of variable remuneration, such as long-term incentive plans, guaranteed variable remuneration or retention bonuses. In addition, due to the EIB’s nature, strategy and business model, a number of regulatory requirements (such as pay-out in instruments and shareholding requirements) cannot be applied at the Bank. Similarly, and due to the annual bonus structure, regulatory requirements such as malus, clawback and deferrals are not applicable at the EIB Group.  47 The control functions at the EIB consist of the Group Risk and Compliance Directorate and the Internal Audit Department. At the EIF, the control functions comprise the Risk Management Department, including Compliance, and the EIB Internal Audit Department, acting under a service level agreement and pursuant to the EIBG Internal Audit Charter.  132 Risk Management Disclosure Report 2021

14.3. 2021 EIB Group remuneration data

The content of this section is based on the qualitative and quantitative remuneration disclosure requirements outlined in Article 450 of the amended CRR.

Remuneration of Identified Group Staff

Following the self-assessment process, the EIB Group indentified 12 member of the Management function (10 MC members at the EIB and the Chief Executive and the Deputy Chief Executive at the EIF) and 83 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2021.

The remuneration of the MC members is set by the Board of Governors and does not include individual rewards nor the Bank's performance objectives. The emoluments of the members of the MC (President and Vice-Presidents of the EIB) are aligned with those of the President and Vice-Presidents of the European Commission, respectively. As such, any decisions taken with regard to the establishment of the remuneration principles has no impact on their remuneration.

The remuneration structure of the EIB Directors General and Directors, who are members of the senior management of the Bank, follows the remuneration structure applicable to all staff (i.e.: fixed remuneration, allowances, benefits and variable remuneration).

The fixed and variable remuneration of the EIF Chief Executive and the Deputy Chief Executive are set by the EIF Board of Directors. The remuneration of the EIF Senior Management Cadre follows the remuneration structure applicable to all staff, following the Group approach.

The remuneration of the Identified Staff is detailed in the tables below:

Template EU REM1 - Remuneration awarded for the financial year

The template below displays the remuneration structure of Group's Identified staff (staff who have an impact on the institution's risk profile). The EIB Group indentified 12 member of the Management function (10 MC members at the EIB and the Executive Chief and the Deputy Chief Executive at the EIF) and 83 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2021.

			a	b	c	d
Amounts are in EUR thousand, unless otherwise indicated			MB Supervisory function	MB Management function	Other senior management	Other identified staff
1	Fixed remuneration	Number of identified staff	-	12	83	-
2		**Total fixed remuneration**	-	**3,379**	**19,684**	-
3		Of which: cash-based	-	3,379	19,684	-
4		(Not applicable in the EU)				
EU-4a		Of which: shares or equivalent ownership interests	-	-	-	-
5		Of which: share-linked instruments or equivalent non-cash instruments	-	-	-	-
EU-5x		Of which: other instruments	-	-	-	-
6		(Not applicable in the EU)				

Remuneration policy 133

 134 Risk Management Disclosure Report 2021  7  Of which: other forms  -  -  -  -  8  (Not applicable in the EU)  9  Variable remuneration  Number of identified staff  -  12  83  -  10  Total variable remuneration  -  250  6,707  -  11  Of which: cash-based  -  250  6,707  -  12  Of which: deferred  -  -  -  -  EU-13a  Of which: shares or equivalent ownership interests  -  -  -  -  EU-14a  Of which: deferred  -  -  -  -  EU-13b  Of which: share-linked instruments or equivalent non-cash instruments  -  -  -  -  EU-14b  Of which: deferred  -  -  -  -  EU-14x  Of which: other instruments  -  -  -  -  EU-14y  Of which: deferred  -  -  -  -  15  Of which: other forms  -  -  -  -  16  Of which: deferred  -  -  -  -  17  Total remuneration (2 + 10)  -  3,629  26,391  -

Template EU REM5 - Information on remuneration of staff whose professional activities have a material impact on institutions' risk profile (identified staff)

The template below splits the total remuneration of identified staff by business lines and type of remuneration (fixed vs. variable). The "Investment banking" category is the most similar activity to that of the Group and includes staff in the FI, OPS, PJ, and TMR Directorates and corresponding EIF business lines. The "Corporate Functions" category includes staff in the CS, FC, IG, JU, MC and SG Directorates and equivalent EIF functions. The "Independent internal control functions" category includes staff in the GR&C and IA Directorates. EIB seconded staff at the EIF are included in the "Investment banking" category.

		a	b	c	d	e	f	g	h	i	j
		Management body remuneration			Business areas						
Amounts are in EUR thousand, unless otherwise indicated		MB Supervisory function	MB Management function	Total MB	Investment banking	Retail banking	Asset management	Corporate functions	Independent internal control functions	All other	Total
1	**Total number of identified staff**										**95**
2	Of which: members of the MB		12	12							
3	Of which: other senior management				39	-	-	35	9	-	
4	Of which: other identified staff				-	-	-	-	-	-	
5	**Total remuneration of identified staff**	-	**3,629**	**3,629**	**12,727**	-	-	**10,801**	**2,862**	-	
6	Of which: variable remuneration	-	250	250	3,184	-	-	2,802	721	-	
7	Of which: fixed remuneration	-	3,379	3,379	9,543	-	-	7,999	2,141	-	

Remuneration policy 135

 136 Risk Management Disclosure Report 2021  Remuneration of members of the management and supervisory function for 2021  The compensation of the EIB’s and the EIF’s governing bodies is defined by their respective governance framework. Compensation of members the governing bodies is composed of fixed allowances, fees or indemnities payable for attendance at meetings and aiming to cover expenses related to such.  The members of the Board of Governors receive no remuneration from the Bank. Likewise, the EIF General Meeting is a non-remunerated governing body.  The remuneration of the members of the EIB Board of Directors is composed of a fixed attendance allowance, for each meeting day in which they participate, and a flat-rate subsistence allowance, to cover expenses if they have to stay overnight at the place of the meeting. The attendance allowance corresponds to EUR 600. The flat-rate subsistence allowance corresponds to EUR 250 for each hotel night. The Bank also reimburses their travel expenses in respect of their attendance at meetings. The attendance allowance amount has been kept constant in nominal terms (i.e. no increase for inflation) since 2002.  The remuneration of the members of the EIF Board of Directors consists of an attendance fee of EUR 300 per meeting, a flat-rate daily allowance of EUR 220 to cover expenses, and the reimbursement of travel expenses.  AC members do not receive remuneration from the Bank. For each meeting of the AC that they attend, members and observers of the AC receive a daily attendance emolument of EUR 1,500 a day. The Bank pays a flat-rate subsistence allowance of EUR 250 in addition to the reimbursement of travel expenses incurred by individual AC members. AC members do not receive a bonus and are not paid for preparation times between the meetings.  The remuneration of the members of the EIF Audit Board consists of an attendance fee of EUR 1,500 per meeting, a flat-rate daily allowance of EUR 200 to cover expenses, and the reimbursement of travel expenses.  The remuneration of the EIB MC members is disclosed under the “Identified Staff” sub-section.

 Abbreviations 137  Appendix  Appendix I - Overview of EIB Group EIB  The European Investment Bank was created by the Treaty of Rome in 1958 as the long-term lending institution of the European Union (‘EU’). The EIB enjoys legal personality and financial autonomy and is endowed with its own decision-making bodies. The EIB’s Statute is drawn up as a Protocol (No 5) annexed to the Treaty on European Union (‘TEU’) and the Treaty on the Functioning of the European Union (‘TFEU’). In accordance with Article 51 TEU, it forms an integral part of both Treaties.  In accordance with its statutory framework, the mission of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States (‘MS’). To achieve this, the EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. Due to the particular nature of the EIB, its mission and its shareholder structure, there are a number of key aspects that differentiate the EIB from commercial banks:  Governance  Under its Statute the EIB is governed by a three-layer structure: the Board of Governors (‘BoG’), the Board of Directors (‘BoD’) and the Management Committee (‘MC’).  Supervision  The EIB is neither subject to requirements for an authorisation nor supervised by an external supervisory banking authority, and consequently is not subject to the Supervisory Review and Evaluation Process (‘SREP’). Notwithstanding, the Bank is committed through its Statute to conform to best banking practice (‘BBP’), which includes adherence to relevant EU banking legislation and guidelines, in line with the principles determined by the competent EIB governing bodies. The Audit Committee (‘AC’), as part of its statutory duties, is required to verify, and report to the Board of Governors, that the activities of the Bank conform to best banking practice applicable to it. According to the EIB’s BBP Guiding Principles, the EIB should assess and determine which best banking practice rules apply to it on an individual as well as on a consolidated basis. Furthermore, the Audit Committee is in the process of implementing an internal review and evaluation process (the “EIB REP”) – as per the EIB Review and Evaluation Process Guiding Principles and its Implementing Rules. The process is framed by a review and evaluation approach and methodology specific to the EIB Group, taking into account its nature, policy mission, specific tasks and governance structure. The EIB REP will support the Audit Committee in its role to verify that the EIB complies with applicable BBP.  Public policy-driven, operating on a non-profit-making basis  The EIB differs considerably from commercial banks in that its activity is driven by public policy objectives and it operates on a non-profit-making basis, as specified in Article 309 TFEU. As such, the Bank does not have a specific statutory target for return on equity, but rather aims at generating an

 138 Risk Management Disclosure Report 2021  income that shall enable it to meet its obligations, cover its expenses and risks and build up a reserve fund.  Taxation  The EIB is not subject to national taxation and benefits from the provisions of the Protocol on Privileges and Immunities annexed to the EU Treaties (Protocol No 7).  Financial protection and preferred creditor status  The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU sovereign exposures on maturity. The EIB’s exposures to the EU Member States benefit from the EIB’s preferred creditor status. Such exposures are treated as posing no risk of loss to the EIB and are therefore not taken into account for the purposes of determining the EIB’s capital requirements. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses included in debt instruments issued by EU sovereigns. When operating outside the EU, the EIB is deemed to enjoy treatment comparable to that of other international financial institutions.  Mandate business  The EIB originates business on its own risk, and to a lesser extent, through a risk-sharing mechanism by which a third party – the mandator – provides credit enhancement to the EIB or on behalf of third parties at their own risk.  Shareholder structure  The EIB’s shareholders comprise all EU Member States, which in addition to paid-in capital also commit to providing additional capital to such extent as may be required for the Bank to meet its obligations, upon the request of the EIB (callable capital).  Accounting standards  The EIB uses the EU Accounting Directives for its stand-alone statutory accounts and the International Financial Reporting Standards as adopted by the EU for its consolidated financial statements. Since 2009 a second set of consolidated financial statements has been produced under the EU Accounting Directives.  EIF  The EIF was established in 1994 by decision of the Board of Governors of the EIB, with legal personality and financial autonomy.  The EIF is a specialist provider of risk finance to small and medium-sized enterprises (‘SMEs’). It develops and implements equity and debt financial instruments which respond to the current financing needs of European businesses.  Similarly to the EIB, there are a number of important aspects that differentiate the EIF from commercial players. The following elements apply to the EIF:

 Abbreviations 139  Governance  Under its Statutes the EIF is also governed by a three-layer structure: the General Meeting, the Board of Directors and the Chief Executive.  Supervision  The EIF is not subject to prudential supervision but is committed through its Statutes to basing its activities on sound banking principles or other sound commercial principles, as applicable. The EIF Audit Board is responsible for the annual audit of EIF and it shall confirm that the EIF operations have been carried out in compliance with its Statutes and Rules of Procedure.  Public policy-driven organisation  The EIF differs from commercial players in that its task is to contribute to the objectives of the European Union. The level of remuneration or other income sought by the EIF shall be determined in such a way as to reflect risks incurred, cover operating expenses, establish necessary reserves and generate an appropriate return on its resources.  Taxation  The EIF is not subject to national taxation and benefits from the Protocol on Privileges and Immunities of the European Union annexed to the TFEU (Protocol No 7).  Financial protection and preferred creditor status  In line with the EIB, the EIF’s specific status under EU law is deemed to guarantee a full recovery of the EU sovereign exposures on maturity. The EIF’s exposures to the EU Member States are deemed to benefit from the EIF’s preferred creditor status and are therefore treated as posing no risk of loss to the EIF. However, similarly to other creditors, the EIF is bound by the majority decision based on collective action clauses included in debt instruments issued by EU Sovereigns.  Mandate business  The EIF finances part of its operations out of its own resources. In addition, the EIF may accept the task of administering resources entrusted to it by third parties (mandates). The majority of the EIF’s operations are currently funded under Mandates governed by specific mandate agreements. Under such mandates, the EIF deploys financial instruments in the form of cash investments, guarantees or other forms of credit enhancement.  Shareholder structure  The EIF’s shareholders comprise the EIB (59.4%), the European Union (30.0%), and financial institutions (10.6%). The EIF’s shareholders have committed to providing additional capital (up to 80% of the par value of each share - callable capital) in addition to paid-in capital upon request by the EIF General Meeting and to the extent required for the EIF to meet its liabilities towards its creditors.  Accounting standards  The EIF statutory financial statements are prepared in accordance with IFRS Standards as adopted by the EU.

15.2. Appendix II - Abbreviations

ABS	Asset Backed Securities
AC	Audit Committee
AFP	Anti-Fraud Policy
ALCO	Assets & Liabilities Committee
ALM	Asset and Liability Management
AMA	Advanced Measurement Approach (for operational risk)
AML	Anti-Money Laundering
ASF	Available Stable Funding
AT1	Additional Tier 1 (Capital)
AVA	Additional value adjustments
BBP	Best banking practice
BCBS	Basel Committee on Banking Supervision
BCL	Banque Centrale du Luxembourg
BIC	Business Indicator Component
BoD	Board of Directors
BoG	Board of Governors
CAD	Capital adequacy
CBR	Climate Bank Roadmap
CCF	Credit Conversion Factor
CCP	Central Counterparty Clearing houses
CCR	Counterparty Credit Risk
CEF	Connecting Europe Facility
CEM	Current Exposure Method
CET1	Common equity Tier 1 (Capital)
CFT	Combating the Financing of Terrorism
CIUs	Collective Investment Undertakings

140 Risk Management Disclosure Report 2021

Abbreviations 141  CRA  Climate risk assessment  CRCF  Credit Risk Control function  CRD IV/CRR  CRD V/CRR II  Capital Requirements Directive IV and Regulation  Capital Requirements Directive V and Regulation II  CRGs  Credit Risk Guidelines  CRM  Credit Risk Mitigation  CS  Corporate Services Directorate  CSA  Credit Support Annex  CVA  Credit Value Adjustment  DPD  Days past due  DPO  Data Protection Officer  DSMC  Derivatives Strategy and Models Committee  EAD  Exposure at default  EBA  European Banking Authority  EBRD  European Bank for Reconstruction and Development  EC  European Commission  ECB  European Central Bank  ECC  Ethics and Compliance Committee  EDGE  Economic Dividends for Gender Equality  EDPS  European Data Protection Supervisor  EFSI  European Fund for Strategic Investments  EIB  European Investment Bank  EIF  European Investment Fund  EIG  Equity Investments & Guarantees Department  EL  Expected loss  ELM  External Lending Mandate  EMP  Equity monitoring procedures

 142 Risk Management Disclosure Report 2021  EREM  EIB Group Risk Enhancement Mandate  ERG  Equity Risk Guidelines  ERPG  Equity Risk Policy Guidelines  EPPO  European Public Prosecutor`s Office  ESG  Environmental, Social, Governance  ESMA  European Securities and Markets Authority  EU  European Union  EU AD  EU Accounting Directives  EWS  Early Warning Signals  FC  Financial Control Directorate  FI  Finance Directorate  FRGs  Financial Risk Guidelines  FX  Foreign exchange  GCCO  Group Chief Compliance Officer  GEMs  Global Emerging Market Risk  GHG  Greenhouse gas  GLR  General Loan Reserve  GMRA  Global Master Repurchase Agreement  GCFP  Group Contingency Funding Plan  GCRO  Group Chief Risk Officer  GCSP  Group Capital Sustainability Policy  GRI  Global Reporting Initiative  GRMC  Group Risk Management Charter  GRMF  Group Risk Management Framework  GR&C  Group Risk and Compliance Directorate  G-SIB  Global Systemically Important Bank  G&S  Guarantees & Securitisations

 Abbreviations 143  GWWR  General Wrong-Way risk  HQLA  High Quality Liquid Assets  IA  Internal Audit  IBOR  InterBank Offered Rate  ICAAP  Internal Capital Adequacy Assessment Process  ICT  Information and Communication Technology  ICF  Internal control framework  ICFC  ICF Control function  ICT  Information and Communication Technologies  IFRS  International Financial Reporting Standards  IIW  Infrastructure and Innovation Window  ILAAP  Internal Liquidity Adequacy Assessment Process  ILM  Internal Loss Multiplier  IMM  Internal Model Method (for counterparty credit risk)  INCF  Infrastructure and Climate Fund Facility  IRB  Internal Ratings Based (approach for credit risk)  IRC  Investment Risk Committee  IRM  Internal Rating Methodology  IRMMC  Internal Rating Models Maintenance Committee  IRRBB  Interest Rate Risk in the Banking Book  ISAE  International Standard on Assurance Engagements  ISDA  International Swaps and Derivatives Association  IG  Inspectorate General Directorate  ITS  Implementing Technical Standards  KPI  Key Performance Indicator  JU  Legal Directorate

 144 Risk Management Disclosure Report 2021  LCR  Liquidity Coverage Ratio  LEF  Large Exposure Framework  LG  Loan Grading  LGD  Loss Given Default  LoD  Line of defence  LTA  Look-through Approach  MBA  Mandate Based Approach  MC  Management Committee  MDA  Maximum Distributable Amount  MIR  Minimum Internal rating  MRC  Model Risk Committee  MREL  Minimum requirement for own funds and eligible liabilities  MRM  Model Risk Management function  MS  Member States  MtM  Mark to Market  NDICI  Neighbourhood, Development and International Cooperation Instrument  NPC  New Product Committee  NPE  Non Performing Exposures  NPL  Non Performing Loans  NSFR  Net Stable Funding Ratio  OCCO  Office of the Chief Compliance Officer  OLAF  European Anti-Fraud Office  OP  Operational Plan  OPS  Operations Directorates  ORM  Operational Risk Management  ORMF  Operational Risk Management Framework  OTC  Over-the-counter

 Abbreviations 145  PATH  Paris Alignment for Counterparties  PCS  Preferred creditor status  PD  Probability of Default  PJ  Projects Directorate  PMC  Product and Mandate Committee  PSE  Public Sector Entity  RAF  Risk Appetite Framework  RAS  Risk Appetite Statement  RCR  Risk Capital Resources  REP  Review and Evaluation Process  RM  Risk management  RP  Recovery Plan  RPC  Risk Policy Committee  RSF  Required Stable Funding  RSI  Risk Sharing Instrument  RWEA  Risk weighted exposure amounts  SA  Standardised approach  SASB  Sustainability Accounting Standards Board  SAR  Special Activities Reserve  SEC-ERBA  Securitisation External Ratings Based Approach  SEC-IRBA  Securitisation IRB Approach  SEC-SA  Securitisation Standardised Approach  SFT  Securities Financing Transactions  SG  Secretariat General  SLP  Securities Liquidity Portfolio  SMEs  Small and medium-sized enterprises  SPC  Senior Private Credit

 146 Risk Management Disclosure Report 2021  SREP  Supervisory review and evaluation process  SSPA  Sub-sovereign public authority  SSPE  Securitisation special purpose entity  STS  Simple, transparent and standardised  SWWR  Specific Wrong Way risk  S&P  Standard & Poors  T2  TCFD  Tier 2 (Capital)  Task Force on Climate-related Financial Disclosures  TEU  Treaty on European Union  TFEU  Treaty on the Functioning of the European Union  TLAC  Total loss-absorbing capacity  TMR  Transaction Management and Restructuring Directorate  TPR  Transaction and Portfolio Risk division  UTP  Unlikely To Pay  VaR  Value at Risk

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